Exhibit 10.1

Execution Version

SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION FINANCING AGREEMENT

dated as of January 6, 2023

among

CLOVIS ONCOLOGY, INC.,

as Borrower and Company,

CERTAIN SUBSIDIARIES OF BORROWER,

as Guarantors,

THE VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO

AND

TOP IV TALENTS, LLC,

as Administrative Agent

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- ii -

- iii -

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APPENDICES:	A-1	Tranche A Term Loan Commitments
	A-2	Initial Prepetition Rolled Indebtedness
	A-3	Additional Prepetition Rolled Indebtedness
	B	Notice Addresses

ANNEXES
	A-1	Rubraca Milestones
	A-2	FAP Milestones
	A-3	Chapter 11 Case Milestones
	B-1	Effective Date Approved Budget
	B-2	Effective Date Approved Cash Flow Forecast
	C	FAP Approved Stalking Horse APA

SCHEDULES
	P-1	Borrower Permitted Priority Liens
	4.1	Jurisdictions of Organization and Qualification
	4.11	Tax Matters
	4.12	Real Property
	4.14	Environmental Matters
	4.24(b) – (f)	Intellectual Property
	4.25	Insurance
	4.28	Bank Accounts and Securities Accounts
	4.34(d) – (e)	Regulatory Compliance
	4.35	Government Contracts
	5.21	Certain Post-Closing Matters
	6.3	Petition Date Liens
	6.7	Certain Investments
	6.18	Indebtedness

EXHIBITS:	A	Funding Notice
	B	Form of Financial Officer Certification
	C	Form of Assignment and Assumption Agreement
	D	Form of Certificate Regarding Non-Bank Status
	E	Form of Effective Date Certificate
	F	Lucitanib Product
	G	Form of Bi-Weekly Reporting
	H	Form of Flash Report
	I	Form of Progress Report
	J	Program Expenses

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SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION FINANCING AGREEMENT

This SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION FINANCING AGREEMENT, dated as of January 6, 2023, is entered into by and among CLOVIS ONCOLOGY, INC., a Delaware corporation (“Company” or “Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders from time to time party hereto and TOP IV TALENTS, LLC (“TOP IV Talents”), as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities, “Administrative Agent”).

WITNESSETH:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, on December 11, 2022 (the “Petition Date”), Company, Clovis UK and Clovis Ireland (each, in its capacity as a debtor in possession, a “Debtor” and, collectively, the “Debtors”), commenced chapter 11 proceedings, jointly administered at case number 22-11292-JKS (collectively, the “Case”), by filing with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) voluntary petitions for relief under chapter 11 of the Bankruptcy Code and the Debtors have continued to operate their businesses as debtors in possession pursuant to sections 1107 and 1108 thereof;

WHEREAS, prior to the Petition Date, the Prepetition Lenders provided secured debt financing to Borrower, guaranteed by Clovis UK and Clovis Ireland, dated as of May 1, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date, the “Prepetition Financing Agreement”), by and among Borrower, Clovis UK and Clovis Ireland, as guarantors, TOP IV SPV GP, LLC, as Prepetition Agent, and the Prepetition Lenders;

WHEREAS, Borrower has requested, and the Lenders have agreed to provide, Borrower with a secured superpriority debtor-in-possession term loan credit facility in an aggregate principal amount not to exceed $75,000,000 (including Tranche B Term Loans) subject to the terms and conditions set forth in this Agreement, the DIP Orders, and the other Loan Documents, and in consideration therefor, Borrower has agreed, among other things, to grant (x) a first priority security interest in all of its assets (other than Excluded Property and the Permitted Junior Collateral) and (y) a second priority security interest in the Permitted Junior Collateral that is junior only to the Liens of the Permitted Priority Secured Parties on the Permitted Junior Collateral, in each case, to secure the Obligations, subject to the terms and conditions set forth in the Loan Documents; and

WHEREAS, as consideration for the provision of such term loan credit facility, Clovis UK and Clovis Ireland have agreed, among other things, to guarantee the Obligations and to grant (x) a first priority security interest in all of their assets (other than Excluded Property and the Permitted Junior Collateral) and (y) a second priority security interest in the Permitted Junior Collateral that is junior only to the Liens of the Permitted Priority Secured Parties on the Permitted Junior Collateral, in each case, to secure the Obligations, subject to the terms and conditions set forth in the Loan Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“2024 Convertible Senior Notes (2019 Issuance)” means the 4.50% Convertible Senior Notes due 2024 in an aggregate principal amount of $85,782,000 issued under that certain Indenture, dated as of August 13, 2019, by and among Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as may be amended, supplemented or otherwise modified from time to time (x) prior to the Petition Date and (y) with the written consent of the Required Lenders on and after the Petition Date.

“2024 Convertible Senior Notes (2020 Issuance)” means 4.50% Convertible Senior Notes due 2024 in an aggregate principal amount of $57,500,000 issued under the Indenture, dated as of November 17, 2020, by and among Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as may be amended, supplemented or otherwise modified from time to time (x) prior to the Petition Date and (y) with the written consent of the Required Lenders on and after the Petition Date.

“2025 Convertible Senior Notes” means the 1.25% Convertible Senior Notes due 2025 in aggregate principal amount of $300,000,000 issued under that certain Indenture, dated as of April 19, 2018, by and among Company and The Bank of New York Mellon Trust Company, N.A., as trustee, and that First Supplemental Indenture thereto dated as of April 19, 2018, as may be amended, supplemented or otherwise modified from time to time (x) prior to the Petition Date and (y) with the written consent of the Required Lenders on and after the Petition Date.

“3BP” means 3B Pharmaceuticals GmbH, a limited liability company organized and existing under the laws of Germany.

“3BP Agreement” means that certain License and Collaboration Agreement, effective as of September 20, 2019, by and between 3BP and Company.

“Acceptable Intercreditor Agreement” has the meaning assigned to such term in Section 9.11.

“Acceptable Plan” means a Chapter 11 Plan that is in form and substance acceptable to the Required Lenders and that, among other things, provides for the (i) subject to Approved Wind-Down Procedures, establishment of a trust or other vehicle to wind-down the Debtors’ estates and (ii) issuance of an instrument for the CVRs, in each case, in form and substance acceptable to the Required Lenders.

“Additional Prepetition Rolled Indebtedness” means, with respect to each Initial Lender, the amount of Prepetition Obligations owing to such Initial Lender in the amount set forth across from such Initial Lender’s name on Appendix A-3 (as such Appendix A-3 may be amended, modified or supplemented by Administrative Agent in accordance with Section 10.5(e)); provided, that, if on the Final DIP Order Entry Date the aggregate amount of Prepetition Obligations owing to such Initial Lender is less than the amount set forth across from such Initial Lender’s name on Appendix A-3, such Initial Lender’s Additional Prepetition Rolled Indebtedness shall be all of the Prepetition Obligations owing to such Initial Lender on the Final DIP Order Entry Date (which amount shall be determined by Administrative Agent and shall be conclusive absent manifest error). For the avoidance of doubt, the aggregate amount of the Initial Lenders’ Additional Prepetition Rolled Indebtedness on the Effective Date is $10,000,000.

“Additional Tranche A Term Loan” has the meaning assigned to such term in Section 2.1(a)(ii) (it being understood and agreed that “Additional Tranche A Term Loans” shall include all PIK Interest capitalized thereon in accordance with Section 2.4(c)).

“Additional Tranche A Term Loan Availability Period” means the period beginning on the first Business Day after the Final DIP Order Entry Date and ending on 11:59 pm (New York City time) on the Additional Tranche A Term Loan Commitments Termination Date.

“Additional Tranche A Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Additional Tranche A Term Loan and “Additional Tranche A Term Loan Commitments” means such commitments of all such Lenders in the aggregate. The amount of each Lender’s Additional Tranche A Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Additional Tranche A Term Loan Commitments as of the Effective Date is $15,000,000.

“Additional Tranche A Term Loan Commitments Termination Date” means the date that is forty-five (45) days after the Final DIP Order Entry Date (or such later date as may be consented to in writing by Administrative Agent acting at the direction of all Lenders with unused Additional Tranche A Term Loan Commitments).

“Additional Tranche B Term Loans” has the meaning specified in Section 2.1(b) (it being understood and agreed that “Additional Tranche B Term Loans” shall include all PIK Interest capitalized thereon in accordance with Section 2.4(c)).

“Adequate Protection Claims” has the meaning specified in the DIP Orders.

“Adequate Protection Liens” means the liens granted to the Prepetition Secured Parties pursuant to paragraph 6(a) of the Interim DIP Order and any equivalent provisions of the Final DIP Order.

“Adequate Protection Obligations” has the meaning specified in the DIP Orders.

“Adequate Protection Payments” means the payments the Debtors are authorized and directed to provide to the Prepetition Secured Parties pursuant to paragraph 6(c) of the Interim DIP Order and any equivalent provisions of the Final DIP Order.

“Administrative Agent’s Account” means an account at a bank designated by Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to Administrative Agent under this Agreement and the other Loan Documents.

“Administrative Agent Fee” has the meaning specified in Section 2.7(c).

“Advenchen” means Advenchen Laboratories LLC, a company organized and existing under the laws of California.

“Advenchen Agreement” means that certain Development and Commercialization Agreement, dated as of October 24, 2008, EOS and Advenchen, as amended.

“Advenchen SPA” means that certain Stock Purchase Agreement, dated November 19, 2013, among Borrower, EOS, its shareholders, and Sofinnova Capital V FCPR.

“Adverse Proceeding” means any action, suit, claim (including any Environmental Claim), proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any mediator or arbitrator, whether pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened against Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall Administrative Agent or any Lender or any of their Affiliates or Related Funds be considered an “Affiliate” of any Loan Party.

“Agent’s Advisors” means Weil, Gotshal & Manges LLP, as primary and English counsel to Administrative Agent and the Initial Lenders, Mintz, Levin, Cohn, Ferris, Globsky and Popeo, P.C., as U.S. healthcare regulatory counsel to Administrative Agent and the Initial Lenders, Arthur Cox LLP, as Irish counsel to Administrative Agent and the Initial Lenders, Richards, Layton & Finger, PA, as Delaware counsel to Administrative Agent and the Initial Lenders, Ducera Partners LLC as financial advisor to Administrative Agent and the Initial Lenders, and any reasonably necessary additional counsel(s) engaged by Administrative Agent or the Initial Lenders (taken as a whole) in any relevant jurisdiction (in addition to Delaware, Ireland and England) or relevant specialty.

“Aggregate Amounts Due” has the meaning specified in Section 2.13.

“Aggregate Payments” has the meaning specified in Section 7.2.

“Agreed Rubraca Wind-Down Budget” has the meaning specified in Section 5.23(c).

“Agreement” means this Secured Superpriority Debtor-in-Possession Financing Agreement and any annexes, exhibits and schedules attached hereto as it may be amended, supplemented or otherwise modified from time to time in accordance with and subject to the terms and conditions of this Agreement.

“Anti-Corruption Laws” means all Requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the Criminal Justice (Corruption Offences) Act 2018 of Ireland and the anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Loan Parties do business.

“Anti-Terrorism Laws” means any Requirement of Law relating to terrorism or money laundering, including, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (the “Bank Secrecy Act”), (c) the USA Patriot Act, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) any economic or financial sanctions or trade embargoes or restrictive measures imposed, administered or enforced by (i) the United Nations or the United Nations Security Council; (ii) the EU Council or Commission; (iii) the UK government, including those administered or enforced by His Majesty’s Treasury of the UK or (iv) the Irish government, including those administered or enforced by the Central Bank of Ireland; (f) the United Kingdom Proceeds of Crime Act 2002 and the United Kingdom Terrorism Act 2000, (g) the Irish Criminal Justice (Money Laundering and Terrorist Financing) Act 2010;

(h) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (i) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (j) any similar anti-terrorism-related laws enacted in the United States or any other jurisdictions in which the parties to this Agreement or their Subsidiaries operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced.

“Approved Budget” means the Initial Approved Budget until updated, amended or modified in accordance with Section 5.1(d)(iii). For the avoidance of doubt, the Approved Budget as in effect on the Effective Date is attached hereto as Annex B-1.

“Approved Cash Flow Forecast” means the Initial Approved Cash Flow Forecast until updated, amended or modified in accordance with Section 5.1(d)(i). For the avoidance of doubt, the Approved Cash Flow Forecast as in effect on the Effective Date is attached hereto as Annex B-2.

“Approved Wind-Down Procedures” means a wind-down of the Loan Parties’ estates pursuant to procedures (whether set forth in an Acceptable Plan or otherwise) that are acceptable to the Required Lenders; provided that the requirement that such procedures be acceptable to the Required Lenders shall not give any Lender the right to hinder or delay any wind-down of the Loan Parties’ estates that is otherwise permitted by Section 5.23 (subject to any notice requirements set forth therein).

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or sublicense or other disposition to (other than to any Loan Party), or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Loan Party’s or any of their respective Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Person. For purposes of clarification, “Asset Sale” shall include (a) the sale or other disposition for value of any contracts, (b) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, (c) the early termination or modification of any contract resulting in the receipt by any Loan Party of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification in accordance with the applicable contract (without giving effect to any amendment or modification thereof setting forth a termination or modification payment)), (d) any sale of accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party or Subsidiary thereof and (e) any revenue interest monetization transaction or royalty monetization transaction with respect to licenses or sublicenses of the intellectual property owned or controlled by Company or any of its Subsidiaries, including but not limited to sales of royalty streams, royalty bonds and other royalty financings, synthetic royalty and revenue interest transactions and hybrid monetization transactions.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by Administrative Agent and, to the extent any such amendments or modifications affect the rights or obligations of Company, Company.

“ATHENA Trial” means that certain clinical trial of the Rubraca Product, identified by the ClinicalTrials.gov identifier NCT03522246.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, director, company secretary or treasurer.

“Automatic Stay” means the automatic stay imposed under section 362 of the Bankruptcy Code.

“Available Additional Financing” means any irrevocable commitment by any Lender or Affiliate thereof to provide (or any actual provision by any Lender or Affiliate thereof) additional secured debt financing to Borrower (that has been consented to by the Required Lenders) on terms and conditions substantially similar to those applicable to the Tranche A Term Loans.

“Avoidance Action” means any and all avoidance, recovery, or other similar claims or causes of action that may be brought by or on behalf of any Debtor or its estate under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 544, 545, 547 through and including sections 550 of the Bankruptcy Code.

“AZ Agreement” means that certain Patent License Agreement by and between AstraZeneca UK Limited and Company, dated as of April 20, 2012.

“Bankruptcy Code” means title 11 of the United States Code.

“Beneficiary” means Administrative Agent, each Lender and the other Secured Parties.

“Blocked Person” means any Person:

(a) that is (i) publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) resides, is organized, incorporated or chartered, or has a place of business in a country or territory subject to a comprehensive OFAC sanctions or embargo program, or (iii) is otherwise prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Anti-Terrorism Law;

(b) that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above; or

(c) which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.

“BMS Agreement” means the Master Clinical Trial Collaboration Agreement by and between Bristol-Myers Squibb Company and Company, dated July 31, 2017, as amended August 23, 2018 and February 25, 2019, and as may be further amended from time to time in accordance with this Agreement.

“Board of Directors” means, (a) with respect to any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means (a) a borrowing of a Tranche A Term Loan under this Agreement or (b) a roll-up of a Prepetition Obligations into Tranche B Term Loans on the Initial Draw Credit Date or the Final DIP Order Entry Date, as the context may require, under this Agreement (it being understood and agreed that the capitalization of any PIK Interest in accordance with Section 2.4(c) shall not constitute a Borrowing).

“Budget Event” means any of the following:

(a) the actual amount of aggregate Cash disbursements of the type described in any Operating Disbursements Line Item (excluding, for the avoidance of doubt, Capital Expenditures Line Items and Restructuring Costs Line Items) of Borrower and its Subsidiaries during any Budget Test Period shall exceed 115% of the projected aggregate Cash disbursements of Borrower and its Subsidiaries set forth in the Operating Disbursements Line Items (excluding, for the avoidance of doubt, Capital Expenditures Line Items and Restructuring Costs Line Items) in the Approved Cash Flow Forecast for such Budget Test Period;

(b) the actual amount of aggregate Cash disbursements of the type described in any Capital Expenditures Line Items of Borrower and its Subsidiaries during any Budget Test Period shall exceed the greater of (x) 110% of the projected aggregate Cash disbursements of Borrower and its Subsidiaries set forth in the Capital Expenditures Line Items in the Approved Cash Flow Forecast for such Budget Test Period and (y) $500,000; or

(c) the aggregate amount of Professional Fees (which, for the avoidance of doubt, does not include Agent’s Advisors) paid, reimbursed, accrued, invoiced or otherwise arising (without duplication) during any Budget Test Period shall exceed 125% of the projected Professional Fees (which, for the avoidance of doubt, does not include Agent’s Advisors) of Borrower and its Subsidiaries in the Restructuring Costs Line Items in the Approved Cash Flow Forecast for such Budget Test Period.

“Budget Reference Period” means the period beginning on the Petition Date and ending on the most recently occurring Saturday (it being understood and agreed that each Budget Reference Period shall include such Saturday on which the Budget Reference Period ends).

“Budget Test Period” means (a) with respect to clauses (a) and (b) of definition of Budget Event, first, the period from the Petition Date through and including the second Saturday to occur following the Petition Date (the “Initial Budget Test Period End Date”) (it being understood and agreed that such Budget Test Period shall include the Initial Budget Test Period End Date), and thereafter, each consecutive fourteen (14) day period ending on each Saturday after the Initial Budget Test Period End Date (it being understood and agreed that such Budget Test Period shall include the Saturday on which such Budget Test Period ends), and (b) with respect to clause (c) of the definition of Budget Event, first, the period from the Petition Date through and including the fourth Saturday to occur after the Petition Date (the “Initial Professional Fees Budget Test Period End Date”) (it being understood and agreed that such Budget Test Period shall include the Initial Professional Fees Budget Test Period End Date), and thereafter, each consecutive twenty-eight (28) day period ending on each Saturday after the Initial Professional Fees Budget Test Period End Date (it being understood and agreed that such Budget Test Period shall include the Saturday on which such Budget Test Period ends). For the avoidance of doubt, (x) each of the foregoing periods of time shall individually be considered a “Budget Test Period”, (y) a Budget Test Period shall be considered to have expired on the last day of such Budget Test Period and (z) a Budget Test Period shall be considered to have expired (1) with respect to clauses (a) and (b) of the definition of Budget Event, on the Initial Budget Test Period End Date and on every Saturday after the Initial Budget Test Period End Date, and (2) with respect to clause (a) of the definition of Budget Event, on the Initial Professional Fees Budget Test Period End Date and on every Saturday after the Initial Professional Fees Budget Test Period End Date.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close.

“Capital Expenditures Line Items” means, collectively, the Cash disbursement line items in the Approved Cash Flow Forecast under the header “Capital Expenditures” (or words of like import) (if any) (it being understood and agreed that as of the Effective Date no such line items exist in the Approved Cash Flow Forecast).

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP (without giving effect to FASB Topic 840 (Leases)), is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for federal income Tax purposes).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or share capital of a company, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that, for the avoidance of doubt, debt convertible into Capital Stock (or into any combination of Cash and shares of Capital Stock based on the value of that Capital Stock) will be deemed not to constitute Capital Stock unless actually so converted.

“Carve-Out” has the meaning specified in the DIP Orders.

“Carve-Out Trigger Notice” means a written notice by Administrative Agent (acting at the written direction of the Required Lenders) delivered by email to counsel to the Debtors invoking the Carve-Out, which notice may be delivered at any time after the occurrence, and during the continuation, of an Event of Default as set forth in this Agreement.

“Case” has the meaning specified in the recitals to this Agreement.

“Cash” means cash, money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A 1 from S&P or at least P 1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized or incorporated under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than One Hundred Million Dollars ($100,000,000); (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than Five Hundred Million Dollars ($500,000,000), and (iii) has the highest rating obtainable from either S&P or Moody’s; and (f) instruments equivalent to those referred to clauses (a) through (e) denominated in (i) Euros, (ii) Pounds Sterling, (iii) Danish Kroner and (iv) Swiss Franc.

“Cash Management Order” means an order entered by the Bankruptcy Court, in form and substance reasonably acceptable to the Required Lenders, governing the Debtors’ cash management system (it being understood and agreed that the Cash Management Order of the Bankruptcy Court entered on December 14, 2022 is acceptable).

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit D.

“Change of Control” means, at any time, any of the following occurrences:

(a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of 50.1% or more on a fully diluted basis of the voting interest in the Capital Stock of Borrower or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of Borrower;

(b) Borrower shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of each Loan Party and each of their respective Subsidiaries (on the Effective Date); or

(c) the majority of the seats (other than vacant seats) on the Board of Directors (or similar governing body) of Borrower cease to be occupied by Persons who either (i) were members of the Board of Directors of Borrower on the Effective Date, or (ii) were nominated for election by the Board of Directors of Borrower, a majority of whom were directors on the Effective Date or whose election or nomination for election was previously approved by a majority of such directors.

“Chapter 11 Case Milestones” means the milestones set forth on Annex A-3 (as may be extended in accordance with Section 5.15).

“Chapter 11 Plan” means a plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with the Case.

“Clinical Study Protocol” means the protocol in the form provided or made available in the data room on the date hereof for the ATHENA Trial, as the same may be amended in accordance with the terms of this Agreement.

“Clovis Ireland” means Clovis Oncology Ireland Limited, a private company limited by shares, incorporated under the laws of Ireland with company number 630017.

“Clovis UK” means Clovis Oncology UK Limited, a company incorporated under the laws of England and Wales with a registered number of 07334654.

“Collateral” means, collectively, all of the personal, intellectual and mixed property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Loan Party upon which a Lien is granted or purported to be granted by such Loan Party pursuant to any DIP Order and/or any other Collateral Document, as security for the Obligations or similar term (including, for the avoidance of doubt (i) “Charged Property” as defined (as applicable) in any English Security Document or Irish Security Document, (ii) the proceeds of the Loan Parties’ interests in the FAP Product, FAP Assets and the 3BP Agreement, inclusive of any proceeds realized by the Loan Parties in connection with the FAP Sale Transaction and all amounts deposited in the FAP Lockbox Account, (iii) the Loan Parties’ interests in all other assets to be sold or otherwise transferred pursuant to the terms of the Sale Transactions, and any proceeds thereof (including proceeds in any Lockbox Account or escrow account, including Segregated Cure Costs), (iv) the Loan Parties’ interests in the agreements governing the Sale Transactions, and any proceeds thereof, and (v) on and after the Final DIP Order Entry Date, the proceeds of Avoidance Actions whether now or previously existing or hereafter acquired or arising), but excluding, in each case, any Excluded Property.

“Collateral Documents” means the Pledge and Security Agreement, the Intellectual Property Security Agreements, the DIP Orders, the English Share Charge, the English Debenture, and the Irish Security Documents, any Control Agreement, the Acceptable Intercreditor Agreement, and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, for the benefit of Secured Parties, a Lien on any real, personal (including intellectual property) or mixed property of that Loan Party as security for the Obligations, in each case, as such Collateral Documents may be amended or otherwise modified from time to time, in accordance with and subject to the terms and conditions hereof and thereof.

“Combination Product” has the meaning set forth in the definition of Net Sales.

“Commercialize” means to manufacture for sale, market, promote, otherwise offer for sale, distribute and sell any Product; provided that, for the avoidance of doubt, other than to the extent set forth in any Rubraca Alternative Transaction Notice (subject to any limitations on compliance therewith set forth in Section 5.20), Borrower and its Subsidiaries shall have no obligation to actively market or promote the Rubraca Product with efforts that are greater than those that were being made on or about the Petition Date.

“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of any Product, that level of efforts and resources commonly dedicated in the research-based pharmaceutical industry by a company to the development or commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and status of such product, other relevant scientific, technical and commercial factors and the then-current financial position of Borrower and its Subsidiaries (including, without limitation, the availability of necessary financing); provided that, for the avoidance of doubt, other than to the extent set forth in any Rubraca Alternative Transaction Notice (subject to any limitations on compliance therewith set forth in Section 5.20), the use of “Commercially Reasonable Efforts” shall not require Borrower or any of its Subsidiaries to actively market or promote the Rubraca Product with efforts that are greater than those that were being made on or about the Petition Date.

“Commitment” means, with respect to any Lender, such Lender’s Tranche A Term Loan Commitments.

“Commitment Fees” has the meaning specified in Section 2.7(a).

“Commitment Letter” means that certain Commitment Letter (including all annexes, exhibits and schedules thereto), dated as of December 16, 2022, executed and delivered by the Initial Lenders and acknowledged and agreed by Borrower.

“Committee” means the official committee of unsecured creditors appointed in the Case pursuant to section 1102(a) of the Bankruptcy Code on December 22, 2022 [Docket No. 129].

“Company” has the meaning specified in the preamble hereto.

“Competing Product” means any product, other than another Product, containing an active pharmaceutical ingredient or biologic targeting a similar disease or indication for which any Product is being Developed or Commercialized, alone or in combination with one or more other active ingredients.

“Competitor” means (x) the Persons engaged primarily in substantially the same business as Company, which is the business of discovery, development, manufacturing, selling, licensing and/or other commercialization of oncology pharmaceutical products in the United States and Europe that were identified via email from Borrower (or its counsel) to Administrative Agent (or its counsel) on December 30, 2022 and (y) the Affiliates of such Person referred to in the foregoing clause (x) (other than a Debt Fund Affiliate) as of the date of any applicable proposed assignment or participation to the extent that such Affiliate is clearly identifiable (on the basis of the similarity of such Affiliate’s name to the name of the Competitor).

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement, license, or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the United Kingdom Pensions Act 2004.

“Control Agreement” means, in the case of a Securities Account or Deposit Account located in (i) the United States, a control agreement, in form and substance satisfactory to Administrative Agent, executed and delivered by Borrower or a Guarantor, Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), (ii) England and Wales, a notice substantially in form of the applicable schedule to the English Debenture, executed by Clovis UK (or other applicable Loan Party) and which has been delivered to the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) in accordance with the terms of the English Debenture, or (iii) Ireland, a notice substantially in the form of the applicable schedule to the Irish Debenture, executed by Clovis Ireland (or other applicable Loan Party) and which has been delivered to the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) in accordance with the terms of the Irish Debenture.

“Controlled Account” means each Deposit Account and Securities Account of any Loan Party which is subject to a Control Agreement.

“Convertible Notes” means the 2024 Convertible Senior Notes (2019 Issuance), 2024 Convertible Senior Notes (2020 Issuance) and the 2025 Convertible Senior Notes.

“Credit Date” means the date of a Borrowing.

“CRO” has the meaning specified in Section 5.17.

“CRO Trigger Event” means any one of Paul E. Gross, Patrick J. Mahaffy or Daniel W. Muehl ceases to be an active employee of Borrower with the same title and level of responsibility such individual had on the Petition Date.

“Currency Agreement” means any agreement in which the currency referenced therein is not Dollars.

“CVRs” has the meaning specified in Section 1.7.

“Debt Fund Affiliate” means a bona fide debt fund, investment vehicle, financial services institution, lender, commercial bank, insurance company, investment or mutual fund that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and/or bonds and/or similar extensions of credit in the ordinary course of business.

“Debtor” has the meaning set forth in the recitals hereto.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, scheme of arrangement, restructuring plan, administration, company voluntary arrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Deductions” has the meaning set forth in the definition of Net Sales.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.6.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Develop” and “Development” means to conduct clinical and non-clinical research and development activities for any Product, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical trials, regulatory affairs, pharmacovigilance and clinical trial regulatory activities for the purpose of obtaining and maintaining Regulatory Approval.

“DIP Orders” means the Interim DIP Order and/or the Final DIP Order, as applicable, as each may be amended or otherwise modified with the prior written consent of Administrative Agent (acting at the direction of the Required Lenders).

“Disputes” has the meaning set forth in Section 4.24(d).

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in Cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Capital Stock that would constitute Disqualified Capital Stock, in each case of clauses (a) through (d), prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Effective Date” means the first date on which all of the conditions precedent set forth in Section 3.1 are satisfied or waived by the Lenders in accordance with Section 10.5 (it being understood and agreed that the Effective Date occurred on January 6, 2023).

“Effective Date Certificate” means an Effective Date Certificate substantially in the form of Exhibit E.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Related Fund (any two (2) or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which other entity extends credit or buys loans as one of its or its Affiliates’ businesses, and (c) any other Person (other than a natural Person) that is approved by Administrative Agent; provided, (i) neither Borrower nor any Affiliate of Borrower shall be an Eligible Assignee and (ii) unless either (x) an Event of Default has occurred and is continuing or (y) Company otherwise consents in writing (which consent may be withheld by Company in its sole discretion), no Competitor or Ineligible Institution shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any complaint, summons, citation, investigation, notice, directive, notice of violation, order, claim, demand, action, suit, litigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority or any other Person, relating to or arising out of (a) any threatened, actual or alleged violation of, non-compliance with, or liability under, any Environmental Law; (b) any Hazardous Material or any actual or alleged Hazardous Materials Activity; (c) pollution or injury to the environment, natural resource, any Person (including wrongful death) or property (real or personal) in connection with Hazardous Materials or actual or alleged violations of or non-compliance with Environmental Laws; or (d) actual or alleged Releases or threatened Releases of Hazardous Materials either (i) on, in, at, under, or from any assets, properties or businesses currently or formerly owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest, (ii) from adjoining or nearby properties or businesses, or (iii) on, in, at, under, or from any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any or any of their respective predecessors or Affiliates.

“Environmental Laws” means any Requirements of Law relating to, governing or regulating (a) the manufacture, generation, use, handling, processing, distribution, labeling, storage, transportation, treatment, disposal or arranging for the disposal, or Release or threatened Release of, or exposure to, Hazardous Materials; or (b) human health and occupational safety (as it pertains to exposure to Hazardous Materials), land use or the pollution or protection of the environment or natural resources.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses (including monies paid in settlement), damages, punitive damages, natural resources damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations, feasibility studies and natural resource damage assessments), fines, penalties, sanctions and interest incurred in connection with any Remedial Action, any Environmental Claim, or any other claim or demand by any Governmental Authority or any Person that relates to, or arises directly or indirectly from, or based upon any (i) actual or alleged violation of, non-compliance with or liability under, Environmental Laws, (ii) actual or alleged exposure or threatened exposure to Hazardous Materials, (iii) actual or alleged Release or threatened Release of Hazardous Materials, (iv) Hazardous Materials Activity, or any (v) contract, agreement or other arrangement pursuant to which liability is assumed or imposed contractually or by operation of law with respect to any of the foregoing.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Environmental Permit” means any permit, license, authorization, approval, registration or entitlement required by or issued pursuant to any Environmental Law or by any Governmental Authority pursuant to Environmental Law.

“English Debenture” means an English law governed debenture granted by Clovis UK in favor of Administrative Agent as security trustee for the Secured Parties.

“English Loan Party” means Clovis UK and any English Subsidiary that becomes a Loan Party after the execution of this Agreement.

“English Security Documents” means the English Debenture, the English Share Charge and any other applicable security documents governed by the laws of England and Wales from time to time, such as a deed or any other related documents, bonds, debentures or pledge agreements as may be required to perfect a Lien in favor of Administrative Agent as security trustee for the Secured Parties.

“English Share Charge” means an English law governed share charge granted by Company in favor of Administrative Agent as security trustee for the Secured Parties.

“English Subsidiary” means any Subsidiary of Company that is incorporated, formed or otherwise organized under the laws of England and Wales.

“EOS” means Clovis Oncology Italy, Srl, a corporation organized an existing under the laws of Italy.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Subsidiary and with respect to liabilities arising after such period for which Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Property” means (i) the 3BP Agreement (but not any of the rights, titles and interests of the Loan Parties to receive payments or other proceeds under, in respect of, on account of, or otherwise in relation to, the 3BP Agreement or any rights related thereto, including the proceeds of any assignment, sale or other disposition thereof), (ii) the FAP Approved Stalking Horse APA (but not any of the rights, titles and interests of the Loan Parties to receive payments or other proceeds under, in respect of, on account of, or otherwise in relation to, the FAP Approved Stalking Horse APA or any rights related thereto, including the proceeds of any assignment, sale or other disposition thereof), (iii) prior to the Final DIP Order Entry Date, the proceeds of Avoidance Actions and (iv) any U.S. intent-to-use trademark application solely during the period in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable U.S. federal law. For the avoidance of doubt, the FAP Assets do not constitute Excluded Property.

“Exit Fees” has the meaning specified in Section 2.7(b).

“Exit Fee Payment Date” has the meaning specified in Section 2.7(b).

“Exit Fee Pro Rata Share” means, on any date of determination with respect to any Lender, the percentage obtained by dividing (a) the sum of (i) the outstanding principal amount of Tranche A Term Loans held by such Lender on such date of determination and (ii) the unused Tranche A Term Loan Commitments of such Lender on such date of determination by (b) the sum of (i) the aggregate outstanding principal amount of Tranche A Term Loans on such date of determination and (ii) the aggregate unused Tranche A Term Loan Commitments as of such date of determination.

“Extraordinary Receipts” means any Cash received by Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.10(a), (b), (d) or (e) hereof), including, without limitation, (a) foreign, United States, state or local Tax refunds, (b) Pension Plan reversions, (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (including, without limitation, infringement proceeds, breach of contract claims, damages (including treble damages), settlement amounts and other payments) received by Company from any of its existing or future licensees under any license or settlement agreement or recovered by Company, in each case, pursuant to any enforcement of any of the Product Patents or any license agreement relating thereto against third parties), (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments not received in the ordinary course of business, and (f) any purchase price adjustment received in connection with any purchase agreement entered into in connection with the acquisition by a Loan Party of (i) any Capital Stock of another Person or (ii) all or substantially all of the assets of another Person, but excluding up to $200,000 of Tax refunds or similar payments received by Clovis UK to the extent (x) used (including by offset in satisfaction thereof) to pay Tax liabilities owing in the United Kingdom within three (3) months of receipt thereof and (y) identified via email from Borrower (or its advisors) to Administrative Agent on December 30, 2022.

“Fair Share” has the meaning specified in Section 7.2.

“Fair Share Contribution Amount” has the meaning specified in Section 7.2.

“FAP APA Termination Event” means (i) the FAP Approved Stalking Horse APA shall terminate or otherwise cease to be in full force and effect unless, consistent with the FAP Bidding Procedures, a FAP Approved Alternative APA is executed by the Debtors concurrently with the termination of the FAP Approved Stalking Horse APA, or (ii) any FAP Approved Alternative APA shall terminate or otherwise cease to be in full force and effect unless, consistent with the FAP Bidding Procedures, a new FAP Approved Alternative APA is executed by the Debtors concurrently with the termination of the applicable FAP Approved Alternate APA.

“FAP Approved Alternative APA” has the meaning specified in the FAP Milestones.

“FAP Approved Stalking Horse APA” means that certain Purchase and Assignment Agreement, dated as of December 11, 2022, by and between Borrower and FAP Approved Stalking Horse Purchaser, with respect to the sale of the FAP Assets, a copy of which is attached hereto as Annex C, as may be amended or modified with the written consent of the Required Lenders.

“FAP Approved Stalking Horse Purchaser” means Novartis Innovative Therapies AG.

“FAP Assets” means the FAP Product and all assets of the Loan Parties and their Subsidiaries related thereto (other than to the extent constituting Prepetition Collateral). For the avoidance of doubt, the FAP Approved Stalking Horse APA itself is not an FAP Asset.

“FAP Auction” has the meaning specified in the FAP Milestones.

“FAP Bidding Procedures” has the meaning specified in the FAP Milestones.

“FAP Break-Up Fee” means the “Break-Up Fee” as defined in the FAP Approved Stalking Horse APA in an amount not to exceed $6,000,000.

“FAP Deposit” means the “Deposit” as defined in the FAP Approved Stalking Horse APA.

“FAP Escrow Agreement” means the “Escrow Agreement” as defined in the FAP Approved Stalking Horse APA.

“FAP Expense Reimbursement” means the “Expense Reimbursement” as defined in the FAP Approved Stalking Horse APA in an amount not to exceed $2,000,000.

“FAP Lockbox Account” has the meaning set forth in Section 5.8(b).

“FAP Milestone Payment” means a “Milestone Payment” as defined in the FAP Approved Stalking Horse APA.

“FAP Milestones” means the milestones set forth on Annex A-2 (as may be extended).

“FAP Product” means (i) any product or product candidate being Developed or Commercialized under the 3BP Agreement (including but not limited to any product comprising FAP-2286, or any derivatives or analogs thereof), and (ii) any other product being Developed or Commercialized by Borrower or any of its Subsidiaries that binds to or modulates, directly or indirectly, whether through up-regulation, down-regulation, or otherwise, fibroblast activation protein.

“FAP Sale Transaction” has the meaning specified in the FAP Milestones, and, in any event, shall mean the sale, disposition or other Asset Sale of all or any part of the FAP Assets without regard to whether such sale, disposition or other Asset Sale occurs in accordance with such FAP Milestones.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, in effect as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FCPA” has the meaning specified in Section 4.30.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“FDA Laws” means all applicable statutes, rules, regulations, standards, guidelines, policies and orders and Requirements of Law administered, implemented, enforced or issued by FDA or any comparable Governmental Authority in any jurisdiction.

“Federal Healthcare Program Laws” means collectively, federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), HIPAA, or related regulations or other Requirements of Law that directly or indirectly govern the health care industry, programs of Governmental Authorities related to healthcare, health care professionals or other health care participants, or relationships among health care providers, suppliers, distributors, manufacturers and patients, and the pricing, sale and reimbursement of health care items or services.

“Final DIP Order” means an order of the Bankruptcy Court approving the Loans, this Agreement and the other Loan Documents on a final basis, which order shall be in form and substance acceptable to Administrative Agent and the Required Lenders, which order has not been amended, supplemented, modified, reversed or stayed or is otherwise subject to a timely filed motion for a stay, rehearing, reconsideration, appeal or any other review without the prior consent of Administrative Agent and the Required Lenders.

“Final DIP Order Entry Date” means the date on which the Final DIP Order is entered by the Bankruptcy Court. For the avoidance of doubt, the Final DIP Order Entry Date shall not be considered changed if the Final DIP Order is subsequently amended, modified or supplemented.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person or any other officer of such Person designated as a Financial Officer by the board of directors or other governing body of such Person.

“Financial Officer Certification” means a certification of a Financial Officer of Borrower substantially in the form of Exhibit B.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Administrative Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Official” means any officer or employee of a non-U.S. government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Generic Licensee” means any third party to which Company or any of its Subsidiaries directly or indirectly grants, with the prior written consent of the Required Lenders, a non-exclusive license to develop, manufacture for sale, market, promote, offer for sale, distribute or sell a generic version of a product in connection with the settlement of claims against, or litigation with, such third party or its Affiliates.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” has the meaning specified in the Pledge and Security Agreement.

“Guaranteed Obligations” has the meaning specified in Section 7.1.

“Guarantor” means, as of the Initial Draw Credit Date and the Effective Date, Clovis UK and Clovis Ireland and, thereafter, shall include each other Person which guarantees, pursuant to Article VII or otherwise, all or any part of the Obligations, in each case, until released from its Guaranty with the written consent of Administrative Agent and the Required Lenders.

“Guaranty” means (a) the guaranty of each Guarantor set forth in Article VII and (b) each other guaranty, in form and substance satisfactory to Administrative Agent, made by any other Guarantor for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

“Hazardous Materials” means, regardless of amount or quantity, (a) any element, material, substance, waste, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, universal waste, or solid waste under any Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) per-and polyfluoroalkyl substances; (e) any element, material, substance, waste, compound or chemical exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; (f) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws; and (g) any element, material, substance, waste, compound or chemical that is regulated or for which liability or standards of care are imposed under Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, labeling, construction, treatment, abatement, removal, remediation, disposal, disposition, distribution or handling of any Hazardous Materials, and any investigation, assessment, monitoring, corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and other state or local laws regulating the privacy and/or security of patient-identifying health care information, including with respect to notification of breach of privacy or security of such information.

“Historical Financial Statements” means as of the Petition Date, (a) the audited financial statements of Borrower and its Subsidiaries, for the Fiscal Year ended December 31, 2021, consisting of balance sheets and the related consolidated and consolidating statements of income, stockholders’ equity and Cash flows for such Fiscal Year, and (b) for the interim period from December 31, 2021 to the Petition Date, internally prepared, unaudited financial statements of Borrower and its Subsidiaries, consisting of a balance sheet and the related consolidated and consolidating statements of income, stockholders’ equity and Cash flows for each quarterly period completed on or prior to September 30, 2022.

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition (excluding (x) trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms and (y) milestone and royalty payments under license agreements); (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bonds and similar credit transactions issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (j) any liability of such Person for the Indebtedness of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above; (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement, whether entered into for hedging or speculative purposes and (l) Disqualified Capital Stock. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities and Costs), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, monitoring, abatement, cleanup, removal, remediation or other response or corrective action necessary to remove, remediate, clean up, abate or otherwise address any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever, including legal fees and expenses (limited, in the case of legal fees and expenses, to the reasonable fees and reasonable and out-of-pocket disbursements of one counsel to Administrative Agent and its Indemnitees (collectively), one counsel for all other Indemnitees and, to the extent determined by Administrative Agent to be necessary or advisable, one specialist counsel for applicable subject matter and one local counsel in each applicable jurisdiction (and in the case of an actual conflict of interest, where the Indemnitee affected by such conflict retains its own counsel, one additional conflicts counsel for all affected Indemnitees similarly situated (which may include a single special counsel acting in multiple jurisdictions)) for all Indemnitees (including Administrative Agent and its Indemnitees) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, actually imposed on, incurred by such Indemnitee in connection with such investigative, administrative or judicial proceeding, or asserted against any such Indemnitee (other than the extent arising from any dispute solely among Indemnitees), in any manner relating to or arising out of (a) this Agreement or the other Loan Documents, the Prepetition Obligations or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the conduct of any Program; (c) the research, development, manufacture, use, Commercialization or other exploitation of any Product; or (d) the negligence, recklessness, intentional wrong acts or omissions of, or any breach of Requirements of Law by, Company, its Affiliates or its or their respective licensees, sublicensees, agents or contractors.

“Indemnified Taxes” has the meaning specified in Section 2.15(a).

“Indemnitee” has the meaning specified in Section 10.3.

“Indemnitee Agent Party” has the meaning specified in Section 9.6.

“Indication” means, with respect to the Rubraca Product, (a) the maintenance treatment of any adult patients with advanced epithelial ovarian, fallopian tube, or primary peritoneal cancer who are in a complete or partial response to first line platinum-based chemotherapy as either a rucaparib monotherapy or in combination with Opdivo (nivolumab), and (b) any other indication (whether a new indication or an expanded indication) resulting from or reflecting the ATHENA Trial.

“Ineligible Institution” means each Person set forth on that certain list of “Ineligible Institutions” delivered by Company (or its counsel) via email to Administrative Agent (or its counsel) on December 30, 2022.

“Information” means any and all information and data of any type, whether or not proprietary, including all Know-How and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one party to the other party in connection with this Agreement.

“Initial Approved Budget” means that certain monthly line item budget, on a consolidated basis, covering the period from the Petition Date through the anticipated Maturity Date, which shall include, among other things, detail with respect to disbursements on account of clinical trials and that is in form and substance acceptable to the Required Lenders.

“Initial Approved Cash Flow Forecast” means that certain 13-week Cash flow forecast, on a consolidated basis, covering the 13-week period commencing on the Petition Date, which shall include, among other things, detail with respect to disbursements on account of clinical trials that is in form and substance acceptable to the Required Lenders.

“Initial Draw Credit Date” means December 19, 2022.

“Initial Lenders” means the Lenders on the Initial Draw Credit Date, and each is an “Initial Date Lender”; provided, that, if any such Initial Lender assigns all or a relevant portion of its Prepetition Obligations prior to the Final DIP Order Entry Date (a “Prepetition Obligations Assignment”), the applicable assignee shall (upon execution of a joinder agreement to this Agreement in form and substance reasonably acceptable to Administrative Agent) be an Initial Lender in respect of the applicable Additional Prepetition Rolled Indebtedness so assigned and the resulting Additional Tranche B Term Loans (and, for the avoidance of doubt, Administrative Agent may amend, modify and/or supplement Appendix A-3 in accordance with Section 10.5(e) to reflect such assignee becoming an Initial Lender).

“Initial Prepetition Rolled Indebtedness” means, with respect to each Initial Lender, the amount of Prepetition Obligations owing to such Initial Lender in the amount set forth across from such Initial Lender’s name on Appendix A-2. For the avoidance of doubt, the aggregate amount of the Initial Lenders’ Initial Prepetition Rolled Indebtedness on the Initial Draw Credit Date was $20,000,000.

“Initial Tranche A Term Loan” has the meaning assigned to such term in Section 2.1(a)(i) (it being understood and agreed that “Initial Tranche A Term Loans” shall include all PIK Interest and fees capitalized thereon in accordance with Section 2.4(c) and Section 2.7(a) Section 2.7(d) (and shall include the Commitment Fees paid-in-kind on the Interim DIP Order Entry Date)).

“Initial Tranche A Term Loan Commitment” means the commitment of a Lender to make or otherwise fund the Initial Tranche A Term Loan and “Initial Tranche A Term Loan Commitments” means such commitments of all such Lenders in the aggregate. The amount of each Lender’s Initial Tranche A Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Tranche A Term Loan Commitments as of the Interim DIP Order Entry Date was $30,000,000.

“Initial Tranche B Term Loans” has the meaning specified in Section 2.1(b) (it being understood and agreed that “Initial Tranche B Term Loans” shall include all PIK Interest capitalized thereon in accordance with Section 2.4(c)).

“Insolvency Proceeding” means any proceeding in any jurisdiction commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property Rights” means any and all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, as they exist throughout the world, including

(a) any Patent;

(b) trademarks, trade names, service marks, brands, trade dress and logos, packaging design, slogans, domain names and the goodwill and activities associated therewith;

(c) copyrights, mask work rights, confidential information, trade secrets, database rights, including all compilations, databases and computer programs, manuals and other documentation, and all derivatives, translations, adaptations, and combinations of the above;

(d) Know-How;

(e) rights of privacy and publicity, and moral rights;

(f) any and all other intellectual property rights or proprietary rights, whether or not patentable, including any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing, claims of infringement and misappropriation against third parties.

“Intellectual Property Security Agreement” has the meaning set forth in the Pledge and Security Agreement.

“Intercompany Subordination Agreement” means a subordination agreement in form and substance reasonably satisfactory to Administrative Agent executed and delivered by the Loan Parties and their Subsidiaries in favor of Administrative Agent pursuant to which all intercompany obligations of the Loan Party and their Subsidiaries are subordinated to the Obligations.

“Interest Rate” means 8.00% per annum.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with Borrower’s and its Subsidiaries’ operations, (b) approved by Administrative Agent, and (c) not for speculative purposes.

“Interim DIP Order” means the interim order of the Bankruptcy Court entered on December 16, 2022 [Docket No. 113] approving the Loans and the applicable Loan Documents on an interim basis, which order has not been amended, supplemented, modified, reversed or stayed or is otherwise subject to a timely filed motion for a stay, rehearing, reconsideration, appeal or any other review without the prior written consent of Administrative Agent and the Required Lenders.

“Interim DIP Order Entry Date” means the date on which the Interim DIP Order is entered by the Bankruptcy Court (it being understood and agreed that the Interim DIP Order Entry Date occurred on December 16, 2022). For the avoidance of doubt, the Interim DIP Order Entry Date shall not be considered changed if the Interim DIP Order is subsequently amended, modified or supplemented.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (a) any direct or indirect purchase, retirement, redemption or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the securities or Capital Stock or all or substantially all of the assets of any other Person (or of any division or business line of such other Person); (b) any direct or indirect loan, advance or capital contributions by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (c) any direct or indirect guarantee of any obligations of any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“Irish Debenture” means an Irish law-governed debenture executed by Clovis Ireland in favor of Administrative Agent for the benefit of the Secured Parties.

“Irish Loan Party” means Clovis Ireland and any Irish Subsidiary that becomes a Loan Party after the execution of this Agreement.

“Irish Security Documents” means the Irish Debenture, the Irish Share Charge and any other applicable security documents governed by the laws of Ireland from time to time, such as a deed or any other related documents, bonds, debentures or pledge agreements as may be required to perfect a Lien in favor of Administrative Agent as security trustee for the Secured Parties.

“Irish Share Charge” means an Irish law-governed share charge executed by Clovis UK in favor of Administrative Agent for the benefit of the Secured Parties.

“Irish Subsidiary” means any Subsidiary of Borrower that is incorporated, formed or otherwise organized under the laws of Ireland.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Know-How” means all information and materials, including discoveries, improvements, processes, methods, protocols, formulations formulas, data (including pharmacological, toxicological, non-clinical data, clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), inventions, devices, assays, chemical formulations, specifications, product samples and other samples, physical, practices, procedures, technology, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, Regulatory Documentation, information and submissions pertaining to, or made in association with, filings with any Governmental Authority, research in progress, algorithms, data, databases, data collections, chemical and biological materials (including any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and the results of experimentation and testing, including samples in each case, knowledge, know-how, trade secrets and the like, in written, electronic, oral or other tangible or intangible form, patentable or otherwise, which are not generally known.

“Lender” means each lender listed on the signature pages hereto as a Lender, any other Person that becomes a party hereto as a Lender in accordance with the terms hereof pursuant to an Assignment Agreement, and any other Person that has made or otherwise holds Loans or unused Commitments, in each case, other than any such Person that has ceased to be a party hereto pursuant to an Assignment Agreement.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Licensee” means any third party to which Company or any of its Subsidiaries, directly or indirectly through multiple tiers, has granted a license, a sublicense, a covenant not to sue or other right, including through any Joint Venture, to Commercialize any Product in any jurisdiction. Notwithstanding the foregoing, a Generic Licensee shall not be considered a “Licensee” for purposes of any representations or warranties in Article IV.

“Lien” means (a) any lien, mortgage, pledge, assignment, hypothec, deed of trust, security interest, license or sublicense, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (b) in the case of securities or Capital Stock, any purchase option, call or similar right of a third party with respect to such securities or Capital Stock.

“Loan” means any Term Loan.

“Loan Account” means an account maintained hereunder by Administrative Agent on its books of account at the Payment Office, and with respect to Company, in which it will be charged with the Loans made to, and all other Obligations incurred by, the Loan Parties.

“Loan Document” means any of this Agreement, the Notes, if any, the Collateral Documents (including, the DIP Orders), any Guaranty, the Intercompany Subordination Agreement, the Commitment Letter (subject to Section 10.23) and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of Administrative Agent or any Lender in connection herewith.

“Loan Parties” means Company and Guarantors, and each shall be a “Loan Party” hereunder.

“Loan Party Partner” has the meaning set forth in Section 4.34(a).

“Lockbox Accounts” has the meaning set forth in Section 5.8(b).

“Lonza Agreement” means the Manufacturing Services Agreement by and between Lonza Ltd. and Company, dated October 3, 2016, as amended June 12, 2018, and as may be further amended from time to time in accordance with this Agreement.

“Lucitanib Product” means (i) any product or product candidate that contains as an active pharmaceutical ingredient the compound having the chemical structure identified on Exhibit F, together with any derivatives, enantiomers and prodrugs thereof, in any form or formulation, regardless of dosage form or method of delivery, and (ii) any other product or product candidate being Developed or Commercialized under the Advenchen Agreement.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on, or material adverse developments with respect to, (a) the business operations, properties, assets, condition (financial or otherwise) or liabilities of Borrower and its Subsidiaries taken as a whole; (b) the ability of the Loan Parties (taken as a whole) to fully and timely perform their respective obligations under the Loan Documents; (c) the legality, validity, binding effect, or enforceability of the Loan Documents; (d) the Collateral or the validity, perfection or priority of Administrative Agent’s Liens on the Collateral; (e) the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document; (f) any Product; (g) the Product Patents for a particular Product (taken as a whole); or (h) the Registrations (taken as a whole) for a particular Product or, if resulting from any action or inaction of Borrower or its Subsidiaries, any individual Registration for a particular Product. Notwithstanding the foregoing, in no event shall any Material Adverse Effect be deemed to exist as a result of the commencement of the Case to the extent that such events would reasonably be expected to directly result therefrom.

“Material Contracts” means (a) the Material Product Agreements, (b) each other agreement to which Company or any of its Subsidiaries is a party that relates in any material respect to any Product, any clinical trial for any Product administered by or on behalf of Company (including the ATHENA Trial, but excluding any investigator initiated study), or the Development, sale, use, manufacture, licensure, packaging, processing, delivery or Commercialization of any Product, (c) the material definitive documentation (if and when entered into) with respect to any FAP Sale Transaction (including the FAP Approved Stalking Horse APA and any FAB Approved Alternative APA), (d) the material definitive documentation (if and when entered into) with respect to any Rubraca Sale Transaction (including any Rubraca Approved Stalking Horse APA and any Rubraca Approved Alternative APA) and (e) each other contract of any Loan Party or Subsidiary thereof, the failure to comply with which, or the termination of which, could reasonably be expected to have a Material Adverse Effect.

“Material Impact” shall mean any of the following: (a) a Material Adverse Effect or (b) a material adverse effect on any Product, the value of the Collateral, or any Product Intellectual Property Rights.

“Material Indebtedness” shall mean (a) each Convertible Note and (b) any other Indebtedness for borrowed money which, individually or in the aggregate, has an outstanding principal amount of Five Million Dollars ($5,000,000) or more.

“Material Product Agreements” means the Primary In-License Agreements and the Other Material Product Agreements.

“Material Product Subsidiaries” means the Product Subsidiaries and any Subsidiary of Borrower (x) accounting for 3% or more of Net Sales of Company and its Subsidiaries, (y) having total assets in excess of $5,000,000 or (z) holding rights in any Material Product Agreement or any Regulatory Approval for any Product.

“Material Regulatory Liabilities” means (a)(i) any Liabilities arising from the violation of FDA Laws, Public Health Laws, Federal Health Care Program Laws, and other applicable comparable Requirements of Law, or the terms, conditions of or requirements applicable to any Registrations (including costs of actions required under applicable Requirements of Law, including FDA Laws and Federal Health Care Program Laws, or necessary to remedy any violation of any terms or conditions applicable to any Registrations), including, but not limited to, withdrawal of approval, recall, revocation, suspension, import detention and seizure of any Product, and (ii) any loss of recurring annual revenues as a result of any loss, suspension or limitation of any Registrations, which, in the case of the foregoing clauses (i) and (ii), exceed $2,000,000, individually or in the aggregate, or (b) any Material Adverse Effect.

“Maturity Date” means the earliest of (a) the date this is six months following the Initial Draw Credit Date (the “Stated Maturity Date”), (b) the effective date of an Acceptable Plan, which has been confirmed by an order entered by the Bankruptcy Court in the Case, (c) the date a sale of all or substantially all of the Debtors’ assets is consummated under section 363 of the Bankruptcy Code or otherwise, including, for the avoidance of doubt, the date all Sale Transactions are consummated, (d) the acceleration of the Obligations and the termination of all Commitments hereunder upon the occurrence of an Event of Default in accordance with the Loan Documents and the DIP Orders and (e) the date on which the Bankruptcy Court orders the Case dismissed or converted to a case under chapter 7 of the Bankruptcy Code.

“Milestones” means, collectively, each of the Rubraca Milestones, the FAP Milestones and the Chapter 11 Case Milestones.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a financial report package including management’s discussion and analysis of the financial condition and results of operations, in each case, for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“NDA” means a new drug application filed with the FDA to gain approval to market a pharmaceutical product in the United States, as described in 21 CFR Part 314, or similar application or submission filed with a Governmental Authority to obtain marketing approval for a pharmaceutical product in that country or in that group of countries.

“Net Proceeds” means (a) with respect to any Asset Sale, an amount equal to: (i) all Cash payments and other proceeds received by Borrower or any of its Subsidiaries from such Asset Sale, minus (ii) (A) any bona fide reasonable and documented out-of-pocket costs or expenses (including customary (w) legal, accounting and investment banking fees and expenses, (x) filing fees, (y) finder’s fees, (z) success fees and any other similar customary fees) incurred directly in connection with such Asset Sale, (B) in the case of any Asset Sale of the FAP Product pursuant to a FAP Sale Transaction that constitutes an Alternative Transaction (as defined in the FAP Approved Stalking Horse APA), any portion of the proceeds thereof that is necessary to pay the FAP Break-Up Fee and/or the FAP Expense Reimbursement, in each case, in accordance with the FAP Approved Stalking Horse APA, and (C) the amount of taxes payable (after taking into account any available tax credits or deductions) (notwithstanding the commencement of the Case) in connection with or directly as a result of such Asset Sale, if and to the extent that the failure to pay such taxes could give rise to a (1) Lien that would have priority over all Liens securing the Obligations and the Prepetition Obligations or (2) claim of a governmental unit of the kind entitled to priority of payment or administrative expense claim as specified in sections 502(i), 507(a)(8), 503(b) or 507(b) of the Bankruptcy Code, and (b) with respect to any insurance, condemnation, taking or other casualty proceeds, an amount equal to: (i) any Cash payments and other proceeds received by Borrower or any of its Subsidiaries (A) under any casualty or business interruption insurance policies in respect of any covered loss thereunder, or (B) as a result of the condemnation or taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) any actual reasonable and documented out-of-pocket costs or expenses incurred by Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Subsidiary in respect thereof to the extent paid to a Person that is not an Affiliate of Borrower or such Subsidiary.

“Net Sale Proceeds” has the meaning set forth in Section 5.8(b).

“Net Sales” means (a) (i) the gross amounts invoiced by or on behalf of Company or any of its Subsidiaries for sales of any Product anywhere in the world, and (ii) the gross amounts invoiced by any Licensee of Company or any of its Subsidiaries (other than a Generic Licensee), subject to Section 6.20(a) of this Agreement, for sales of any Product in the United States (the parties in (i) and (ii) being collectively referred to herein as the “Selling Parties,” and each individually, a “Selling Party”), in each case ((i) and (ii)), less the following deductions if and to the extent they are included in the gross invoiced sales price of any Product or otherwise directly incurred by such Selling Party with respect to such sales of any Product: (A) rebates, quantity and Cash discounts, and other usual and customary discounts to customers, (B) taxes and duties paid, absorbed or allowed which are directly related to the sale of any Product (excluding, for clarity, any taxes based on income of a Selling Party), (C) credits, allowances, discounts and rebates to, and chargebacks for spoiled, damaged, out-dated, rejected or returned Product, (D) actual freight and insurance costs incurred in transporting any Product to customers, provided that in no event shall deductions for freight and insurance exceed three percent (3.0%) of the gross amount invoiced, (E) discounts or rebates or other payments required by Requirements of Law, including any governmental special medical assistance programs, and (F) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of any Product; subsections (A) through (F) shall be collectively referred to as “Deductions” and (b) the gross amounts received by Company and its Subsidiaries, if any, from Licensees with respect to (x) sales of any Product outside the United States or (y) sales of a generic rucaparib product by a Generic Licensee in any jurisdiction, in each case ((x) and (y)), that are calculated and paid as a percentage of net sales or net profits in respect of any Product (or such generic product) as such net sales or net profits are made, such as royalty payments, profit share payments or similar arrangements (for the avoidance of doubt, excluding upfront and milestone payments and infringement proceeds and other amounts payable pursuant to Section 2.7(b)).

The following principles shall apply in the calculation of Net Sales:

(1) Products will be considered “sold” when a sale by a Selling Party is recognized in accordance with revenue recognition policies mandated by GAAP.

(2) Nothing herein will prevent a Selling Party from selling, distributing or invoicing Products at a discounted price for shipments to Third Parties in connection with clinical studies, compassionate sales, or an indigent program or similar bona fide arrangements in which the Selling Party agrees to forego a normal profit margin for good faith business reasons.

(3) With respect to clause (a) of the definition of “Net Sales” above, a sale or transfer of Products between Company and any of its Subsidiaries or, in the United States, between Company or its Subsidiaries and its or their permitted Licensees will not result in any Net Sales, and Net Sales instead will be based on subsequent sales or distribution to a non-Selling Party, unless such Products are consumed by Company or its Subsidiaries or such Licensees in the course of their commercial activities. Sales to distributors shall be treated identically to any other sales to third parties.

(4) In the case of any sale or other disposal of any Product by any Selling Party for non-Cash consideration, Net Sales shall be calculated as the fair market price of such Product in the country of sale or disposal. Notwithstanding the foregoing, provision of any Product for the purpose of conducting pre-clinical or clinical research shall not be deemed to be a sale, so long as such Product is provided at a price which does not exceed the reasonably estimated cost of production and distribution thereof.

(5) Net Sales means, in the case of “Combination Product” which is defined as any single pharmaceutical product containing: (a) any Product and (b) one (1) or more other active therapeutically active ingredients, which is not such Product:

(i) if Company or its Subsidiaries or any of their respective Licensees set forth in (a) above separately sells in such country during such year when it sells such Combination Product both (1) one (1) or more Products as a single chemical entity, and (2) other products containing active ingredient(s) as a single entity that are also contained in such Combination Product, the Net Sales attributable to such Combination Product during such year shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: A is Company’s (or its Affiliates or third parties, as applicable) average Net Sales price per daily dose during such year for each Product in such Combination Product in such country and B is the sum of the average of Company’s (or its Affiliates or third parties, as applicable) Net Sales price per daily dose during such year in such country, for each product(s) containing, the active ingredient(s) in such Combination Product (other than the Products);

(ii) if Company or its Subsidiaries or any of their respective Licensees set forth in (a) above separately sells, in such country during such year when it sells such Combination Product, one (1) or more Products as a single chemical entity but do not separately sell, in such country, other products containing active ingredient(s) that are also contained in such Combination Product, the Net Sales attributable to such Combination Product during such year shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: A is Company’s (or its Affiliates or third parties, as applicable) average Net Sales price per daily dose during such year for each Product in such Combination Product in such country, and C is Company’s (or its Affiliates or third parties, as applicable) average Net Sales price per daily dose during such year for the Combination Product in such country; and

(iii) if Company or its Subsidiaries or any of their respective Licensees set forth in clause (a) above do not separately in such country during such year sell each Product contained in the Combination Product, then the Net Sales attributable to such Combination Product shall be D/(D+E) where D is the fair market value of the portion of the Combination Product that contains any Product and E is the fair market value of the portion of the Combination Product containing the other active ingredient(s) included in such Combination Product, as such fair market values are determined by mutual agreement of the parties.

(6) Net Sales shall be calculated in accordance with GAAP generally and consistently applied.

“Non-US Lender” has the meaning specified in Section 2.15(d)(i).

“Non-Loan Parties” means, collectively, the Subsidiaries of Borrower other than Clovis Ireland and Clovis UK.

“Non-Loan Party Monthly Budget” has the meaning specified in Section 5.1(d)(vi).

“Non-Loan Party Performance Report” has the meaning specified in Section 5.1(d)(vi).

“Note” means a promissory note evidencing the Term Loans.

“Obligations” means all obligations of every nature of each Loan Party and its Subsidiaries from time to time owed to Administrative Agent (including former Administrative Agents), the Lenders or any of them or any other Person entitled to indemnification or expense reimbursement, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees (including the Upfront Fees, the Commitment Fees, the Exit Fees and the Administrative Agent Fee), expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance); provided that Obligations shall not include any obligation owed to any Loan Party or Subsidiary thereof under the Loan Documents.

“OFAC” has the meaning specified in the definition of “Anti-Terrorism Laws”.

“OFAC Sanctions Programs” means (a) the Requirements of Law and Executive Orders administered by OFAC, including, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

“Operating Disbursements Line Items” means, collectively, the Cash disbursement line items in the Approved Cash Flow Forecast under the heading “Operating Disbursements” (or words of like import).

“Orange Book Patents” means the Patents listed for any Product in the FDA’s Orange Book pursuant to 21 U.S.C. Section 355(b)(1), as such patent listing may be amended from time to time, together with all foreign counterpart patents.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, or its constitution, as amended, and its by-laws, constitution or articles of association as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Material Product Agreements” mean (a) the Lonza Agreement (for so long as such agreement constitutes the sole source of API for Company), (b) the BMS Agreement, (c) any agreement pursuant to which Company or any of its Subsidiaries exclusively in-licenses (or sublicenses) or exclusively out-licenses (or sublicenses) any Product Intellectual Property Rights, and (d) any other agreement relating to any Product to which Company or any of its Subsidiaries is a party as to which breach, non-performance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

“Other Taxes” has the meaning specified in Section 2.15(a)(b).

“Participant Register” has the meaning specified in Section 10.6(h)(ii).

“Patent” means any patent or patent application, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“PATRIOT Act” has the meaning specified in Section 4.30.

“Payment Office” means Administrative Agent’s office located at 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201, or such other office or offices of Administrative Agent as may be designated in writing from time to time by Administrative Agent to Company.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the United Kingdom Pensions Act 2004.

“Perfection Certificate” means a certificate in form reasonably satisfactory to Administrative Agent that provides information with respect to the assets of each Loan Party.

“Permitted Contractual Breach” means any (i) breach or violation of any term in any Loan Document, (ii) failure to satisfy any condition precedent set forth in Sections 3.1(i) or (j) or Section 3.2(g) or (h) or (iii) inaccuracy of any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of Borrower’s Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith, in each case of clauses (i) through (iii), resulting directly from any breach or violation of any Contractual Obligation on or prior to the Petition Date caused by non-payment, cross-default or the commencement of the Case and, in the case of any such breach or violation under any (x) Material Contract with a remaining right to payment in excess of $250,000 individually or $500,000 in the aggregate or (y) Material Product Agreement, disclosed by Borrower to Administrative Agent in writing on the Effective Date.

“Permitted Indebtedness” means:

(a) the Obligations;

(b) Permitted Intercompany Investments;

(c) Indebtedness owing by any Subsidiary of Borrower that is not a Loan Party to any Loan Party or any other Subsidiary of Borrower that is not a Loan Party;

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and Indebtedness constituting guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Subsidiaries;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(f) Indebtedness existing on the Petition Date at the time of filing, including the Prepetition Obligations and the Convertible Notes;

(g) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(h) Indebtedness incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations; and

(i) Indebtedness of the Loan Parties in respect of credit card programs in the ordinary course of business in an aggregate amount not to exceed $200,000 at any time outstanding.

Notwithstanding the foregoing, and except for the Carve-Out or as otherwise provided in the DIP Orders, no Permitted Indebtedness shall be permitted to have (and it shall automatically cease to be Permitted Indebtedness if it has) administrative expense claim status under the Bankruptcy Code senior to or pari passu with (x) the Superpriority Claims and (y) the Adequate Protection Claims, in each case, as set forth herein and in the DIP Orders.

“Permitted Intercompany Investments” means (i) Investments by a Loan Party to or in another Loan Party and (ii) Investments by a Subsidiary of Borrower that is not a Loan Party to or in a Loan Party or in any other Subsidiary of Borrower that is not a Loan Party.

“Permitted Investments” means:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Petition Date (at the time of filing) in any Subsidiary;

(c) Permitted Intercompany Investments;

(d) Investments existing on the Petition Date (at the time of filing) as described in Schedule 6.7; and

(e) any Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and consistent with market practices or received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Company or any of its Subsidiaries and consistent with market practices, including pursuant to any of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes.

“Permitted Junior Collateral” means those assets of the Loan Parties that (i) as of the Petition Date were subject to valid, perfected and non-avoidable Liens that are permitted under the DIP Orders to be senior to the Liens securing the Obligations and (in the case of any such Liens securing indebtedness for borrowed money) are listed on Schedule P-1 hereto (including the Liens of the Prepetition Agent and the Prepetition Lenders on the Prepetition Collateral) (the holders of such Liens, the “Petition Date Lien Holders”) or (ii) are subject to valid non-avoidable Liens (that are permitted under the DIP Orders to be senior to the Liens securing the Obligations and (in the case of any such Liens securing indebtedness for borrowed money) are listed on Schedule P-1 hereto) that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code (the trustee holders of such Liens, the “Trustee Lien Holders”).

“Permitted Liens” means:

(a) Liens securing the Obligations created pursuant to the Loan Documents or the DIP Orders;

(b) Liens for Taxes for amounts not yet overdue by more than thirty (30) days that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as any reserves or other appropriate provisions required by GAAP have been made, so long as the aggregate amount of such Taxes does not exceed $100,000;

(c) statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business for amounts not yet overdue;

(d) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of Cash or Cash Equivalents in the ordinary course of business securing (x) liabilities to insurance carriers providing property, casualty, liability or other insurance to Company and its Subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) (i) Liens on assets securing judgments, awards, attachments or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 8.1(i) and (ii) any pledge or deposit securing any settlement of litigation;

(f) licenses or sublicenses of Intellectual Property Rights in the ordinary course of business, but only to the extent not prohibited under this Agreement;

(g) Liens of the type specified in clause (b) of the definition of “Liens” on Equity Interests of Company (but not any Subsidiary) held by Company as treasury stock;

(h) Liens securing Capital Leases; provided that, with respect to Capital Leases entered into following the Petition Date, (i) such Liens attach concurrently with or within thirty (30) days after the acquisition of the property subject to such Liens and (ii) such Liens do not at any time encumber any property other than the property financed by such Capital Leases; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(j) Liens existing on the Petition Date and described in Schedule 6.3, including Liens securing the Prepetition Obligations.

“Permitted Priority Secured Parties” means the Prepetition Agent, the Prepetition Lenders, each other Petition Date Lien Holder and the Trustee Lien Holders.

“Permitted Rubraca Breach” means any (i) breach or violation of any term in any Loan Document other than Section 5.23, (ii) failure to satisfy any condition precedent set forth in Sections 3.1(i) or (j) or Section 3.2(g) or (h) to the extent the applicable Credit Date is on or before January 31, 2023, or (iii) inaccuracy of any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of Borrower’s Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith, in each case of clauses (i) through (iii), resulting directly from (A) the wind-down of the Rubraca Product in accordance with Section 5.23 or (B) compliance with any Rubraca Direction in accordance with Section 5.20.

“Permitted Variances” means with respect to fees, costs, disbursements and other expenses, any variance in disbursements which would not result in the occurrence of a Budget Event.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Petition Date” has the meaning specified in the recitals hereto.

“Pfizer Agreement” means that certain License Agreement, dated June 2, 2011, between Company and Pfizer, Inc., as amended from time to time in accordance with this Agreement, including by the First Amendment to License Agreement, dated August 30, 2016.

“PIK Interest” shall have the meaning set forth in Section 2.4(c).

“Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, executed by Grantors in favor of Administrative Agent for the benefit of the Secured Parties, as it may be amended, supplemented or otherwise modified from time to time in accordance with and subject to the terms and conditions hereof and thereof.

“Prepetition Agent” means TOP IV SPV GP, LLC, a Delaware limited liability company, in its capacities as administrative agent for the Prepetition Lenders and collateral agent for the Prepetition Secured Parties under the Prepetition Financing Agreement.

“Prepetition Collateral” means any and all “Collateral” (as defined under the Prepetition Financing Agreement) that any Loan Party (each as defined in the Prepetition Financing Agreement) has pledged to secure the Prepetition Obligations.

“Prepetition Financing Agreement” has the meaning set forth in the recitals hereto.

“Prepetition Lenders” means the “Lenders” under and as defined in the Prepetition Financing Agreement.

“Prepetition Lien” has the meaning specified in the DIP Orders.

“Prepetition Loan Documents” means the Prepetition Financing Agreement and the “Loan Documents” under and as defined in the Prepetition Financing Agreement as such Prepetition Loan Documents have been amended, restated, amended and restated, supplemented or otherwise modified prior to the Petition Date.

“Prepetition Obligations” means, collectively, the “Obligations” (as defined in the Prepetition Financing Agreement) and, without duplication, the “Secured Obligations” (as defined in the Prepetition Financing Agreement).

“Prepetition Secured Parties” means the “Secured Parties” as defined in the Prepetition Financing Agreement.

“Primary In-License Agreements” mean the Pfizer Agreement, the AZ Agreement and the 3BP Agreement.

“Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing in accordance with Section 10.1 to Company and each Lender.

“Products” means the FAP Product and the Rubraca Product.

“Product Agreement” means any agreement entered into between Company or any of its Subsidiaries with another Person that includes the granting of a license or sublicense of any rights under any Product Patents or Registrations that allows such Person to Develop or Commercialize a Product.

“Product Intellectual Property Rights” means (i) any and all Intellectual Property Rights owned by or exclusively licensed to, or purported to be owned by or exclusively licensed to, Company or its Subsidiaries relating to any Product and (ii) the Orange Book Patents.

“Product NDA” means any Regulatory Approval for any Product in any country of the world (including but not limited to the FDA-approved NDA for the Rubraca Product in the United States, identified as NDA 209115), together with all amendments and supplemental applications to such NDA.

“Product Patents” means any Patent within the Product Intellectual Property Rights.

“Product Subsidiaries” means Clovis UK, Clovis Ireland and each other Subsidiary of Company that owns any rights in or to any of the Collateral, including any Product Intellectual Property Rights, is party to any Material Contract, conducts any Development activities relating to any Product, or is otherwise engaged in any research, development, manufacture or Commercialization of any Product, including, without limitation, any Subsidiaries which are engaged in the sale or distribution of any Product or which are parties to any Licensee arrangements or Joint Ventures relating to any Product.

“Professional Fees” means the fees and expenses of, and other disbursements to, Professional Persons.

“Professional Fees Account” has the meaning set forth in Section 5.8(c).

“Professional Person” means a Person that is an attorney, accountant, appraiser, auctioneer, banker, restructuring advisor, CRO, financial advisor, or other professional person that is retained with approval of the Bankruptcy Court by any Debtor or Committee pursuant to sections 327, 328, 363 or 1103 of the Bankruptcy Code.

“Program” means the activities contemplated under the Clinical Study Protocol with respect to the ATHENA Trial.

“Proposed Budget” has the meaning specified in Section 5.1(d)(iii).

“Program Expenses” means the means the actual, direct costs, calculated in accordance with GAAP consistently applied, incurred by Company and its Affiliates related to the ATHENA Trial, including amounts, without markup, that Company pays to contract research organizations, contract manufacture organizations, payments to consultants and legal advisors, direct labor costs paid by Company, drug supply costs for patients in the ATHENA Trial investigator meetings, software licenses, publications, insurance, laboratory services, diagnostics, and drug product distribution, provided, however, that “Program Expenses” shall specifically exclude (i) all indirect costs including general corporate and administrative overhead, (ii) all costs paid in connection with any Commercialization activities, and (iii) costs associated with late-payment fees, interest or other penalties imposed on Company or any of its Affiliates by third parties. An illustrative example of Program Expenses for the fourth quarter of 2018 is attached as Exhibit J hereto.

“Proposed Cash Flow Forecast” has the meaning specified in Section 5.1(d)(i).

“Public Health Laws” means all Requirements of Law relating to the procurement, development, clinical and non-clinical evaluation, product approval or licensure, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, labeling, promotion, or post market requirements of any drug, biologic or other product (including any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the Public Health Service Act (42 U.S.C. § 201 et seq.) in the United States or equivalent or similar Requirements of Law in any other regulatory jurisdiction, including the regulations promulgated by the FDA and codified at Title 21 of the Code of Federal Regulations and all applicable regulations promulgated by the National Institutes of Health (“NIH”) and codified at Title 42 of the Code of Federal Regulations issued by the FDA and the NIH.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Real Property” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Recipient” means Administrative Agent or any Lender.

“Register” has the meaning specified in Section 2.3(b).

“Registrations” shall mean authorizations, approvals, licenses, permits, certificates, or exemptions of or issued by any Governmental Authority (including pre-market approval applications, pre-market notifications, investigational new drug applications, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) that are required for the research, development, manufacture, Commercialization, distribution, marketing, storage, transportation, import, export, pricing, Governmental Authority reimbursement, use and sale of any Product.

“Regulation” has the meaning specified in Section 4.40.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulatory Action” means, in connection with any Product, an administrative or regulatory enforcement action, proceeding or investigation, warning letter, untitled letter, Form 483 critical inspectional observations, establishment inspection report, other notice of violation letter, clinical hold order, recall, seizure, Section 305 notice or other similar written communication or consent decree, issued by the FDA or a Governmental Authority in any other regulatory jurisdiction.

“Regulatory Approval” means any Registration necessary to Commercialize a given biologic product, pharmaceutical product or medical device product in a given regulatory jurisdiction.

“Regulatory Documentation” means any and all regulatory filings, reports, applications, notifications and documentation in the United States or in any other country, including all submissions to Governmental Authorities, all investigational new drug applications and amendments thereto, all research ethics committee submissions and authorizations, all Regulatory Approvals, including all Product NDAs and all supplemental applications or amendments thereto, all related drug master files, as well as all correspondence with any Governmental Authorities with respect thereto, in each case, directly or otherwise reasonably relating to any Product, any clinical trial for any Product administered by or on behalf of Company (including the ATHENA Trial) or the research, development, use, manufacture, licensure, packaging, processing, delivery or Commercialization of any Product, or any services provided directly or otherwise reasonably in connection with any Product.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the indoor or outdoor air, soil, sediments, surface water, groundwater or other environmental medium.

“Remedial Action” means all actions taken to (a) correct or address any actual, alleged or threatened violation of or non-compliance with Environmental Law or an Environmental Permit, (b) clean up, remove, remediate, contain, abate, investigate, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (c) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger human health or the indoor or outdoor environment; (d) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (e) perform any other actions authorized or required by Environmental Law or Governmental Authority or under any Environmental Permit.

“Remedies Notice Period” has the meaning specified in Section 8.2.

“Report” has the meaning specified in Section 9.10(a).

“Required Lenders” means, at any time, the Lenders holding, in the aggregate, not less than 50.1% of the aggregate outstanding principal amount of Loans and unused Tranche A Term Loan Commitments.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority (including the Bankruptcy Court), in each case having appropriate jurisdiction over and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Borrower now or hereafter outstanding, except a dividend payable solely in shares of Capital Stock to the holders of that class, together with any payment or plan pursuant to a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Borrower or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower or any of its Subsidiaries that is not a Loan Party now or hereafter outstanding; (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, junior lien Indebtedness, unsecured Indebtedness for borrowed money or prepetition Indebtedness (other than the Prepetition Obligations); and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to the Convertible Notes or any other Material Indebtedness.

“Restructuring Costs Line Items” means, collectively, the line items in the Approved Cash Flow Forecast under the header “Other”.

“Rubraca Alternative Transaction Notice” means a written direction from the Prepetition Agent (acting at the direction of the Prepetition Lenders) to dispose of (or seek an alternative transaction with respect to) the Prepetition Collateral.

“Rubraca Assets” means the Rubraca Product and all other assets of the Loan Parties and their Subsidiaries related thereto (including the Prepetition Collateral).

“Rubraca Auction” has the meaning specified in the Rubraca Milestones.

“Rubraca Approved LOI” has the meaning specified in the Rubraca Milestones.

“Rubraca Approved Stalking Horse APA” has the meaning specified in the Rubraca Milestones.

“Rubraca Bidding Procedures” has the meaning specified in the Rubraca Milestones.

“Rubraca Direction” means a Rubraca Alternative Transaction Notice or a Rubraca Milestone Consent.

“Rubraca Lockbox Account” has the meaning set forth in Section 5.8(b).

“Rubraca Milestone Consent” means a written consent from Administrative Agent or the Lenders to any extension or other modification of a Rubraca Milestone.

“Rubraca Milestones” means the milestones set forth on Annex A-1 (as may be extended in accordance with Section 5.15).

“Rubraca Product” means any product containing rucaparib, whether as its sole active ingredient or in combination with one or more other active ingredients, including the rucaparib camsylate product Commercialized in the United States as of the Effective Date under the brand name “Rubraca®”, as identified in the Product NDA in the United States, and all polymorphs, isomers, prodrugs, metabolites, esters, salts and any other forms, formulations or methods of delivery thereof Commercialized in any country of the world under any brand name or as a generic product by or on behalf of Company, any of its Subsidiaries or any of its or their respective Licensees.

“Rubraca Product Intellectual Property” means and includes all Product Intellectual Property Rights to the extent relating to the Rubraca Product.

“Rubraca Sale Order” has the meaning specified in the Rubraca Milestones.

“Rubraca Sale Transaction” has the meaning specified in the Rubraca Milestones, and, in any event, shall mean the sale, Disposition or other Asset Sale of all or any part of the Rubraca Assets without regard to whether such sale, disposition or Asset Sale occurs in accordance with such Rubraca Milestones.

“Rubraca Stalking Horse Bidder” has the meaning specified in the Rubraca Milestones.

“Rubraca Successful Bidder” has the meaning specified in the Rubraca Milestones.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sale Transactions” means the Rubraca Sale Transaction and the FAP Sale Transaction.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities Account” means a securities account (as defined in the UCC).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Segregated Cure Costs” has the meaning specified in Section 5.8(b)(iii).

“Selling Parties” has the meaning specified in the definition of “Net Sales”.

“Specified Product IP Rights” means any and all Product Intellectual Property Rights that are either (a) owned by Company or any of its Subsidiaries or (b) licensed to Company or any of its Subsidiaries pursuant to the Pfizer Agreement or the 3BP Agreement.

“Specified Real Estate Leases” means (a) that certain Lease Agreement, dated as of November 10, 2017, pursuant to which the Debtors lease the property located at 1330 Broadway, Oakland, CA 94612, and (b) that certain Lease Agreement, dated as of March 19, 2014, pursuant to which the Debtors lease the property located at 499 Illinois Street, San Francisco, CA 94158, in each case, including any amendments, supplements or modifications thereto.

“Spot Rate” means, on any day, for purposes of determining the Dollar equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading”. In the event that such rate does not appear in The Wall Street Journal, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Administrative Agent and Company.

“Stated Maturity Date” has the meaning set forth in the definition of Maturity Date.

“Subordinated Indebtedness” means Indebtedness of Company or any Guarantor that is by its express terms subordinated in right of payment to the obligations of Company and such Guarantor, as applicable, under this Agreement on terms acceptable to Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50.0%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Success Event” means the approval by the FDA of an update to the label portion of any Product NDA to include in such label the treatment of the Indication.

“Superpriority Claims” means the allowed superpriority administrative expense claims of Administrative Agent and the other Secured Parties on account of the Obligations, which claims shall be entitled to the benefits of section 364(c)(1) of the Bankruptcy Code, having priority over any and all claims against any Debtor, now existing or hereafter arising, of any kind whatsoever, including all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 365, 503(b), 506(c) (subject to entry of the Final DIP Order), 507(a), 507(b), 726, 1113, or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment. Superpriority Claims shall, at all times be junior only to the Carve-Out.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed and all interest, penalties, additions to tax or other liabilities with respect thereto.

“Term Loan” means, collectively, the Tranche A Term Loans and the Tranche B Term Loans.

“Termination Date” has the meaning specified in Article V.

“Termination Declaration” has the meaning specified in Section 8.2.

“Total Credit Exposure” means, as of any determination, (a) with respect to each Lender, the outstanding principal amount of such Lender’s Loans, and (b) with respect to all Lenders, the aggregate outstanding principal amount of all Loans.

“Tranche A Term Loans” means, collectively, the Initial Tranche A Term Loans and the Additional Tranche A Term Loans.

“Tranche A Term Loan Commitments” means, collectively, the Initial Tranche A Term Loan Commitments and the Additional Tranche A Term Loan Commitments.

“Tranche B Term Loans” means, collectively, the Initial Tranche B Term Loans and the Additional Tranche B Term Loans (it being understood and agreed that “Tranche B Term Loans” shall include all PIK Interest capitalized thereon in accordance with Section 2.4(c)).

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“United States Trustee” means the United States Trustee appointed under Title 28 Section 586(a)(3) of the Bankruptcy Code to supervise the administration of the Case.

“Upfront Fees” has the meaning specified in Section 2.7(a).

“U.S.” or “United States” means the United States of America.

“Variance Report” has the meaning specified in Section 5.1(d)(ii).

Section 1.2 Accounting and Other Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(b) or 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, or anything else to the contrary in this Agreement or in any other Loan Document to the contrary for purposes of determining compliance with any covenant contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470 20 on financial liabilities shall be disregarded.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the UCC as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Administrative Agent may otherwise determine.

(c) For purposes of determining compliance with any incurrence or expenditure tests set forth in this Agreement, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars ($)) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other recognized and publicly available service for displaying exchange rates as may be reasonably selected by Administrative Agent or, in the event no such service is available, on such other basis as is reasonably satisfactory to Administrative Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other recognized and publicly available service for displaying exchange rates as may be reasonably selected by Administrative Agent or, in the event no such service is available, on such other basis as is reasonably satisfactory to Administrative Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

Section 1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal, intellectual or mixed and whether tangible or intangible. Any reference herein or in any other Loan

Documents to payments in Cash by Borrower or any other Loan Party shall mean payment in Cash in Dollars in immediately available funds. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full (or payment in full in Cash) of the Obligations or Guaranteed Obligations (or words of similar effect) shall mean the payment or repayment in full in Cash immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all costs, expenses, or indemnities payable pursuant to Section 10.2 or 10.3 of this Agreement that have accrued and are unpaid regardless of whether demand has been made therefor and (iii) all fees (including the Exit Fees), charges, expense reimbursement and other Obligations that have accrued hereunder or under any other Loan Document and are unpaid and are payable hereunder and (b) the receipt by Administrative Agent of cash collateral from any Loan Party in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Administrative Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Administrative Agent reasonably determines is appropriate to secure such contingent Obligations. Notwithstanding anything in the Agreement to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be enacted, adopted, issued, phased in or effective after the date of this Agreement regardless of the date enacted, adopted, issued, phased in or effective. Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document) and (b) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Section 1.3 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.4 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to Administrative Agent or any Lender, such period shall in any event consist of at least one (1) full day.

Section 1.5 Exchange Rate Fluctuations.

(a) Subject to Section 1.5(c) below, when applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default under the Loan Documents, the equivalent to an amount in a Currency Agreement shall be calculated at the rate for the conversion of a Currency Agreement into the relevant currency of the non-base currency monetary limit, threshold and other exception at the Spot Rate, in each case, as at the date of the Loan Parties incurred or made the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action.

(b) Subject to paragraph (c) below, no Event of Default or breach of any representation and warranty or undertaking under this Agreement or the other Loan Documents shall arise merely as a result of a subsequent change in a Currency Agreement equivalent or any other currency specified for any basket due to fluctuations in exchange rates.

(c) Paragraphs (a) and (b) above shall not apply to or in respect of determing compliance with any incurrence or expenditure tests set forth in this Agreement.

Section 1.6 Discretion. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, for the avoidance of doubt any reference to the “consent”, “discretion”, “satisfaction”, “agreement” or “approval” of Administrative Agent, any Lender, the Required Lenders, all Lenders, the Prepetition Agent or any Prepetition Lender in this Agreement or any other Loan Document shall be deemed to mean (i) that such consent, agreement, satisfaction or approval may be given or withheld in their sole discretion and (ii) and that they are not required to exercise any standard of reasonableness in exercising their discretion, unless the applicable provision explicitly references a reasonableness standard.

Section 1.7 CVRs. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, to the extent that the outstanding Obligations are not paid in full in Cash on the effective date of an Acceptable Plan (or as otherwise agreed by Administrative Agent and the Required Lenders), such outstanding Obligations shall, in full and final satisfaction of such Obligations, be converted on a dollar-for-dollar basis on the effective date of such Acceptable Plan into contingent value rights, which shall (i) not accrue any interest or be entitled to any premium and (ii) otherwise be in form and substance satisfactory to Borrower and the Required Lenders, entitling the holders thereof to, on a first priority basis over any other rights that may exist, the proceeds realized by the Loan Parties or any successor(s) thereto, including any trust established in the Case to effectuate the Acceptable Plan and wind-down the Debtors’ estates, in connection with the FAP Sale Transaction and any other applicable sale transaction until an amount equal to the outstanding Obligations (including the Tranche B Term Loans) are paid in full in Cash to the holders thereof (the “CVRs”).

ARTICLE II

LOANS

Section 2.1 Term Loans.

(a) Initial Tranche A Term Loan and Additional Tranche A Term Loans

(i) Subject to the terms and conditions hereof, and in reliance upon the representations and warranties of the Loan Parties contained herein and the stipulations of Borrower in the DIP Orders, each Lender severally, and not jointly, agreed to make, on the Initial Draw Credit Date, a loan (each, an “Initial Tranche A Term Loan”) in Dollars to Borrower in an amount equal to such Lender’s Initial Tranche A Term Loan Commitment as of the Initial Draw Credit Date. All such Initial Tranche A Term Loans in the aggregate shall not exceed the aggregate Initial Tranche A Term Loan Commitments in effect immediately prior to the funding thereof. Such Initial Tranche A Term Loans may be repaid or prepaid in accordance with the terms and conditions hereof, but once repaid or prepaid may not be re-borrowed. For the avoidance of doubt, Borrower may only make one Borrowing of Initial Tranche A Term Loans and such Borrowing shall be required to be in an amount equal to one hundred percent (100%) of the then in effect Additional Tranche A Term Loan Commitments. It is understood and agreed that the Lenders made such Initial Tranche A Term Loans on the Initial Draw Credit Date (in amounts equal to their Initial Tranche A Term Loan Commitments as of such date) and (x) as of the date hereof there are no unused Initial Tranche A Term Loan Commitments and (y) notwithstanding the fact the Initial Draw Credit Date occurred prior to the Effective Date, the Initial Tranche A Term Loans accrued interest and earned fees in accordance with, and were subject to the terms and conditions set forth in, this Agreement and the other Loan Documents on and as of the Initial Draw Credit Date (or, in the case of the Commitment Fee, the Interim DIP Order Entry Date).

(ii) Subject to the terms and conditions hereof, and in reliance upon the representations and warranties of the Loan Parties contained herein and the stipulations of Borrower in the DIP Orders, each Lender severally, and not jointly, agrees to make, during the Additional Tranche A Term Loan Availability Period, a loan (each, an “Additional Tranche A Term Loan”) to Borrower in an aggregate amount equal to such Lender’s Additional Tranche A Term Loan Commitment. All such Additional Tranche A Term Loans in the aggregate shall not exceed the aggregate Additional Tranche A Term Loan Commitments in effect immediately prior to the funding thereof. Such Additional Tranche A Term Loans may be repaid or prepaid in accordance with the terms and conditions hereof, but once repaid or prepaid may not be re-borrowed. For the avoidance of doubt, Borrower may only make one Borrowing of Additional Tranche A Term Loans and such Borrowing shall be required to be in an amount equal to one hundred percent (100%) of the then in effect Additional Tranche A Term Loan Commitments.

(b) Initial Tranche B Term Loans and Additional Tranche B Term Loans.

(i) Effective upon the Initial Draw Credit Date, without any further action by any party to this Agreement or any other Person (including the Prepetition Lenders and the Prepetition Agent), each Initial Lender’s Initial Prepetition Rolled Indebtedness shall be automatically “rolled-up” and substituted and exchanged for (and repaid on a cashless basis by) loans issued hereunder (the “Initial Tranche B Term Loans”) on a dollar for dollar basis, and such Initial Tranche B Term Loans shall be automatically deemed funded on and as of the Initial Draw Credit Date, shall constitute and be deemed to be Loans hereunder and shall constitute a portion of the outstanding Obligations owing to the Secured Parties hereunder. Such Initial Tranche B Term Loans may be repaid or prepaid in accordance with the terms and conditions hereof, but once repaid or prepaid may not be re-borrowed. For the avoidance of doubt, (x) Appendix A-2 sets forth as of the Initial Draw Credit Date the Initial Prepetition Rolled Indebtedness owing to each Initial Lender which shall be deemed Initial Tranche B Term Loans outstanding hereunder automatically on and upon the occurrence of the Initial Draw Credit Date and (y) there shall be no conditions precedent to the automatic Borrowing of the Initial Tranche B Term Loans on the Effective Date. It is understood and agreed that such Initial Tranche B Term Loans were automatically deemed funded in an amount equal to the aggregate Initial Prepetition Rolled Indebtedness on the Initial Draw Credit Date and notwithstanding the fact the Initial Draw Credit Date occurred prior to the Effective Date, the Initial Tranche B Term Loans accrued interest and earned fees in accordance with, and were subject to the terms and conditions set forth in, this Agreement and the other Loan Documents on and as of the Initial Draw Credit Date.

(ii) Effective upon the Final DIP Order Entry Date, without any further action by any party to this Agreement or any other Person (including the Prepetition Lenders and the Prepetition Agent), each Initial Lender’s Additional Prepetition Rolled Indebtedness shall be automatically “rolled-up” and substituted and exchanged for (and repaid on a cashless basis by) loans issued hereunder (the “Additional Tranche B Term Loans”) on a dollar for dollar basis, and such Additional Tranche B Term Loans shall automatically be deemed funded on and as of the Final DIP Order Entry Date, shall constitute and be deemed to be Loans hereunder and shall constitute a portion of the outstanding Obligations owing to the Secured Parties hereunder. Such Additional Tranche B Term Loans may be repaid or prepaid in accordance with the terms and conditions hereof, but once repaid or prepaid may not be re-borrowed. For the avoidance of doubt, (x) Appendix A-3 sets forth as of the Effective Date the Additional Prepetition Rolled Indebtedness

owing to each Initial Lender which (subject to the proviso contained in the definition of “Additional Prepetition Rolled Indebtedness”) shall be deemed Additional Tranche B Term Loans outstanding hereunder automatically on and upon the occurrence of the Final DIP Order Entry Date and (y) there shall be no conditions precedent to the automatic Borrowing of the Additional Tranche B Term Loans on the Final DIP Order Entry Date.

(c) Borrowing Mechanics for Term Loans.

(i) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than three (3) Business Days prior to the Initial Draw Credit Date (or such shorter period permitted by Administrative Agent), with respect to the Initial Tranche A Term Loans made on the Initial Draw Credit Date. Following the Effective Date (and subject to the conditions set forth in Section 3.2), with respect to the Additional Tranche A Term Loans made during the Additional Tranche A Term Loans Availability Period, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice at least three (3) Business Days in advance of the proposed date of Borrowing (or such shorter period consented to by Administrative Agent). A Funding Notice shall be irrevocable (unless Administrative Agent consents in writing to any requested revocation), and Borrower shall be bound to make a borrowing in accordance therewith. Promptly upon receipt by Administrative Agent of any such Funding Notice, Administrative Agent shall notify each Lender of the proposed Borrowing. Administrative Agent and Lenders (A) may act without liability upon the basis of written or facsimile notice believed by Administrative Agent in good faith to be from Borrower (or from any Authorized Officer thereof designated in writing purportedly from Borrower to Administrative Agent), (B) shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Tranche A Term Loan on behalf of Borrower until Administrative Agent receives written notice to the contrary, and (C) shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(ii) Each Lender shall make its applicable Tranche A Term Loans available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver by the applicable Lenders (in accordance with Section 10.5) of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Borrower.

(iii) For the avoidance of doubt, no Funding Notice shall be required to be delivered in connection with the Borrowing of any Tranche B Term Loans.

(d) Several Obligations; Availability of Funds.

(i) Several Obligations. No Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Tranche A Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(ii) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s applicable Tranche A Term Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the Interest Rate.

(e) Termination of Commitments.

(i) The Initial Tranche A Term Loan Commitments of each Lender automatically terminated upon the making of such Lender’s Initial Tranche A Term Loans pursuant to Section 2.1(a)(i) on the Initial Draw Credit Date.

(ii) The Additional Tranche A Term Loan Commitments of each Lender shall automatically terminate upon the earlier of (x) the making of such Lender’s Additional Tranche A Term Loans pursuant to Section 2.1(a)(ii) during the Additional Tranche A Term Loan Availability Period and (y) the occurrence of the Additional Tranche A Term Loan Commitments Termination Date.

(iii) For the avoidance of doubt, any unused Tranche A Term Loan Commitment shall automatically terminate upon the acceleration of the Obligations in accordance with Section 8.2.

Section 2.2 Use of Proceeds. Without limiting any other term or condition of this Agreement, (i) the proceeds of the Loans shall solely be used by Borrower (or any Subsidiary thereof) in accordance with Section 5.22 and (ii) no portion of the proceeds of any Loan shall be used by Borrower (or any Subsidiary thereof) in any manner that violates Section 6.25(a).

Section 2.3 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Term Loans made (or otherwise held) by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the principal amount of the Term Loans (and stated interest thereon) of each Lender from time to time (the “Register”). The Register shall be available for inspection by Company at any reasonable time and from time to time upon reasonable prior notice, and Administrative Agent shall notify Company in writing following any updates to the Register made from time to time. Administrative Agent shall record in the Register the Term Loans, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive (absent manifest error) and binding on Company and each Lender, and Company, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to and in accordance with the terms and conditions hereof as a Lender hereunder for any purposes of this Agreement; provided, failure to make any such recordation, or any error in such recordation, or any failure to provide notice of any updates to the Register, shall not affect Company’s Obligations in respect of any Term Loan. Company hereby designates the entity serving as Administrative Agent to serve as Company’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.3, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent), Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) within two (2) Business Days of such request a Note or Notes.

Section 2.4 Interest.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made (including as the result of any payment in kind of any interest and/or fee) through repayment thereof at a rate per annum equal to the Interest Rate.

(b) Interest payable hereunder shall be computed on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan shall be included and the date of payment of such Loan shall be excluded; provided if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(c) Interest on each Loan accruing pursuant to Section 2.4(a) shall be payable (or, in the case of the payment due December 31, 2022, was paid) in arrears on the last day of each calendar month, commencing on December 31, 2022 and (if applicable) interest on each Loan accruing at the Default Rate (including the underlying Interest Rate component thereof) shall be payable in arrears on a daily basis. Subject to the immediately following sentence, interest accruing on each Loan (including, if applicable, interest accruing at the Default Rate) shall automatically be paid-in-kind on the applicable date due pursuant to the first sentence of this clause (c) by capitalizing such interest and increasing the outstanding principal amount of the applicable Loan on such due date by the amount of such accured but unpaid interest thereon (“PIK Interest”). Notwithstanding anything herein to the contrary, interest on each Loan shall be payable in Cash in Dollars (A) upon any prepayment of that Loan, whether voluntary or mandatory, (B) on the Maturity Date and (C) on and after the acceleration of the Loans. Once PIK Interest is capitalized and added to the principal amount of the applicable Loans, such PIK Interest shall thenceforth be considered principal for all purposes hereunder (and shall bear interest in accordance with this Section 2.4 and, if applicable, Section 2.6 from the date on which such PIK Interest has been so added).

Section 2.5 [Reserved].

Section 2.6 Default Interest. Automatically upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and any fees or other amounts owed hereunder (or under the other Loan Documents), shall from and after the first date of the occurrence of such Event of Default bear interest at a rate that is 2.00% per annum in excess of the Interest Rate. All interest payable at the Default Rate shall be payable in accordance with Section 2.4(c). Payment or acceptance of the Default Rate of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.7 Fees.

(a) Upfront Fees. Borrower agrees to pay (or cause to be paid) to Administrative Agent, for the benefit of each Lender on the Initial Draw Credit Date, a non-refundable upfront fee equal to 1.50% of the aggregate amount of such Lender’s Tranche A Term Loan Commitments on the Initial Draw Credit Date prior to the funding of any Loans (the “Upfront Fees”), which Upfront Fees were fully earned and due and payable on the Initial Draw Credit Date and shall be paid in kind automatically on the Initial Draw Credit Date by increasing the aggregate principal amount of the Iniital Tranche A Term Loan (held by each applicable Lender on the Initial Draw Credit Date) by the amount of such Upfront Fees. For the avoidance of doubt, such Upfront Fees were so paid on the Initial Draw Credit Date.

(b) Exit Fees. Borrower agrees to pay to Administrative Agent, for the benefit of the Lenders on the Exit Fee Payment Date in accordance with their Exit Fee Pro Rata Shares as of such Exit Fee Payment Date, a non-refundable exit fee equal to 3.00% of the aggregate amount of Tranche A Term Loan Commitments of all Lenders on the Effective Date prior to the funding of any Loans (the “Exit Fees”), which Exit Fees are fully earned on the Effective Date and payable in Cash in Dollars upon the earliest to occur of (i) the Maturity Date, (ii) the date which the Obligations are accelerated in accordance with Section 8.2, (iii) the date the Obligations are converted into CVRs in accordance with Section 1.7 (it being understood and agreed that such Exit Fees will also be converted into the CVRs) and (iv) the first date Borrower prepays or repays all or any portion of the Tranche A Term Loans pursuant to Section 2.8 or Section 2.9 (such earliest date, the “Exit Fee Payment Date”).

(c) Administrative Agent Fee. Borrower agrees to pay (or to cause to be paid) an annual administrative agent fee of $50,000 (the “Administrative Agent Fee”) in Cash in Dollars to TOP IV Talents, for its own account, as consideration for serving as Administrative Agent under the applicable Loan Documents, which fee shall be payable annually in advance commencing on the Initial Draw Credit Date and thereafter on the anniversary thereof, until the Obligations (including after the conversion thereof into CVRs) (other than contingent reimburesment and indemnification obligations for which no claim has been made) are indefeasibly paid in full in Cash. No portion of the Administrative Agent Fee shall be subject to any rebate, proration or repayment in respect of any partial period.

(d) Commitment Fees. Borrower agrees to pay (or cause to be paid) to Administrative Agent, for the benefit of each Lender party to the Commitment Letter, a non-refundable commitment fee equal to 5.00% of the aggregate amount of such Lender’s Tranche A Term Loan Commitments on the Interim DIP Order Entry Date prior to the funding of any Loans (the “Commitment Fees”), which Commitment Fees were fully earned and due and payable on the Interim DIP Order Entry Date and were paid automatically on the Interim DIP Order Entry Date and constitute outstanding Tranche A Term Loans as of the Interim DIP Order Entry Date (and began accruing interest on the Interim DIP Order Entry Date). For the avoidance of doubt, such Commitment Fees were so paid on the Interim DIP Order Entry Date.

(e) No Counterclaim. None of the Commitment Fees, the Upfront Fees, the Exit Fees, the Administrative Agent Fee nor any other fee owed hereunder or under any other Loan Document shall be subject to counterclaim or setoff for, or be otherwise affected by, any claim or dispute which Borrower may have.

(f) Tax Treatment. The parties hereto agree to treat, and consistently report, the Upfront Fees, the Exit Fees and the Commitment Fees, as applicable, as not subject to U.S. federal income tax withholding, (i) in the case of the Commitment Fees and Upfront Fees attributable to the Initial Tranche A Term Loans, by reason of being original issue discount or interest (ii) in the case of the Exit Fees, by reason of being interest and (iii) in the case of the remaining Commitment Fees and Upfront Fees, by reason of being a “put premium” paid to the Lenders, and not, in each case, for the avoidance of doubt, as payment for services, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code. For the avoidance of doubt, such payment shall be subject to the provisions of Section 2.15.

Section 2.8 Repayment of Term Loans. The Term Loans, together with all accrued and unpaid interest thereon, and all fees and other amounts (including the Obligations) owed hereunder, shall be paid in full no later than the Maturity Date.

Section 2.9 Voluntary Prepayments.

(a) Company may prepay at any time the Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Such prepayment shall be applied by Administrative Agent in accordance with Section 2.11(a).

(b) All such prepayments shall be made upon not less than three (3) Business Day’s prior written notice given to Administrative Agent by 1:00 p.m. (New York City time) on the date required (and Administrative Agent will promptly transmit such notice to each Lender). Upon the giving of any such notice, the principal amount of the applicable Term Loans specified in such notice shall become due and payable on the prepayment date specified therein.

Section 2.10 Mandatory Prepayments.

(a) Asset Sales.

(i) On the date of receipt by any Loan Party of any Net Proceeds from one or more Asset Sales (other than Net Proceeds (x) from Asset Sales consummated pursuant to Section 6.8(b), Section 6.8(c) or 6.8(d) and (y) in an aggregate amount since the Petition Date of less than $50,000 from Asset Sales consummated pursuant to Section 6.8(e)), subject to Section 5.8(b)(iii) in the case of Segregated Cure Costs, Company shall prepay on such date the Term Loans in an aggregate amount equal to such excess Net Proceeds; provided, that the Net Proceeds of any Asset Sales of Prepetition Collateral shall only be required to prepay Term Loans pursuant to this Section 2.10(a) to the extent (x) the Prepetition Lenders (or the Prepetition Agent on their behalf) decline to apply such proceeds (or such Net Proceeds are otherwise not applied) to pay the Prepetition Obligations or (y) the Prepetition Obligations (other than contingent reimbursement and indemnification obligations for which no claim has been made) have been paid in full (it being understood and agreed that if the Prepetition Obligations (other than contingent reimbursement and indemnification obligations for which no claim has been made) are paid in full from the application of a portion (but not all) of such Net Proceeds or only a portion of such Net Proceeds are applied to the Prepetition Obligations for any other reason, the excess (or not so applied) amount of such Net Proceeds shall be required to prepay the Term Loans in an aggregate amount equal to such excess (or not so applied) Net Proceeds).

(ii) Nothing contained in this Section 2.10(a) shall permit Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.20.

(b) Insurance/Condemnation Proceeds. On the date of receipt by any Loan Party, or Administrative Agent as loss payee, of any Net Proceeds from insurance or any condemnation, taking or other casualty, Company shall prepay on such date the Term Loans in an aggregate amount equal to such Net Proceeds; provided, that to the extent such Net Proceeds constitute Prepetition Collateral, such Net Proceeds shall only be required to prepay Term Loans pursuant to this Section 2.10(b) to the extent (x) the Prepetition Agent or the requisite Prepetition Lenders decline to apply such proceeds (or such Net Proceeds are otherwise not applied) to pay the Prepetition Obligations or (y) the Prepetition Obligations (other than contingent reimbursement and indemnification obligations for which no claim has been made) have been paid in full (it being understood and agreed that if only a portion of such Net Proceeds are not applied or the Prepetition Obligations are paid in full from the application of a portion (but not all) of such Net Proceeds, the excess (or not applied) amount of such Net Proceeds shall be required to prepay the Term Loans in an aggregate amount equal to such excess (or not applied) Net Proceeds).

(c) Extraordinary Receipts. On the date of receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts, Company shall prepay on such date the Terms Loan in the amount of such Extraordinary Receipts; provided, that to the extent any Extraordinary Receipts constitute Prepetition Collateral, such Extraordinary Reciepts shall only be required to prepay Term Loans pursuant to this Section 2.10(c) to the extent (x) the Prepetition Agent or the requisite Prepetition Lenders decline to apply such proceeds (or such Extraordinary Receipts are otherwise not applied) to pay the Prepetition Obligations or (y) the Prepetition Obligations (other than contingent reimbursement and indemnification obligations for which no claim has been made) have been paid in full (it being understood and agreed that if only a portion of such Extraordinary Reciepts are not applied or the Prepetition Obligations are paid in full from the application of a portion (but not all) of such Extraordinary Receipts, the excess (or not applied) amount of such Extraordinary Receipts shall be required to prepay the Term Loans in an aggregate amount equal to such excess (or not applied) Extraordinary Receipts).

(d) Issuance of Equity Securities. On the date of receipt by Company of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Company or, without limiting Section 6.9, any of its Subsidiaries, Company shall prepay on such date the Term Loans in the aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable and documented and actually paid Cash costs and Cash expenses associated therewith, in each case, paid to non-Affiliates.

(e) Issuance of Debt. On the date of receipt by Company or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Company or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.2), Company shall prepay on such date the Terms Loan as set forth in Section 2.11(a) in the aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable and document actually paid Cash costs and Cash expenses associated therewith, in each case, paid to non-Affiliates.

(f) Prepayment Certificate. Concurrently with any prepayment of the Term Loan pursuant to Section 2.10(a) through Section 2.10(e), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Section 2.11 Application of Prepayments.

(a) Application of Voluntary Prepayments of Term Loans. Each voluntary prepayment of Term Loans made pursuant to Section 2.9 shall be applied pro rata to the Term Loans based on the outstanding principal amounts thereof.

(b) Application of Mandatory Prepayments of Term Loans. Each mandatory prepayment of Term Loans made pursuant to Section 2.10 shall be applied pro rata to the Term Loans based on the outstanding principal amounts thereof (and if no such Term Loans are then outstanding, shall be applied to the payment of all other outstanding Obligations in accordance with the waterfall set forth in Section 2.12(f)).

(c) Nothing contained herein shall modify the provisions of Section 2.12(b) regarding the requirement that all prepayments be accompanied by accrued interest on the principal amount being prepaid to the date of such prepayment, or any requirement otherwise contained herein to pay all other amounts as the same become due and payable in accordance with and subject to the terms and conditions herein.

Section 2.12 General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds in Cash (subject to Section 2.4(c) with respect to the payment-in-kind of PIK Interest during certain periods), without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than 3:00 p.m. (New York City time) to Administrative Agent’s Account (it being understood and agreed that funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next Business Day unless otherwise consented to by Administrative Agent).

(b) All payments in respect of the principal amount of any Term Loan (including payments made pursuant to Section 2.9 and Section 2.10) shall be accompanied by payment in Cash of accrued and unpaid interest on the principal amount being repaid or prepaid and all other amounts due and payable hereunder with respect to the principal amount being repaid or prepaid (including any Exit Fee).

(c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable on a pro rata share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Whenever any payment to be made hereunder in Cash shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(e) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in Cash same day funds (other than certain interest and fees that are permitted to be paid in kind in accordance with Section 2.4(c) and Section 2.7(a) and Section 2.7(d) with respect to the payment of PIK Interest) prior to 3:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with and subject to the terms and conditions of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.

(f) Notwithstanding anything to the contrary in this Agreement (other than Section 10.25(d)), (x) all proceeds of Collateral received by Administrative Agent, a Lender or any other Person pursuant to the exercise of rights or remedies against the Collateral, (y) all payments received by Administrative Agent or any Lender upon and after the acceleration of any of the Obligations and (z) all payments received by Administrative Agent or any Lender following written notice to Borrower and Administrative Agent by the Required Lenders during the existence of an Event of Default to impose the waterfall set forth in this Section 2.12(f), shall be applied, subject to the priority of the Liens of the Prepetition Agent over the Prepetition Collateral as set forth in the DIP Order, in full or in part as follows:

first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to Administrative Agent until paid in full;

second, ratably to pay the Obligations in respect of any fees and indemnities then due and payable to the Lenders until paid in full;

third, ratably to pay interest then due and payable in respect of the Term Loans until paid in full;

fourth, ratably to pay the principal of the Term Loans until paid in full;

fifth, to the ratable payment of all other Obligations then due and payable until paid in full; and

sixth, to the Person entitled thereto under the applicable DIP Order (or if no such person exists, as directed by the Bankruptcy Court).

(g) For purposes of Section 2.12(f) (other than clause sixth, of Section 2.12(f)), “paid in full” means payment in Cash of all amounts due and payable under the Loan Documents in accordance with and subject to the terms and conditions thereof (including Section 1.3), including loan fees, service fees, Exit Fees, Upfront Fees, Administrative Agent Fee, reimbursement of fees and expenses of Administrative Agent and the Lenders, indemnification payments required to be made hereunder, default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(h) In the event of a direct conflict between the priority provisions of Section 2.12(f) and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.12(f) shall control and govern.

(i) Borrower hereby authorizes Administrative Agent to charge Company’s accounts with Administrative Agent or any of its Affiliates in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose). The Lenders and Company also hereby authorize Administrative Agent to, and Administrative Agent may, from time to time upon prior notice to Company, charge the Loan Account with any amount due and payable by Company under any Loan Document. Each of the Lenders and Company agrees that Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 3.2 have been satisfied. The Lenders and Company confirm that any charges which Administrative Agent may so make to the Loan Account as herein provided will be made as an accommodation to Company and solely at Administrative Agent’s discretion, provided that Administrative Agent may from time to time charge the Loan Account of Company with any amount due and payable under any Loan Document.

Section 2.13 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents, if any, with respect to amounts realized from the exercise of rights with respect to Liens securing the Obligations on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as Cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (but not, for the avoidance of doubt, under the Prepetition Loan Documents or in respect of the Prepetition Obligations) (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender having Term Loans, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders having Term Loans in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company (including the Case) or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.14 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.15 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority having appropriate jurisdiction, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-Governmental Authority (whether or not having the force of law): (i) subjects such Recipient (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, and (B) Taxes described in clauses (i)(B) and (ii) through (iv) of the excluded Taxes described in Section 2.15(a)) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender or such other Recipient (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender or such other Recipient, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender or such other Recipient for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender or such other Recipient shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender or such other Recipient under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Effective Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans or other obligations hereunder with respect to the Term Loan to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after Tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) in accordance with Section 10.1 a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 2.15 Taxes; Withholding, etc.

(a) Withholding of Taxes. All sums payable by any Loan Party on account of any obligation of a Loan Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax, except as required by applicable law. If any Loan Party or any other Person is required by applicable law (as determined in the good faith discretion of such Loan Party or any other Person) to make any deduction or withholding on account of any Tax, other than (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (A) imposed due to or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (B) as the result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (ii) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which such Lender acquires its interest in any amounts payable under the Loan Documents or such Lender becomes a party hereto or such Lender changes its lending office, except that this clause (ii) shall not apply to the extent that, pursuant to this Section 2.15 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such recipient’s failure to comply with Section 2.15(d) and (iv) Taxes imposed under FATCA, then all such non-excluded Taxes, collectively or individually, will be “Indemnified Taxes”. If any Loan Party or any other Person is required by law to make any deduction or withholding on account of any Indemnified Tax or Other Tax from any sum paid or payable by any Loan Party to Administrative Agent or any Lender under any of the Loan Documents: (1) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (2) Company shall be entitled to pay any such Tax in accordance with applicable law and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority; (3) the sum payable by such Loan Party shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment of Indemnified Taxes, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment of Indemnified Taxes been required or made; and (4) as soon as practicable after any payment of Taxes by Company to a Governmental Authority pursuant to this Section 2.15(a), Company shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(b) Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authorities any present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document, except for any such Taxes that, with respect to any recipient, are imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) (“Other Taxes”). As soon as practicable after any payment of Taxes by Company to any Governmental Authority pursuant to this Section 2.15(b), Company shall deliver to Administrative Agent the original or a certified copy of a receipt issued by a Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(c) Tax Indemnification. The Loan Parties hereby jointly and severally indemnify and agree to hold Administrative Agent and Lender harmless from and against all Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.15) payable or paid by such Person, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted or imposed by the relevant Governmental Authority. Such indemnification shall be paid within ten (10) days from the date on which Administrative Agent or Lender makes written demand therefor specifying the amount of such Indemnified Taxes or Other Taxes and such written demand shall be conclusive absent manifest error.

(d) Evidence of Exemption From U.S. Withholding Tax. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Company and Administrative Agent, at the time or times reasonably requested by Company or Administrative Agent, such properly completed and executed documentation reasonably requested by Company or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Company or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Company or Administrative Agent as will enable Company or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(i), (d)(ii) and (d)(iii) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “Non-US Lender”) shall deliver to Company and Administrative Agent, on or prior to the Effective Date (in the case of each Lender listed on the signature pages hereof on the Effective Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion), at the request of Company: (i) two (2) copies of Internal Revenue Service Form W-8IMY (with appropriate attachments), W-8BEN, W-8BEN-E or W-8ECI (or any successor forms), as applicable, properly completed and duly executed by such Lender to establish that such Lender is subject to an exemption from, or a reduction in the rate of, withholding of United States federal income tax with respect to any payments to such Lender of amounts payable under any of the Loan Documents, and (ii) if such Lender is claiming exemption from United States federal income tax under Section 871(h) or 881(c) of the Internal Revenue Code, a Certificate Regarding Non-Bank Status, properly completed and duly executed by such Lender. Each Lender required to deliver any forms or certificates with respect to United States federal income tax withholding matters pursuant to this Section 2.15(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that such Lender shall deliver to Company and Administrative Agent two (2) new copies of Internal Revenue Service Form W-8IMY (with appropriate attachments thereto), W-8BEN, W-8BEN-E or W-8ECI, as applicable, and, if applicable, a Certificate Regarding Non-Bank Status (or any successor forms), as the case may be, properly completed and duly executed by such Lender, or notify Administrative Agent and Company of its inability to deliver any such forms or certificates. Notwithstanding the above, a Non-US Lender shall not be required to deliver any form pursuant to Section 2.15(d)(i) that such Non-US Lender is not legally able to deliver.

(ii) If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Company and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Company or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Company or Administrative Agent as may be necessary for Company and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(d)(ii), FATCA shall include any amendments made to FATCA after the date of this Agreement. Notwithstanding the above, a Lender shall not be required to deliver any form or other form of documentation pursuant to this Section 2.15(d)(ii) that such Non-US Lender is not legally able to deliver.

(iii) Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes shall deliver to Company and Administrative Agent (for transmission to Company upon Company’s written request), on or prior to the Effective Date (in the case of each such Lender listed on the signature pages hereof on the Effective Date) or on or prior to the date such Person becomes a Lender hereunder, and at such other times as may be necessary in the determination of Administrative Agent (in its reasonable exercise of its discretion) or at the request of Company, two (2) copies of Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such Lender to establish that such Lender is not subject to United States backup withholding taxes with respect to any payments to such Lender of amounts payable under any of the Loan Documents.

(e) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) Survival. Each party’s obligations under this Section 2.15 shall survive the assignment of rights by, or the replacement of a Lender and the repayment, satisfaction, and discharge or all obligations under any Loan Document.

Section 2.16 Obligation to Mitigate. Each Lender agrees that after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.13, 2.14, or 2.15, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, and to the extent it would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.13, 2.14, or 2.15 would be materially reduced and if, as determined by such Lender in its sole discretion exercised in good faith, the making, issuing, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.16 unless Company agrees to pay all reasonable incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.17 [Reserved].

Section 2.18 [Reserved].

Section 2.19 Security Interests. Company acknowledges and agrees (and, in the case of the following clause (a), represents and warrants) that:

(a) Collateral; Grant of Lien and Security Interest.

(i) (x) The Interim DIP Order created a valid and perfected first priority (or in the case of Permitted Junior Collateral owned by the Loan Parties, second priority junior only to the applicable Permitted Priority Secured Parties) security interest in favor of Administrative Agent for the benefit of the Lenders and the other Secured Parties in the Collateral owned by the Loan Parties (and the Final DIP Order shall ratify, on a final basis, the valid creation and perfection and priority of such security interest) and (y) the Loan Parties have granted a first priority (or in the case of Permitted Junior Collateral, second priority junior only to the applicable Permitted Priority Secured Parties) security interest in favor of Administrative Agent for the benefit of the Lenders and the other Secured Parties in the Collateral (which, in the case of the Collateral of Borrower, is in addition to, and not in lieu of, the security interest granted in such Collateral by the DIP Orders).

(ii) Upon entry of the Interim DIP Order or Final DIP Order, as the case may be, the Liens and security interests in favor of Administrative Agent referred to in Section 2.19(a)(i) shall be valid and perfected Liens on, and security interests in, the Collateral, prior to all other Liens on, and security interests in, the Collateral, other than the Liens of the Permitted Priority Secured Parties in the Permitted Junior Collateral. Such Liens and security interests and their priority shall remain in effect (including after the conversion of the Obligations into CVRs in accordance with Section 1.7) until the Tranche A Term Loan Commitments shall have been terminated and all Obligations shall have been repaid in Cash in full.

(iii) Notwithstanding anything in any Loan Document to the contrary, none of Administrative Agent, the Lenders or the Secured Parties shall be required to enter into any intercreditor and/or similar agreements effecting any subordination of the Liens of Administrative Agent on the Permitted Junior Collateral to reflect the second priority of such Liens that is set forth in the DIP Orders other than Administrative Agent’s entry, on behalf of the Lenders and the other Secured Parties, of an Acceptable Intercreditor Agreement in respect of the subordination of the Liens on the Prepetition Collateral securing the Obligations to the Liens on the Prepetition Collateral securing the Prepetition Obligations.

(b) Grants; Rights and Remedies. The Liens and security interests referred to in Section 2.19(a)(y) may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. The Collateral Documents (other than the DIP Orders) and the DIP Orders supplement each other, and the grants, priorities, rights and remedies of Administrative Agent and the Lenders hereunder and thereunder are cumulative.

(c) No Filings Required. The Liens and security interests granted by the Loan Parties in the Collateral in favor of Administrative Agent for the benefit of the Lenders and the other Secured Parties to secure the Obligations shall be deemed valid and perfected by entry of the Interim DIP Order or the Final DIP Order, as the case may be. Administrative Agent shall not be required to file any financing statements, mortgages, certificates of title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by the Loan Parties in favor of Administrative Agent for the benefit of the Lenders and the other Secured Parties to secure the Obligations; provided, that Administrative Agent shall be permitted to file any financing statements, mortgages, certificates of title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action with respect to the Lien and security interest granted by the Loan Parties in favor of Administrative Agent for the benefit of the Lenders and the other Secured Parties to secure the Obligations. For the avoidance of doubt, each Loan Party hereby authorizes Administrative Agent to file or record financing statements, intellectual property security agreements and other filing or recording documents or instruments with respect to the Collateral, in such form and in such offices as Administrative Agent determines appropriate or convenient to perfect or otherwise evidence its security interests in the Collateral. In addition, each Loan Party authorizes Administrative Agent to use the collateral description “all assets”, “all personal property, whether now owned or hereafter acquired”, “all assets of Debtor, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of any applicable state (or any comparable law in any other applicable foreing jurisdiction) (the “Uniform Commercial Code”), in any such financing statements.

(d) Further Assurances. The Loan Parties shall take any other actions reasonably requested by Administrative Agent and the Lenders from time to time to cause the attachment, perfection and first priority of (or, in the case of Permitted Junior Collateral, second priority of, junior only to the applicable Permitted Priority Secured Parties), and the ability of Administrative Agent and the Lenders to enforce, the security interest of Administrative Agent and the Lenders in any and all of the Collateral, including, without limitation, (a) executing and delivering any requested security agreement, pledge agreement or mortgage, (b) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code or other applicable law, to the extent, if any, that any Loan Party’s signature thereon is required therefor, (c) causing Administrative Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Administrative Agent to enforce, the security interest of Administrative Agent in such Collateral, (d) complying with any provision of any statute, regulation or treaty of the United States or other applicable foreign jurisdiction as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Administrative Agent to enforce, the security interest of Administrative Agent in such Collateral, and (e) obtaining the consents and approvals of any Governmental Authority or third party and taking all actions required by the Uniform Commercial Code or by other law, as applicable in any relevant jurisdiction.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to the Effective Date. The effectiveness of this Agreement is subject to the satisfaction, or waiver by the applicable Lenders in accordance with Section 10.5, of the following conditions precedent (it being understood and agreed that no condition precedent set forth in clauses (i) or (j) of this Section 3.1 shall fail to be satisfied as a result of any Permitted Contractual Breach):

(a) Loan Documents. Administrative Agent shall have received sufficient copies of each Loan Document (including this Agreement, the Pledge and Security Agreement, Intellectual Property Security Agreements (as defined in the Pledge and Security Agreement) and any Acceptable Intercreditor Agreement) executed and delivered by each applicable Loan Party for each Lender party to this Agreement on the Effective Date;

(b) Organizational Documents; Incumbency. Administrative Agent shall have received a Secretary’s Certificate for each Loan Party attaching: (i) copies of each Organizational Document of such Loan Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Effective Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party or in the case of an English Loan Party or an Irish Loan Party, a specimen of the signature of each person authorized to execute the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors and (in the case of an English Loan Party and/or if typically required under the laws of the jurisdiction where the relevant Loan Party is incorporated) the shareholder(s) / or similar governing body of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is or (in the case of a shareholder of a Loan Party) its Subsidiary is a party or by which it or its assets or (in the case of a shareholder of a Loan Party) its Subsidiary or its Subsidiary’s assets may be bound as of the Interim DIP Order Entry Date, certified as of the Effective Date by its director, secretary or an assistant secretary (or other duly authorized officer) as being in full force and effect without modification or amendment; (iv) other than the English Loan Party and only where such concept exists, a good standing certificate from the applicable Governmental Authority (A) of such Loan Party’s jurisdiction of incorporation, organization or formation and (B) in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business (solely in the case of this subclause (B), except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect), each dated a recent date prior to the Effective Date; and (v) such other documents as Administrative Agent may reasonably request;

(c) Certain Collateral Matters.

(i) The Obligations shall continue to be secured by a first priority (or, in the case of Permitted Junior Collateral, second priority to the applicable Permitted Priority Secured Parties) perfected Lien on all of the assets of the Loan Parties other than Excluded Collateral;

(ii) the Guaranty shall continue to be valid and in full force and effect, in each case, under U.S, English, Irish and all other applicable law;

(iii) Administrative Agent shall have received evidence (satisfactory to Administrative Agent) of (A) the compliance by each Loan Party of their obligations under the Pledge and Security Agreement, the DIP Orders and the other Collateral Documents, if any, (including, without limitation, their obligations to authorize or execute, as the case may be as required under the applicable Collateral Documents, and deliver UCC financing statements, originals of securities (including stock certificates, if any, representing pledged Capital Stock along with appropriate endorsements), and Pledged Debt endorsed in blank (unless such securities or Pledged Stock have been delivered to the Prepetition Agent to secure the Prepetition Obligations) instruments and chattel paper, and any agreements governing deposit and/or securities accounts as provided therein), together with appropriate financing statements on Form UCC-1 in form for filing in such office or offices as may be necessary or, in the reasonable discretion of Administrative Agent, desirable to perfect the security interests purported to be created by each Pledge and Security Agreement and (B) the filing of such UCC-1 financing statements; and

(iv) Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and executed by an Authorized Officer of each Loan Party, together with all attachments contemplated thereby, including the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any assets or property of any Loan Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search;

(d) Effective Date Certificate. Company shall have delivered to Administrative Agent an originally executed copy of the Effective Date Certificate, together with copies of all attachments thereto;

(e) PSC Certificate. With respect to Clovis UK, either:

(i) a certificate of an Authorized Officer of Company certifying that:

(A) Company and each of its Subsidiaries has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the United Kingdom Companies Act 2006 from Clovis UK; and

(B) no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the United Kingdom Companies Act 2006) has been issued in respect of the Capital Stock of Clovis UK,

together with a copy of the “PSC register” (within the meaning of section 790C(10) of the United Kingdom Companies Act 2006) of Clovis UK, which is certified by an Authorized Officer of Company to be correct, complete and not amended or superseded as at a date no earlier than the date of this Agreement; or

(ii) a certificate of an Authorized Officer of Company certifying that Clovis UK is not required to comply with Part 21A of the United Kingdom Companies Act 2006;

(f) FAP Approved Stalking Horse APA. The FAP Approved Stalking Horse APA (i) shall have been executed (which the Lenders acknowledge has been satisified as of the Effective Date), (ii) shall be in full force and effect and shall not have been vacated, stayed, or reversed, and (iii) shall not be modified or amended in any respect without the prior written consent of the Required Lenders;

(g) 3BP Consent. The Debtors shall have obtained the consent of 3BP to the sale and assignment of the FAP Product (and the other FAP Assets) pursuant to the FAP Approved Stalking Horse APA (which the Lenders acknowledge has been satisified as of the Effective Date) and such consent (i) shall be in full force and effect and shall not have been vacated, stayed, or reversed, and (ii) shall not be modified or amended in any respect without the prior written consent of the Required Lenders;

(h) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments (including any Regulatory Action), pending or threatened in any court or before any arbitrator or Governmental Authority that singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect or would result in any Material Regulatory Liability;

(i) Representations and Warranties. The representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to Administrative Agent or any Lender pursuant hereto or thereto on or prior to the date hereof shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as the date hereof to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date;

(j) No Default or Event of Default. As of the Petition Date, no event shall have occurred and be continuing or would result from the consummation of the transactions contemplated herein that would constitute an Event of Default or a Default;

(k) Initial Approved Budget and Initial Approved Cash Flow Forecast. Administrative Agent and the Lenders shall have received the Initial Approved Budget and Initial Approved Cash Flow Forecast (it being understood and agreed that the Initial Approved Budget and Initial Approved Cash Flow Forecast attached hereto as Annexes B-1 and B-2, respectively, are acceptable to Administrative Agent and the Required Lenders);

(l) Interim DIP Order. The Interim DIP Order (i) shall be in full force and effect and shall not have been vacated, stayed, or reversed and (ii) shall not be amended or otherwise modified in any respect without the prior written consent of the Required Lenders;

(m) USA PATRIOT Act. Administrative Agent shall have received, at least two (2) Business Days prior to the Effective Date, (i) all documentation and other information reasonably requested by it in writing at least three (3) Business Days in advance of the Effective Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) to the extent Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, a customary certification for Borrower regarding beneficial ownership in relation to Borrower, in each case in form and substance satisfactory to Administrative Agent and the Lenders in their sole discretion; and

(n) Evidence of Insurance. Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to this Agreement is in full force and effect, together with endorsements naming Administrative Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under this Agreement, in each case, in form and substance reasonably satisfactory to Administrative Agent.

Section 3.2 Conditions Precedent to the Borrowing of Additional Tranche A Term Loans After the Effective Date. The obligation of each Lender to make any Additional Tranche A Term Loan after the Effective Date hereunder is subject to satisfaction, or waiver by the applicable Lenders in accordance with Section 10.5, of the following conditions precedent (it being understood and agreed that no condition precedent set forth in clauses (g) or (h) of this Section 3.2 shall fail to be satisfied as a result of any Permitted Contractual Breach or Permitted Rubraca Breach):

(a) Final DIP Order Entry Date. The Final DIP Order Entry Date shall have occurred and the proposed date of Borrowing shall be during the Additional Tranche A Term Loan Availability Period;

(b) Final DIP Order. The Final DIP Order (x) shall have been entered on the docket of the Bankruptcy Court in form and substance acceptable to Borrower, Administrative Agent and the Required Lenders and authorize use of cash collateral on a final basis for the limited purpose of funding expenses in accordance with the Approved Budget and the Approved Cash Flow Forecast that are incurred (including fees of Professional Persons and employee costs) to preserve the value of, the Prepetition Collateral and (y) shall be in full force and effect and shall not have been vacated, stayed, reversed, overturned or modified in any respect without the written consent of the Required Lenders;

(c) Compliance with Final DIP Order. Borrower shall be in compliance with the Final DIP Order;

(d) FAP Approved Stalking Horse APA. The FAP Approved Stalking Horse APA shall be in full force and effect and shall not have been terminated unless, consistent with the FAP Bidding Procedures, a FAP Approved Alternative APA is executed by the Debtors concurrently with the termination of the FAP Approved Stalking Horse APA and, in such case, the FAP Approved Alternative APA shall be in full force and effect and shall not have been terminated.

(e) 3BP Consent. The Debtors have obtained the consent of 3BP to the sale and assignment of the FAP Product (and the other FAP Assets) pursuant to the FAP Approved Stalking Horse APA (which the Lenders acknowledge has been satisified as of the Effective Date) or an FAP Approved Alternative APA, as applicable and such consent (i) shall be in full force and effect and shall not have been vacated, stayed, or reversed, and (ii) shall not be modified or amended in any respect without the prior written consent of the Required Lenders.

(f) Waiver of the Equities. The Lenders shall have received (i) a waiver of any “equities of the case” under section 552(b) of the Bankruptcy Code and (ii) a waiver of the provisions of section 506(c) of the Bankruptcy Code (it being understood and agreed by Borrower, on behalf of itself and its Subsidiaries, that in no event shall any of the Lenders be subject to the equitable doctrine of “marshalling” or any similar doctrine with respect to the Collateral);

(g) Representations and Warranties. As of such Credit Date, the representations and warranties contained herein and in each other Loan Document or certificate or other writing delivered to Administrative Agent or any Lender pursuant hereto or thereto on or prior to the Credit Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date;

(h) No Default. As of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Borrowing that would constitute an Event of Default or a Default;

(i) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice for such Borrowing in accordance with the requirements hereof;

(j) Fees and Expenses. All reasonable fees and expenses of Administrative Agent and the Lenders for which invoices have been presented on or before the date of such Borrowing shall have been paid, or arranged to be deducted from the applicable Borrowing, to the extent invoiced at least one (1) day prior to such Borrowing;

(k) No Contravention. The making of any Term Loan after the Effective Date shall not contravene any law, rule or regulation of any Governmental Authority, and shall not be enjoined, temporarily or permanently;

(l) Registrations. All Registrations from the FDA in respect of the Products shall be valid and subsisting and in full force and effect;

(m) Cash Management Order. The Cash Management Order shall be in full force and effect and shall not have been reversed, vacated, stayed or subject to appeal, and shall not have been amended, restated, amended and restated, supplemented or otherwise modified without the prior written consent of the Required Lenders; and

(n) Security Interest. (i) The Obligations (including the Additional Tranche A Term Loans once funded) shall continue to be secured by a first priority (or, in the case of Permitted Junior Collateral, second priority to the applicable Permitted Priority Secured Parties) perfected Lien on all of the assets of the Loan Parties other than Excluded Collateral and (ii) the Guaranty shall continue to be valid and in full force and effect, in each case, under U.S, English, Irish and all other applicable law.

The Funding Notice submitted by Borrower in respect of the Borrowing of Additional Tranche A Term Loans shall be deemed to be a representation and warranty and certification that the conditions specified in this Section 3.2 have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Administrative Agent and Lenders to enter into this Agreement and to make each Loan to be made by it hereunder, each Loan Party represents and warrants to Administrative Agent and each Lender, on the Effective Date and on each Credit Date, that the following statements are true and correct:

Section 4.1 Organization; Requisite Power and Authority; Qualification. Each of Company and its Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in such jurisdiciton) under the laws of its jurisdiction of organization or incorporation as identified in Schedule 4.1, (b) subject to the entry and the terms of the DIP Orders in the case of the Debtors, has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Company, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 4.2 Capital Stock and Ownership. The Capital Stock of each of Company and its Subsidiaries has been duly authorized and, to the extent applicable, validly issued and is fully paid and non-assessable. As of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of Company or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company or any of its Subsidiaries.

Section 4.3 Due Authorization. Subject to the entry and the terms of the DIP Orders, the execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.4 No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate (i) any law, governmental rule or regulation applicable to Company or any of its Subsidiaries, (ii) any of the Organizational Documents of Company or any of its Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, except, with respect to clause (i) and clause (iii), as would not (x) be material to Company’s ability to perform its obligations under this Agreement or any other Loan Document, (y) be material to the development or Commercialization of any Product or the conduct of the ATHENA Trial or (z) create a material liability of Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, except as would not (i) be material to Company’s ability to perform its obligations under this Agreement or any other Loan Document, (ii) be material to the development or Commercialization of any Product or the conduct of the ATHENA Trial or (iii) create a material liability of Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets (including any Collateral or any Product Intellectual Property Rights) of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent, on behalf of Secured Parties); (d) result in any default, non-compliance, suspension revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to its operations or any of its properties; or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Interim DIP Order Entry Date and disclosed in writing to Lenders, except in the case of clauses (c), (d) or (e) (other than with respect to Material Product Agreements) as could not reasonably be expected to have a Material Adverse Effect.

Section 4.5 Governmental Consents. Subject to the entry and the terms of the DIP Orders in the case of Borrower, the execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing and/or recordation, and those previously obtained or made as of the Interim DIP Order Entry Date.

Section 4.6 Binding Obligation. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, including the Case, or by equitable principles relating to enforceability.

Section 4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated and consolidating basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and Cash flows, on a consolidated and consolidating basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments.

Section 4.8 Other Bankruptcy Matters.

(a) Each DIP Order, once entered, is in full force and effect and has not been reversed, modified, amended, stayed or vacated absent the written consent of Administrative Agent.

(b) Upon the occurrence of the Maturity Date (whether by acceleration or otherwise), the Lenders shall, subject to the applicable provisions of the Interim DIP Order or the Final DIP Order, as applicable, be entitled to immediate payment of the Obligations, and to enforcement of the remedies provided for under the Loan Documents in accordance with the terms thereof and such applicable DIP order without further application to or order by the Bankruptcy Court.

(c) In each case, after entry of the Interim DIP Order (and the entry of the Final DIP Order when applicable), and pursuant to and to the extent provided in applicable DIP Order, the Obligations will be secured by a valid and perfected liens on the Collateral having the priorities set forth herein.

(d) The Loan Parties are in compliance (i) in all material respects with all orders (other than the DIP Orders) entered by the Bankruptcy Court and (ii) with the DIP Orders, in each case, from the Petition Date.

Section 4.9 [Reserved].

Section 4.10 Adverse Proceedings, etc. There are no Adverse Proceedings (and, to Company’s knowledge, no Adverse Proceedings threatened in writing), individually or in the aggregate, that (a) relate to any Loan Document or the transactions contemplated hereby or thereby, (b) relate to any Product or (c) could materially impair Administrative Agent’s security interest in the Collateral, Company’s and its Subsidiaries’ respective rights, powers or remedies with respect to the Product, or could otherwise reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, in either case, would adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect.

Section 4.11 Payment of Taxes. Except as set forth on Schedule 4.11, all federal and other material income tax returns of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.12 Properties. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of (except as a result of the filing of the Case):

(a) Title. Each of Borrower and its Subsidiaries has (i) good, sufficient, marketable and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and valid title to (in the case of all other personal property), all of their respective properties and assets, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. All such properties and assets are in working order and condition, ordinary wear and tear excepted, and except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Effective Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement described in clause (ii) of the immediately preceding sentence (other than the Specified Real Estate Leases) is in full force and effect and Borrower does not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles. To the best knowledge of each Loan Party, except as a result of any action permitted under section 365 of the Bankruptcy Code, no other party to any such agreement is in material default of its obligations thereunder, and no Loan Party (or any other party to any such agreement) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such agreement.

Section 4.13 No Defaults. Neither Company nor any of its Subsidiaries (a) is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and (b) no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except, in each case of the foregoing clauses (a)-(b), where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect or such default arose prior to or directly as a result of the filing of the Case.

Section 4.14 Environmental Matters. Except as set forth on Schedule 4.14:

(a) No Environmental Claim has been asserted against any Loan Party or any predecessor in interest nor has any Loan Party received written notice of any threatened or pending Environmental Claim against Loan Party or any predecessor in interest.

(b) To the knowledge of each Loan Party, there has been no Release or threatened Release of Hazardous Materials and there are no Hazardous Materials present in violation of Environmental Law on, in, under, at or from any of the properties currently or formerly owned or operated by any Loan Party or any predecessor in interest, or on, in, under, at or from any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest.

(c) The operation of the business of, and each of the properties owned or operated by, each Loan Party are in compliance in all material respects with all Environmental Laws.

(d) Each Loan Party holds and is in compliance in all material respects with all Governmental Authorizations required under any Environmental Laws in connection with the operations carried on by it and the properties owned or operated by it.

(e) To the knowledge of each Loan Party, no event or condition has occurred or is occurring with respect to any Environmental Law, any Release or threatened Release of Hazardous Materials, or any Hazardous Materials Activity which could reasonably be expected to form the basis of an Environmental Claim against, or result in any Environmental Liabilities and Costs to, or require any Remedial Action by, any Loan Party.

(f) No Loan Party has received any written notification pursuant to any Environmental Laws that (i) any work, repairs, construction or capital expenditures are required to be made in respect as a condition of continued compliance with, or pursuant to, any Environmental Laws, or Governmental Authorizations issued pursuant thereto or (ii) any Governmental Authorizations referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated.

(g) The Loan Parties have made available to Administrative Agent true and complete copies of all material environmental reports, audits and investigations related to the Real Property or the operations of the Loan Parties.

Section 4.15 Material Contracts.

(a) Each Material Contract is in full force and effect and no defaults giving any party thereto the right to terminate such Material Contract currently exist thereunder.

(b) Each Material Contract is a legal, valid and binding obligation of Borrower, its Subsidiaries and, to the knowledge of Borrower, each other party thereto, is enforceable in accordance with its terms and is in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights (including the Case) and to general equity principles. Neither Borrower nor its Subsidiaries, nor to the knowledge of the Authorized Officers of Borrower or its Subsidiaries, any other party to any Material Contract, is or was in material breach or default, under the terms of any Material Contract, and no condition existed or exists which, with the giving of notice or the lapse of time or both, could constitute a material breach or default by Borrower or any of its Subsidiaries thereunder.

Section 4.16 Governmental Regulation. Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which limits its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.17 Margin Stock. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Term Loans made to such Loan Party will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates, or conflicts with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.18 Certain Fees. Except as permitted by the DIP Orders, no broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the debt financing transactions contemplated hereby.

Section 4.19 Employee Matters. Neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of its Subsidiaries, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Subsidiaries or to the best knowledge of Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Borrower or any of its Subsidiaries, and (c) to the best knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Subsidiaries and, to the best knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

Section 4.20 Employee Benefit Plans. Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.21 Administrative Priority. Pursuant to the terms of the DIP Orders, the joint and several Obligations of the Loan Parties under this Agreement constitute Superpriority Claims, subject only to the terms of the DIP Orders and the Carve-Out.

Section 4.22 Budgets and Cash Flow Forecasts. The Initial Approved Budget, the Initial Cash Flow Forecast, each Proposed Budget and each Proposed Cash Flow Forecast each reflect the Loan Parties’ good faith projection of necessary and required expenses during the Case of the Loan Parties and their Subsidiaries.

Section 4.23 Compliance with Statutes, etc. Each of Company and its Subsidiaries is in compliance with (i) its Organizational Documents, (ii) all Anti-Terrorism Laws and anti-bribery laws and regulations (including, without limitation, the United Kingdom Bribery Act 2010 (the “UKBA”)) and (iii) all other applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business or the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.24 Intellectual Property.

(a) Each of Company and its Subsidiaries owns, or holds licenses or other adequate rights to use, all Intellectual Property Rights that are necessary to the conduct of its business as currently conducted, including the Product Intellectual Property Rights, and no Intellectual Property Rights relating to any Product are owned or in-licensed by an Affiliate of Company (other than a Subsidiary of Company).

(b) Schedule 4.24(b) (as may be updated from time to time upon written notice to Administrative Agent) sets forth a true, correct and complete listing, under separate headings, of all Contractual Obligations, whether written or oral, (i) under which Company or its Subsidiaries uses or licenses any Product Intellectual Property Rights that any other Person owns, or owes any royalties or other payments to any Person for the use of any Product Intellectual Property Rights, (ii) under which Company or its Subsidiaries have granted any Person any right or interest in any Product Intellectual Property Rights, and (iii) that otherwise affect Company or its Subsidiaries’ use of or rights in the Product Intellectual Property Rights (including distribution agreements, co-existence agreements and covenants not to sue), excluding, in the case of each of clause (i)–(iii), Contractual Obligations that are (x) not material and (y) entered into in the ordinary course of business (which, for the avoidance of doubt, includes investigator-initiated study agreements and material transfer agreements related to research, in both cases entered into in the ordinary course of business). Company may update this list to add additional licenses, so long as such amendment occurs by written notice to Administrative Agent, subject to Company’s obligations and restrictions under this Agreement, including Section 5.9, Section 5.10 and Section 6.20. Company and its Subsidiaries have the exclusive right and license to Commercialize Products under the Registrations and Regulatory Documentation owned by Company and its Subsidiaries and have the exclusive right and license to Commercialize Products under the Product Intellectual Property Rights.

(c) Schedule 4.24(c) sets forth a true, correct and complete listing, including the owner and registration or application number, of all the Product Intellectual Property Rights that are U.S. (federal or state) and foreign (i) Patents, and identifies the owner of each such patent/application, (ii) registered trademarks and trademark applications, and (iii) registered copyrights and copyright applications. Except as identified in Schedule 4.24(c), (A) (x) with respect to the Specified Product IP Rights, the owner listed on Schedule 4.24(c) is the exclusive owner of such registration or application and (y) with respect to all other Product Intellectual Property Rights, to Company’s and its Subsidiaries’ knowledge, the owner listed on Schedule 4.24(c) is the exclusive owner of such registration or application; (B) to Company’s and its Subsidiaries’ knowledge, such registrations are valid, subsisting and enforceable; (C) (x) with respect to the Specified Product IP Rights, none of those registrations or applications have lapsed or been abandoned, cancelled or expired and (y) with respect to all other Product Intellectual Property Rights, to Company’s and its Subsidiaries’ knowledge, none of those registrations or applications have lapsed or been abandoned, cancelled or expired; (D) solely with respect to such registrations or applications within the Specified Product IP Rights, Company has taken all steps to maintain such registrations or applications, including by timely filing fees and responses; and (E) solely with respect to such registrations or applications within the Specified Product IP Rights, each individual (including, to Company’s and its Subsidiaries’ knowledge, individuals not employed by Company or its Subsidiaries) associated with the filing and prosecution of such registrations or applications, including the named inventors, has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including the USPTO, in those jurisdictions where such duties exist. Company may update this list to add additional registrations or applications, so long as such amendment occurs by written notice to Administrative Agent, subject to Company’s obligations and restrictions under this Agreement, including Section 5.9, Section 5.10 and Section 6.20.

(d) Except as disclosed on Schedule 4.24(d), there is no opposition, interference, reexamination, inter partes review, post-grant review, derivation or other post-grant proceeding, injunction, claim, suit, action, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) to which Company or any of its Subsidiaries is a party (or, to Company’s and its Subsidiaries’ knowledge, to which Company and its Subsidiaries are not a party) that is pending or currently threatened, that challenges the legality, scope, validity, enforceability, infringement, ownership, inventorship or other rights with respect to any of the Product Intellectual Property Rights, and neither Company nor its Subsidiaries is aware of any facts that could provide a reasonable basis for any such Disputes except as may arise in the ordinary, day-to-day course of prosecution of intellectual property applications and registrations. Company and its Subsidiaries have not received any written notice that there is any, and to their knowledge there is no, Person who is or claims to be an inventor under any of the Product Patents who is not a named inventor thereof.

(e) To Company’s and its Subsidiaries’ knowledge, there is no past, pending or threatened, and no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) could reasonably be expected to give rise to or serve as a basis for any, action, suit, or proceeding, or any investigation or claim by any Person that claims or alleges that the discovery, development, manufacture, use, import, export or Commercialization of any Product anywhere in the world infringes on any Patent or other Intellectual Property Rights of any other Person or constitutes misappropriation of any other Person’s trade secrets or other Intellectual Property Rights. Except as disclosed on Schedule 4.24(e), to Company’s and its Subsidiaries’ knowledge, no third party is infringing upon or otherwise in violation of any Product Intellectual Property Rights owned or used by Company or its Subsidiaries, or any of their respective Licensees.

(f) Except as disclosed in Schedule 4.24(f), neither Company or its Subsidiaries has entered into any Contractual Obligation (other than this Agreement and the other Loan Documents), commitment or undertaking (i) creating a lien, charge, security interest or other encumbrance on, or relating to or affecting the Product Intellectual Property Rights or any of its

royalties on, or proceeds from, sales of any Product, (ii) pursuant to which Company or its Subsidiaries has sold, transferred, assigned or pledged to any Person royalties on, or proceeds from, sales of any Product, or (iii) providing for milestone payments or similar development, commercialization or intellectual property-related payments to any Person applicable (or that with further development and commercialization may become applicable) to any Product.

Section 4.25 Insurance. Each of Borrower and its Subsidiaries (a) maintains insurance to such extent and against such risks, as is customary with companies in the same or similar businesses, (b) is covered by workmen’s compensation insurance in the amount required by applicable law, (c) maintains commercial general liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) maintains such other insurance as may be required by any Governmental Authority. Schedule 4.25 (as may be updated from time to time upon written notice to Administrative Agent) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

Section 4.26 Common Enterprise. Each Loan Party expects to derive benefit (and its Board of Directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to Borrower hereunder, both in their separate capacities and as members of a group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 4.27 Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.

Section 4.28 Bank Accounts and Securities Accounts. Schedule 4.28 (as may be updated from time to time upon written notice to Administrative Agent) sets forth a complete and accurate list as of the Effective Date (and any subsequent Credit Date) of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof in reasonable detail (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

Section 4.29 Security Interests.

(a) The DIP Orders and the Collateral Documents each create in favor of Administrative Agent, for the benefit of Secured Parties, a legal, valid and enforceable security interest in the Collateral of Borrower secured thereby. Such security interests in and Liens on the Collateral granted thereby shall be valid, perfected, first priority (subject only to the Liens of the Permitted Priority Secured Parties in the Permitted Junior Collateral, in which case Administrative Agent shall have a valid second priority perfected Lien on the Permitted Junior Collateral) security interests, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property constiting Collateral and all other recordings and filings required in any jurisdiction other than the U.S. in which any Loan party is organized in order to create, register or perfect any such security interests.

(b) The Collateral Documents create in favor of Administrative Agent, for the benefit of Secured Parties, a legal, valid and enforceable security interest in the Collateral of the Guarantors secured thereby and each Loan Party will take all required steps to perfect such security interests in the relevant jurisdictions under and to the extent required by each Collateral Document.

Section 4.30 PATRIOT ACT and FCPA. To the extent applicable, each Loan Party is and has been in compliance in all material respects with (a) the laws, regulations and Executive Orders administered by OFAC, (b) the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001 (the “PATRIOT Act”), and (c) applicable anti-corruption laws, including the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and the UKBA. No Loan Party (and, to the knowledge of each Loan Party, no officer, director, empoyee, or Affiliate of such Loan Party acting or benefiting in any capacity in connection with the transactions hereunder) is in violation of any Anti-Terrorism Law in any material respect or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Terrorism Laws. No Loan Party (and, to the knowledge of each Loan Party, no officer, director, employee, or Affiliate of such Loan Party or agent of such Loan Party, in each case acting or benefiting in any capacity in connection with the transactions hereunder) (A) is a Blocked Person, (B) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (C) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs.

Section 4.31 Managerial Assistance and Related Persons. Each Loan Party represents and warrants that (a) TOP IV Talents has offered to make available to each of them “significant managerial assistance” (as defined in Section 2(a)(47) of the Investment Company Act of 1940) and, to the extent any Loan Party accepts such offer from TOP IV Talents, the scope, terms and conditions of such significant managerial assistance are set forth in a separate agreement between such Loan Party and TOP IV Talents and (b) it is not a “person” related to TOP IV Talents as described in Section 57(b) or 57(e) of the Investment Company Act of 1940.

Section 4.32 Disclosure. No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements made or furnished to Lenders by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby when taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Notwithstanding anything to the contrary in the foregoing, it is hereby understood and agreed by each party to this Agreement that any projections, budgets, estimates, pro forma financial information, any other forward-looking statements or information of a general economic or industry nature contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections, budgets, estimates, pro forma financial information and forward looking statements are not to be viewed as facts and that actual results during the period or periods covered by any such projections, budgets, estimates, pro forma financial information and forward looking statements may differ from the projected results and such differences may be material. There are no facts known to any Authorized Officer of Company (other than matters of a general economic nature) that, individually or in the aggregate, are material and pertinent to Company’s ability to consummate the transactions contemplated by the FAP Approved Stalking Horse APA or that could reasonably be expected to result in a Material Adverse Effect and that, in each case, have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.33 [Reserved].

Section 4.34 Regulatory Compliance.

(a) Each of Company and its Subsidiaries have all Registrations from the FDA, comparable foreign counterparts or any other Governmental Authority required to conduct their respective businesses as currently conducted (including any development, manufacture, testing and Commercialization of any Product), except where the failure to have all such Registrations would not adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect. Each of such Registrations is valid and subsisting in full force and effect, except where the failure to do so would not adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect. To the knowledge of Company and its Subsidiaries, neither FDA nor any comparable Governmental Authority is considering limiting, suspending, or revoking such Registrations or changing the marketing classification or labeling of any Product under such Registrations (except any update to the label portion of any Product NDA to include in such label the treatment of the Indication). To the knowledge of Company and its Subsidiaries, there is no materially false or materially misleading information or significant omission in any Product NDA, any supplementary Product application or other notification, submission or report to the FDA or any comparable Governmental Authority that was not corrected by subsequent submission, and all such applications, notifications, submissions and reports provided by Company and its Subsidiaries were true, complete, and correct in all material respects as of the date of submission to FDA or any comparable Governmental Authority. Company and its Subsidiaries have not failed to fulfill and perform their obligations that are due under each such Registration, and no event has occurred or condition or state of facts exists that would constitute a violation of or an instance of non-compliance with the terms of any such Registration, in each case that would reasonably be expected to cause the revocation, termination or suspension or material limitation of any such Registration. To the knowledge of Company and its Subsidiaries, any third party (other than a Generic Licensee) that develops, researches, manufactures or Commercializes any Product pursuant to an agreement with Company or its Subsidiaries (a “Loan Party Partner”) is in compliance with all Registrations from the FDA and any comparable Governmental Authority insofar as they pertain to any Product, and, to the knowledge of Company and its Subsidiaries, each such Loan Party Partner is in compliance with applicable FDA Laws, Federal Healthcare Program Laws or Public Health Laws, except where the failure to so be in compliance would not adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect.

(b) Each of Company and its Subsidiaries is in compliance, and has been in compliance, with all applicable FDA Laws, Federal Healthcare Program Laws and Public Health Laws, except to the extent that any such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) Each Product has been and is being developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed and delivered, by or on behalf of Company and its Subsidiaries (and, to Company’s and its Subsidiaries’ knowledge, by or on behalf of each Loan Party Partner), in compliance in all material respects with the FDA Laws, Federal Healthcare Program Laws and Public Health Laws applicable in the jurisdictions in which such activities have been or are being conducted. To the knowledge of Company and its Subsidiaries, there are no defects in the design or technology embodied in any Product that are reasonably expected to prevent the safe and effective performance of such Product for its intended use (other than such limitations specified in the applicable package insert), except for such defects that would not reasonably be expected to have other Liabilities and except for such defects that would not adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect. No Product has been the subject of any products liability or warranty action against Company or its Subsidiaries, and to the knowledge of Company and its Subsidiaries, no such action involving any Product has been threatened or filed in a court of competent jurisdiction located in the United States.

(d) Except as disclosed in Schedule 4.34(d), neither Company nor any of its Subsidiaries is currently subject to any material obligation arising pursuant to a Regulatory Action and, to the knowledge of Company and its Subsidiaries, no such material obligation or Regulatory Action has been threatened by a Governmental Authority either in writing or through any type of informal communication. In addition, and without limitation on the foregoing, except as disclosed in Schedule 4.24(d), neither Company nor any of its Subsidiaries has received any written notice or communication from the FDA, comparable foreign counterparts or any other Governmental Authority alleging material non-compliance with any FDA Law, Federal Healthcare Program Law or Public Health Law.

(e) Except as disclosed in Schedule 4.34(e), (i) without limitation of subsection (d) above, neither Company nor any of its Subsidiaries has received any written notice or communication from the FDA or any other Governmental Authority alleging material noncompliance with any FDA Law, Federal Healthcare Program Law or Public Health Law, including any Form FDA 483, notice of inspectional observation, notice of adverse finding, notice of violation, warning letters, untitled letters or other notices from the FDA and (ii) to the knowledge of Company and its Subsidiaries, no Loan Party Partner has received any written notice or communication from the FDA or any other Governmental Authority alleging material noncompliance with any FDA Law, Federal Healthcare Program Law or Public Health Law, including any Form FDA 483, notice of inspectional observation, notice of adverse finding, notice of violation, warning letters, untitled letters or other notices from the FDA relating to such Loan Party Partner’s work for Company or such Subsidiary. No Product manufactured or distributed by or on behalf of Company, its Subsidiaries or, to the knowledge of Company and its Subsidiaries, any Licensee has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, development manufacturing or Commercialization activity. Neither Company nor any of its Subsidiaries is aware of any facts or circumstances that are reasonably likely to result in any recall, market withdrawal or discontinuation of any Product.

(f) Company has made available to Administrative Agent complete and accurate copies of all material regulatory filings and regulatory correspondence relating to, and all material clinical data summaries or reports arising out of, the ATHENA Trial in existence as of the Effective Date, including all Registrations pertaining to the ATHENA Trial.

Section 4.35 Government Contracts. Except as set forth on Schedule 4.35, (i) neither Company nor any of its Subsidiaries which is a party to any contract or agreement with any Governmental Authority that Company anticipates will generate accounts receivable or other rights to receive payment related to the Product, and (ii) none of Company’s or such Subsidiary’s accounts receivables or other rights to receive payment related to the Product, in each case, are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state, county or municipal law.

Section 4.36 Health Care Regulatory Laws.

(a) None of Company and its Subsidiaries, nor any officer, director, managing employee or, to the knowledge of Company and its Subsidiaries, agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, is a party to, or bound by, any written order, corporate integrity agreement or other formal written agreement with any Governmental Authority concerning their compliance with Federal Healthcare Program Laws.

(b) None of Company and its Subsidiaries, nor any officer, director, managing employee or, to the knowledge of Company and its Subsidiaries, agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, nor to the knowledge of Company and its Subsidiaries, any Loan Party Partner: (i) is currently charged with or has been convicted of any criminal offense relating to the delivery of an item or service under any Federal Healthcare Program Law; (ii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the SSA; (iii) has been listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (iv) to the knowledge of Company and its Subsidiaries, is the target or subject of any current investigation relating to any of the foregoing or any Federal Health Care Program-related offense. None of Company and its Subsidiaries, nor any officer, director, managing employee or, to the knowledge of Company and its Subsidiaries, any agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, nor to the knowledge of Company and its Subsidiaries, any Loan Party Partner, has been debarred, excluded, disqualified or suspended from participation in any Federal Health Care Program or under any FDA Laws, Federal Healthcare Program Laws or Public Health Laws (including 21 U.S.C. § 335a).

(c) None of Company and its Subsidiaries, nor any officer, director, managing employee or, to the knowledge of Company and its Subsidiaries, any agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, nor to the knowledge of Company and its Subsidiaries, any Loan Party Partner, has engaged in any activity that is in material violation of any Federal Healthcare Program Laws, including the following:

(i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in Cash or kind (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program; or (2) in return for purchasing, leasing, or ordering, or arranging, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program; or

(iv) knowingly and willfully offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in Cash or in kind, to any person to induce such person (1) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program; or (2) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program.

(d) To the knowledge of Company and its Subsidiaries, no person has filed or has threatened to file against Company or any of its Subsidiaries, an action relating to any FDA Law, Public Health Law or Federal Healthcare Program Law under any whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.) that would adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect.

(e) To the extent applicable, each of Company and its Subsidiaries is in compliance in all material respects with HIPAA, and the provisions of all business associate agreements (as such term is defined by HIPAA) to which it is a party, and has implemented reasonably adequate policies, procedures and training designed to assure continued compliance and to detect non-compliance, except where the failure to implement such policies, procedures, and training would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.37 [Reserved].

Section 4.38 Clinical Study Protocol. The protocol in the form provided or made available in the data room on the date hereof is the current, complete and correct protocol for the ATHENA Trial as of the date hereof in all material respects. Company has conducted the ATHENA Trial in accordance with the Clinical Study Protocol in effect as of the date hereof in all material respects.

Section 4.39 Pensions. No Loan Party nor any of its Subsidiaries:

(a) is or has at any time been an employer (for the purposes of sections 38 to 51 of the United Kingdom Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom Pensions Schemes Act 1993); and

(b) is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the United Kingdom Pensions Act 2004) such an employer.

Section 4.40 Centre of Main Interests. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), to its knowledge the “centre of main interests” (as that term is used in Article 3(1) of the Regulation) of each English Loan Party is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

Section 4.41 [Reserved].

Section 4.42 Company Reports; Financial Statements. At all times, the operations of each Loan Party, its subsidiaries, affiliates, predecessors, officers, directors, agents or other third parties acting on behalf of any Loan Party, have been conducted at all times in material compliance with applicable Anti-Terrorism Laws and anti-bribery laws and regulations (including, without limitation, the UKBA).

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with the Lenders and Administrative Agent that, from the Effective Date until the date that all Obligations (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities, in each case in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice has been given) have been indefeasibly paid in full in Cash and the Lenders no longer have any unused Commitments (such date, the “Termination Date”), each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article V.

Section 5.1 Financial and Other Reports. Borrower will deliver to Administrative Agent (which shall deliver such items to the Lenders):

(a) Monthly Reports. As soon as available, and in any event within twenty (20) days after the end of each month (including the month which began prior to the Effective Date), the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, consolidated statements of stockholders’ equity and consolidated statements of Cash flows of Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, together with a Financial Officer Certification with respect thereto;

(b) Quarterly Financial Statements. If and only if financial statements for the applicable Fiscal Quarter are filed on the SEC’s Electronic Data Gathering and Retrieval System, within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and Cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter (including a description of (i) all development costs, salary, and expenses paid or payable by Borrower or its Subsidiaries in connection with any Product during the applicable period and (ii) all costs, royalty, milestone payments and licensing payments, dividends, and distributions, paid or received by Borrower or its Subsidiaries in connection with any Product during the applicable period, in each case, which shall be in form and detail reasonably satisfactory to Administrative Agent), setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. If and only if financial statements for the applicable Fiscal Year are filed on the SEC’s Electronic Data Gathering and Retrieval System, within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and Cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Borrower, which report shall be unqualified, including as to scope of audit, (but may include a “going concern” matter of emphasis or explanatory footnote) and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their Cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except, in the case of consistency with prior years, as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP;

(d) DIP Reporting.

(i) On or before 5:00 p.m. (New York City time) on December 30, 2022, and on or before 5:00 p.m. (New York City time) on every other Friday thereafter, deliver an updated Cash flow forecast on a consolidated basis for Borrower and its Subsidiaries (each, a “Proposed Cash Flow Forecast”) to the then in effect Approved Cash Flow Forecast, covering the 13-week period that commences with the 13-week period immediately following the date of delivery of the Proposed Cash Flow Forecast, consistent with the form and level of detail set forth in the Initial Approved Cash Flow Forecast and otherwise in form and substance acceptable to the Required Lenders, which Proposed Cash Flow Forecast shall be deemed accepted by the Required Lenders unless the Required Lenders (or Administrative Agent) have (or has) objected thereto by written notice (which may be provided by email and may be provided by any of their respective counsels or advisors) to Borrower (or any of its counsels or advisors) within five (5) Business Days after receipt thereof, and if the Required Lenders so approve of such Proposed Cash Flow Forecast, then such Proposed Cash Flow Forecast shall become the “Approved Cash Flow Forecast” for purposes of this Agreement; provided, however, if the Required Lenders or Administrative Agent (including if through their respective counsels or advisors) do provide such objection notice within such five (5) Business Day period, the then-existing Approved Cash Flow Forecast shall constitute the Approved Cash Flow Forecast for the applicable 13-week period until such time as a Proposed Cash Flow Forecast is approved by the Required Lenders in accordance with the foregoing; provided, further, that the Proposed Cash Flow Forecast required to be provided by Borrower on December 30, 2022 pursuant to this subclause (i) was delivered to, and received by, Administrative Agent and accepted by the Required Lenders;

(ii) After the expiration of any Budget Test Period (other than the Budget Test Period ended December 31, 2022), on or before 5:00 p.m. (New York City time) on the first Thursday occurring after such Budget Test Period ends, deliver a report, in form and substance reasonably acceptable to the Required Lenders, that, other than in the case of any such report delivered prior to the Effective Date, includes a certification of a Financial Officer of Borrower as to the truth, correctness and completeness of such report (and the information contained therein) and showing comparisons of actual results for each of the fees, costs, disbursements and other expenses of Borrower and its Subsidiaries (on a line by line basis) during such Budget Test Period against the applicable line item (on a line by line basis) in the Approved Cash Flow Forecast, together with detailed calculations as to whether any Budget Event has occurred, for the applicable Budget Test Period and the most recently ended Budget Reference Period, which report shall include an explanation (in reasonable detail) of any variances set forth therein (each such report a “Variance Report”); provided, that if more than one Budget Test Period ends on the same day, only one Variance Report (which, for the avoidance of doubt, shall include detailed calculations as to whether any individual Budget Event described in clauses (a) through (c) has occurred) shall be required to be delivered pursuant to this subclause (ii) in respect of such Budget Test Periods that end on the same day; provided, further, that the reporting required to be provided by Borrower on December 30, 2022 pursuant to this subclause (ii) was delivered to, and received by, Administrative Agent and was acceptable to the Required Lenders;

(iii) On or before 5:00 p.m. (New York City time) on the thirtieth (30th) day after the last day of each month, beginning with the first month ending after the Petition Date, deliver an updated monthly line item budget, on a consolidated basis for Borrower and its Subsidiaries (each, a “Proposed Budget”), to the then in effect Approved Budget, covering the period from the first day of the immediately following calendar month through the anticipated Maturity Date, which shall be consistent with the form and level of detail set forth in the Initial Approved Budget and otherwise in form and substance acceptable to the Required Lenders, which Proposed Budget shall be deemed to have been accepted by the Required Lenders unless the Required Lenders (or Administrative Agent) have (or has) objected thereto by written notice (which may be provided by email and may be provided by any of their respective counsels or advisors) to Borrower (or any of its counsels or advisors) within five (5) Business Days after receipt thereof, and if the Required Lenders so approve of such Proposed Cash Flow Forecast, then such Proposed Budget shall become the “Approved Budget” for purposes of this Agreement; provided, however, if the Required Lenders or Administrative Agent (including if through their respective counsels or advisors) do provide such objection notice within such five (5) Business Day period, the then-existing Approved Budget shall constitute the Approved Budget for the applicable projection period until such time as a Proposed Budget is approved by the Required Lenders in accordance with the foregoing;

(iv) On or before 5:00 p.m. (New York City time) on December 30, 2022, and on or before 5:00 p.m. (New York City time) on every other Friday thereafter, deliver a report (certified, other than in the case of any such report delivered prior to the Effective Date, by a Financial Officer of Borrower as being true, correct and complete) that is in form and substance reasonably satisfactory to the Required Lenders (it being understood and agreed that the form attached hereto as Exhibit G, is a form that is acceptable to the Required Lenders) with respect to (x) a Professional Fees accrual budget with respect to the anticipated fees and expenses to be incurred by professionals retained by the Loan Parties, the Committee, and other professionals (other than the professionals of Administrative Agent and the Lenders) during the subsequent 13-week period that commences with the week immediately following such Friday and (y) consolidated and consolidating Cash balances of Borrower and its Subsidiaries as of the immediately preceding Friday; provided, that, (1) if requested by Administrative Agent in writing, such a report in respect of clause (y) shall be provided on the Friday of each week ending after such request and (2) all reporting required to be provided by Borrower on December 30, 2022 pursuant to this subclause (iv) was delivered to, and received by, Administrative Agent;

(v) On or before 5:00 p.m. (New York City time) on December 30, 2022, and on or before 5:00 p.m. (New York City time) on every Friday thereafter, a flash sales report (certified, other than in the case of any such report delivered prior to the Effective Date, by a Financial Officer of Borrower as being true, correct and complete) for each Product in respect of the seven day period ended on such Friday (including such Friday) (and in respect of each preceding week since the Petition Date) in form and substance reasonably acceptable to the Required Lenders (it being understood and agreed that the form attached hereto as Exhibit H is a form that is acceptable to the Required Lenders); provided that the reporting required to be provided by Borrower on December 30, 2022 pursuant to this subclause (v) was delivered to, and received by, Administrative Agent; and

(vi) On or before the tenth (10th) Business Day after each month commencing with (x) in the case of a Non-Loan Party Monthly Budget, the month ended December 31, 2022, and (y) in the case of a Non-Loan Party Performance Report, the month ended January 31, 2023, a monthly budget for the Non-Loan Parties, in form and substance reasonably acceptable to the Required Lenders (each, a “Non-Loan Party Monthly Budget”), and a summary of sales, units and other receipts of the Non-Loan Parties during the most recently ended month (each, a “Non-Loan Party Performance Report”);

(e) Licensee; Joint Ventures; Sales Reports; Notice of Disputes. Promptly (but in any event within ten (10) Business Days) after receipt by Borrower or any of its Subsidiaries, a copy of (i) any net sales reports and reports relating to milestone payments, profit sharing payments or any other payments received from any third-party Licensee or Joint Venture counterparty with respect to any Product or (ii) any written notices of any material third-party disputes (other than any Adverse Proceeding), in each case with respect to any Product, any Material Contract or any Product Intellectual Property Rights;

(f) Notice of Default. Promptly (but in any event within two (2) Business Days) upon any Authorized Officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Subsidiaries or taken any other action which is reasonably likely to cause an Event of Default; or (iii) of the occurrence of any event or change (x) that has caused or evidences or results in, in any case or in the aggregate, a Material Adverse Effect or (y) could reasonably be expected to impede the timely achievement of any Milestone, a certificate of an Authorized Officer of Borrower specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto to the extent known;

(g) Notice of Litigation. Promptly (but in any event within two (2) Business Days) upon any Authorized Officer of Borrower obtaining knowledge of (i) the institution of, or non-frivolous written threat of, any Adverse Proceeding or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), (A) relates to the Products, the Collateral or the Material Contracts, (B) could reasonably be expected to impede the timely achievement of any Milestone, or (C) which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(h) Environmental Reports and Audits. Within five (5) Business Days following the receipt thereof, copies of all environmental audits and reports with respect to any environmental matter which have resulted in or are reasonably likely to result in a Environmental Claim or a requirement to undertake Hazardous Materials Activity or Remedial Action asserted against any Loan Party or in any material Environmental Liabilities and Costs of any Loan Party;

(i) ERISA. (i) Promptly (but in any event within five (5) Business Days) upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal

Revenue Service with respect to each Pension Plan; (B) all notices received by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(j) Regulatory and Product Notices. Promptly (but in any event within two (2) Business Days) after the receipt or occurrence thereof notify Administrative Agent of, and provide to Administrative Agent a complete and correct copy of all relevant documentation with respect to, (i) any written notice received by Borrower or its Subsidiaries from any Governmental Authority alleging potential or actual violations of any FDA Law, Federal Healthcare Program Law or Public Health Law by Borrower or its Subsidiaries, (ii) any written notice received by Borrower or its Subsidiaries that the FDA (or international equivalent) is limiting, suspending or revoking any Registration, (iii) any written notice received by Borrower or its Subsidiaries that Borrower or any of its Subsidiaries or any Product has become subject to any Regulatory Action, (iv) any settlement, consent or similar agreement with the FDA or other Governmental Authority (including foreign) regarding any Product to which Borrower or its Subsidiaries is a party, (v) any written notice received by Borrower of the exclusion or debarment from any governmental healthcare program or debarment or disqualification by FDA (or international equivalent) of Borrower or its Subsidiaries or its or their Authorized Officers, employees, licensees, vendors, or other commercial partners that directly participate in the development or Commercialization of any Product, (vi) any written notice received by Borrower or its Subsidiaries that any Product has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened in writing against Borrower or its Subsidiaries, (vii) any written notice received by Borrower of any change to the market classification or labeling of any Product under any such Registration, (viii) any written notice received by Borrower that the FDA (or its international equivalent) is considering any of the foregoing if actually known by Borrower or (ix) any Authorized Officer of Borrower becomes aware of the occurrence of any of the events of the type that would trigger the notices described set forth in (ii), (v), (vi) or (vii) above;

(k) Notice Regarding Material Product Agreements. Promptly (but, in any event within two (2) Business Days) (i) after a Loan Party or a Subsidiary of a Loan Party receives a written notice of default or event of default under any Material Product Agreement, or any other material correspondence under or relating to any Material Product Agreement, including of any termination notice (regardless of the existence of a cure right), (ii) after Loan Party or a Subsidiary of a Loan Party receives or otherwise becomes aware of any dispute, litigation, purchase price adjustment, indemnity claim, exercise of rights of set-off or deduction (including any of the foregoing threatened in writing) under or with respect to any Material Product Agreement, or (iii) new Material Product Agreement is entered into, in each case of clauses (i) through (iii), furnish a written statement describing such event, with copies of such notices or new contracts together with all pertinent detail and information relating thereto, delivered to Administrative Agent, and an explanation of any actions being taken with respect thereto; provided that the foregoing clause (i) with respect to material correspondence and clause (ii) of this Section 5.1(k) shall not apply to Other Material Product Agreements to the extent such correspondence or notice is in the ordinary course of business and does not relate to any asserted breach or default;

(l) Information Regarding Collateral. Without limiting the requirements of Section 6.10, within ten (10) days after: (i) any change in any Loan Party’s legal name; (ii) any change in any Loan Party’s identity or corporate structure; (iii) any change in any Loan Party’s Federal Taxpayer Identification Number; or (iv) any entity becomes a Product Subsidiary, furnish written notice to Administrative Agent of such change. Promptly following any Authorized Officer becoming aware that any material portion of the Collateral has been materially damaged or destroyed, furnish written notice to Administrative Agent of such event;

(m) Notices Regarding Product Intellectual Property Rights. Promptly, written notice of any material occurrences with respect to any Product Intellectual Property Rights of which Borrower or its Subsidiaries become aware, and complete and correct copies of (i) any material correspondence sent by Borrower or its licensors (solely to the extent provided by any such licensor to Borrower) to, or received by Borrower or its licensors (solely to the extent provided by any such licensor to Borrower) from, the United States Patent and Trademark Office or any applicable foreign counterpart with respect to any Product Patents in the United States, the United Kingdom, the European Union, or Japan, (ii) any pleadings, briefs, declarations and material correspondence relating to any Dispute involving any of the Orange Book Patents in the United States, the United Kingdom, the European Union, or Japan, to which Borrower or any Subsidiary is a party and to the extent permissible under any applicable Requirement of Law such as a protective order, and (iii) upon Administrative Agent’s reasonable request, copies of any other documents relating to any material occurrences with respect to any Product Intellectual Property Rights. Upon the request of Administrative Agent, Borrower and Administrative Agent will engage in discussions as to whether it is commercially reasonable under the circumstances to seek to include outside counsel to Administrative Agent or the Lenders in any protective order and, if they determine that it is commercially reasonable to do so, Borrower shall use commercially reasonable efforts to secure such inclusion;

(n) Collateral Verification. As soon as available, and in any event within thirty (30) days after the end of each Fiscal Quarter of each Fiscal Year, Borrower shall deliver to Administrative Agent written notice of any changes to the information set forth in the Perfection Certificate delivered to Administrative Agent on the Effective Date (or, if applicable, the most recent notice delivered pursaunt to this Section 5.1(n)) or written confirmation that there have been no such changes; provided that in the event that at any time after the Effective Date any Loan Party acquires or otherwise possesses any additional assets of the type required to be disclosed in schedules 5, 6, 7 or 10 of the Perfection Certificate delivered to Administrative Agent on the Effective Date, Borrower shall deliver to Administrative Agent written notice of such assets within thirty (30) days after the end of the month in which such assets were acquired or otherwise first possessed.

(o) Government Submissions. Promptly after submission to any Governmental Authority by Borrower or its Subsidiaries (to the extent not prohibited by law), all material documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party (other than a routine inquiry) relating to any Product;

(p) Other Information. Such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent;

(q) Progress Reports. Within forty-five (45) days following the end of each Calendar Quarter during the term of this Agreement, a written progress report in English regarding the status of the Program substantially in the form of Exhibit I;

(r) Other Notices. Within five (5) Business Days of the occurrence thereof: (i) [reserved], (ii) [reserved], (iii) the Success Event occurs, (iv) [reserved], (v) the results of the ATHENA Trial are determined to be insufficient to achieve the Success Event or (vi) the receipt by Borrower, its Subsidiaries, or any of their respective licensors or licensees if received by Borrower or its Subsidiaries, of any certification pursuant to 21 U.S.C. § 355(j)(2)(A)(vii)(I), (II), (III) or (IV) relating to any of the Orange Book Patents, in each case of clauses (i) through (iv), furnish a written statement to Administrative Agent describing such event, together with all pertinent detail and information relating thereto;

(s) Committee. Promptly, and in any event within two (2) Business Days after receipt thereof by Borrower or any Subsidiary thereof, copies of all written reports and presentations delivered by or on behalf of any Loan Party to the Committee or any other party in interest in the Case that have not been filed publicly on the Bankruptcy Court’s docket within such period;

(t) Bankruptcy Notices. Promptly notify Administrative Agent in writing of any party seeking relief from the Automatic Stay other than as expressly authorized under the DIP Orders;

(u) Prior to the filing thereof with the Bankruptcy Court, copies of the monthly operating reports required to be filed with the Bankruptcy Court;

(v) In advance of filing, delivery or submission to the Bankruptcy Court, United States Trustee or the Committee, Borrower shall deliver to Weil, Gotshal & Manges LLP as counsel to Administrative Agent, no later than the earlier of (unless impracticable, in which case, as soon as reasonably practicable prior to filing, delivery or submission, as the case may be) (x) three (3) Business Days prior to any filing with the Court or (y) contemporaneous delivery to the Committee or the United States Trustee, copies of all pleadings, motions and applications (which shall include all proposed orders and pleadings related to the Loans, the Tranche A Term Loan Commitments and the Loan Documents, any sale or other disposition of Collateral or other assets of Borrower or its Subsidiaries outside the ordinary course, cash management, adequate protection, any Chapter 11 Plan and/or any disclosure statement related thereto), to be filed by or on behalf of the Loan Parties with the Bankruptcy Court or provided to the United States Trustee (or any monitor or interim receiver, if any, appointed in the Case) or the Committee; and

(w) Weekly Conference Calls. No more than once per week, if requested by Administrative Agent, at dates and times (during the applicable requested week) reasonably agreed by Borrower and Administrative Agent, Borrower shall make its senior management, financial advisor, investment bank and counsel available via teleconference to discuss (x) the financial position, Cash flows, variances and operations of Borrower and its Subsidiaries, (y) the Case and (z) progress in respect of any Milestone; provided, that during the continuance of an Event of Default Borrower shall hold such meetings at any greater frequency that is requested by Administrative Agent.

Notwithstanding anything to the contrary in this Section 5.1, any financial statement or opinion (but not any Financial Officer Certification or Narrative Report) required to be delivered pursuant to Section 5.1(a), (b) and (c) may be delivered electronically and if so delivered, subject to compliance with the proviso at the end of this paragraph, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System or on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet; provided, that, in each case, Borrower shall concurrently notify (which may be by facsimile or electronic mail) Administrative Agent of the filing of any such documents.

Section 5.2 Existence.

(a) Each Loan Party will, using commercially reasonable efforts, cause itself and each of its Subsidiaries to, at all times preserve and keep in full force and effect all of its rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted.

(b) Each Loan Party will, and will cause itself and each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and Governmental Authorizations, qualifications, franchises, licenses and permits material to the conduct of the ATHENA Trial (unless terminated) or the Commercialization of any Product.

Section 5.3 Books and Records; Inspections. Each Loan Party will, and will cause each of Borrower’s Subsidiaries to, (a) maintain at all times at the chief executive office of Borrower copies of all books and records of Borrower and its Subsidiaries related to each Product, (b) keep adequate books of record and account related to each Product in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, including Program Expenses and Net Sales of each Product, and (c) permit any representatives designated by Administrative Agent (including employees of Administrative Agent or any consultants, auditors, accountants, lawyers and appraisers retained by Administrative Agent) to visit any of the properties of any Loan Party and any of Borrower’s Subsidiaries where activities related to the Collateral are conducted or books and records related to the Collateral are held to inspect, copy and take extracts from its and their financial and accounting records related to each Product and the Collateral, and to discuss its and their affairs, finances and accounts with its and their officers, all upon reasonable advance notice and at times during normal business hours to be mutually and reasonably agreed; provided that Administrative Agent shall only conduct one such visit in any month, so long as no Event of Default has occurred and is continuing; provided, further, that notwithstanding anything herein or in any other Loan Document to the contrary, no Loan Party, Subsidiary of any Loan Party or any of their officers and independent accountants and auditors shall be required to disclose any information, document or record pursuant to any provision of this Agreement or any Loan Document that: (i) if disclosed would, upon the reasonable advice of counsel, impair attorney-client privilege and in such case, Borrower shall have the right to require a customary common interest agreement be executed by Administrative Agent and the Lenders if such counsel reasonably advises that such agreement would maintain the attorney-client privilege, or (ii) is otherwise subject to a confidentiality agreement with a third party that prohibits disclosure of such information of such third party and, after using commercially reasonable efforts, Borrower has not obtained the relevant consent to disclose such information or is unable to communicate the applicable information as permitted by the applicable confidentiality obligation. The Loan Parties agree to pay the reasonable out-of-pocket costs and expenses incurred by Administrative Agent in connection therewith with the exercise of its rights under this Section 5.3 as required in accordance with Section 10.2. All information, documents and records made available in accordance with this Section 5.3 shall, for the avoidance of doubt, be subject to the provisions of Section 10.17.

Section 5.4 Insurance.

(a) The Loan Parties will maintain or cause to be maintained, with financially sound and reputable insurers, casualty insurance, such public liability insurance, third party property damage insurance or such other insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System. Each such policy of insurance shall (1) name Administrative Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (2) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Secured Parties as the loss payee thereunder. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, Administrative Agent may arrange for such insurance, but at Company’s expense and without any responsibility on Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b) Each of the insurance policies required to be maintained under this Section 5.4 shall provide for at least thirty (30) days’ prior written notice to Administrative Agent of the cancellation or substantial modification thereof. Receipt of such notice shall entitle Administrative Agent (but Administrative Agent shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 5.4 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Loan Parties.

Section 5.5 Compliance with Laws.

(a) Each Loan Party will comply, and shall cause each of Borrower’s Subsidiaries and all other Persons, if any, on or occupying any real property, to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, the UKBA and any Anti-Terrorism Laws), except where the failure to comply could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or could reasonably be expected to impede the timely achievement of the Milestones.

(b) Without limiting the generality of the foregoing, each Loan Party shall, and shall cause each of Borrower’s Subsidiaries to, comply with all FDA Laws and Public Health Laws, and with all applicable Federal Healthcare Program Laws, except where the failure to comply would not adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect. All products developed, manufactured, tested, investigated, distributed or marketed by or on behalf of the Loan Parties and Borrower’s Subsidiaries that are subject to the jurisdiction of the FDA or any comparable Governmental Authority shall be developed, tested, manufactured, investigated, distributed and marketed in compliance with the FDA Laws, Public Health Laws and any other Requirement of Law, including pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, have been and are being developed, manufactured, tested, investigated, distributed, and marketed in compliance with FDA Laws, Public Health Laws or any other Requirement of Law, except where the failure to comply would not adversely affect the rights, remedies and benefits available to, or conferred upon, Administrative Agent and any Lender or any other Secured Party under any Loan Document in any material respect.

Section 5.6 Environmental.

(a) Each Loan Party shall (i) keep the Real Property free of any Environmental Liens; (ii) comply, and take all steps to cause all tenants and other Persons who may come upon any property owned or operated by it to comply, with all Environmental Laws in all material respects and provide to Administrative Agent any documentation of such compliance which Administrative Agent may reasonably request; (iii) maintain and comply in all material respects with all Governmental Authorizations required under applicable Environmental Laws; (iv) take all steps to prevent any Release of Hazardous Materials from any property owned or operated by any Loan Party; (v) ensure that there are no Hazardous Materials in, on, under, at or migrating from any property owned or operated by any Loan Party; (vi) undertake or cause to be undertaken any and all Remedial Actions in response to any Environmental Claim, Release of Hazardous Materials or violation of Environmental Law, to the extent required by Environmental Law or any Governmental Authority consistent with its current use and, upon request of Administrative Agent, provide Administrative Agent all data, information and reports generated in connection therewith.

(b) The Loan Parties shall promptly (but in any event within two (2) Business Days) (i) notify Administrative Agent in writing (A) if it knows, suspects or believes there may be a Release in excess of any reportable quantity or material violation of, or non-compliance with, Environmental Laws in, at, on, under or from any part of the Real Property or any improvements constructed thereon, (B) of any material Environmental Claims asserted against or Environmental Liabilities and Costs of any Loan Party or predecessor in interest or concerning any Real Property, (C) of any failure to comply with Environmental Law in all material respects at any Real Property or that is reasonably likely to result in an Environmental Claim asserted against, or any Environmental Liability and Costs imposed upon, any Loan Party, (D) any Loan Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Real Property that could cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (E) any notice of Environmental Lien filed against any Real Property, and (ii) provide such other documents and information as is reasonably requested by Administrative Agent in relation to any matter pursuant to this Section 5.6(b).

(c) Administrative Agent or its representative shall have the right but not the duty, during normal business hours, upon reasonable prior notice to the Loan Parties, to enter and visit any Real Property for the purposes of observing the Real Property and conducting a Phase I Environmental Site Assessment and/or Limited Environmental Compliance Review or other environmental report, audit or assessment and, to the extent such Phase I Environmental Site Assessment concludes that a Phase II Environmental Site Assessment or other sampling or assessment is reasonably necessary to mitigate or address an impact or threat to the environment or human health and safety posed by any environmental condition or recommends a Phase II Environmental Site Assessment or other sampling or assessment to investigate a “Recognized Environmental Condition”, an “Area of Potential Environmental Concern” or potential environmental contamination, health concern or impact identified in the Phase I Environmental Site Assessment, a reasonably-scoped Phase II Environmental Site Assessment or other sampling or assessment on any part of the Real Property, at the sole cost and expense of the Loan Parties, provided that, so long as no Event of Default has occurred and is continuing, the Loan Parties shall not be responsible for such costs and expenses of not more than one (1) such investigation, audit or test at each Real Property during any Fiscal Year; provided, further, that Administrative Agent shall not have any duty to visit or observe the Real Property or to conduct investigations, audits or tests, and no site visit, observation, investigation, audit or testing by Administrative Agent shall impose any liability on Administrative Agent. In no event will any site visit, observation, investigation, audit or testing by Administrative Agent (i) be a representation that Hazardous Materials are or are not present at, in, on, under or from the Real Property, or that there has been or will be compliance of any kind with any Environmental Law, or (ii) deem Administrative Agent or any Lender an owner or operator of any of the Real Property so as to impact any lender liability protections available under Environmental Laws.

Section 5.7 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral.

Section 5.8 Cash Management Systems.

(a) Generally. Each Loan Party shall hold all of its Cash and Cash Equivalents, including, for the avoidance of doubt, any proceeds of the Loans and Commercialization of any Product received by Borrower or any of its Subsidiaries, in a Deposit Account or Securities Account subject to a Control Agreement or other security arrangements as agreed to by Administrative Agent until such Cash and Cash Equivalents are used for a Cash disbursement made in accordance with the Approved Budget and the the Approved Cash Flow Forecast for purposes not prohibited under this Agreement. Borrower and its Subsidiaries shall not commingle any Cash or Cash Equivalents that are Prepetition Collateral or the proceeds of Prepetition Collateral in a bank account with any Cash or Cash Equivalents not constituting Prepetition Collateral or the proceeds of Prepetition Collateral. All such Control Agreements or other security arrangements shall provide for “springing” Cash dominion with respect to each such account, including each related disbursement account. With respect to each Control Agreement or other security arrangement providing for “springing” Cash dominion, Administrative Agent will not deliver to the relevant depository institution a notice or other instruction which provides for exclusive control over such account by Administrative Agent until an Event of Default has occurred and is continuing. For the avoidance of doubt, all Cash and Cash Equivalents of the Loan Parties constitute Collateral.

(b) Lockbox Accounts.

(i) Each Loan Party shall (and shall cause each Subsidiary thereof to) immediately deposit (subject, in the case of Segregated Cure Costs, to clause (iii) below) all Net Proceeds realized by such Loan Party (or Subsidiary thereof) in connection with the Sale Transactions (the “Net Sale Proceeds”) (x) in the case of an FAP Sale Transaction, a segregated account under the control of Administrative Agent (the “FAP Lockbox Account”), and cause any amounts on deposit in the FAP Lockbox Account to immediately be used to mandatorily prepay the Term Loans in accordance with Section 2.10(a) and (y) in the case of a Rubraca Sale Transaction, a segregated account under the control of the Prepetition Agent and Administrative Agent (the “Rubraca Lockbox Account”, and together with the FAP Lockbox Account, the “Lockbox Accounts”), and cause any amounts on deposit in the Rubraca Lockbox Account to immediately be used to mandatorily prepay the Prepetition Obligations and the Term Loans in accordance with Section 2.10(a).

(ii) The Loan Parties shall cause the Bankruptcy Court to enter an order (which order may include the order confirming the Acceptable Plan) permitting (x) the Prepetition Agent to exercise control over the Net Sale Proceeds of a Rubraca Sale Transaction, whether on deposit in the Rubraca Lockbox or otherwise, and (y) the application of such Net Sale Proceeds to prepay the Prepetition Obligations, in each case immediately upon any Loan Party’s receipt of such Net Sale Proceeds, which order may not be amended, modified, waived or stayed without the consent of the Prepetition Agent and Administrative Agent.

(iii) Concurrently with the closing of the FAP Sale Transaction, Borrower shall cause proceeds from the FAP Sale Transaction representing estimated cure costs for contracts that may be assigned in the FAP Sale Transaction for which cure costs have not been fixed prior to the closing date of the FAP Sale Transaction (such proceeds, the “Segregated Cure Costs”), to be placed in an escrow account (with Administrative Agent having a perfected security interest in the Loan Parties’ interests in such escrow account); provided, that the aggregate amount of Segregated Cure Costs may not exceed $6,000,000 without the prior written consent of the Required Lenders unless reimbursed by the FAP Approved Stalking Horse Purchaser pursuant to an increase in the Upfront Payment (as defined in the FAP Approved Stalking Horse APA) in accordance with Section 10.25(b). Following the resolution or determination of such cure costs, and payment thereof from the Segregated Cure Costs (which the Loan Parties hereby agree to promptly make as part of closing on the FAP Sale Transaction, or those costs that have not been fixed prior to closing, promptly after resolution or determination of such cure costs), any such remaining Segregated Cure Costs (and other amounts in the escrow account) shall immediately be deposited into the FAP Lockbox Account and applied to immediately prepay the Obligations in accordance with Section 2.10(a).

(iv) Notwithstanding anything herein to the contrary, but subject to Section 10.25(b), without the prior written consent of the Required Lenders, the Loan Parties shall not be permitted to, directly or indirectly, use or otherwise expend more than $6,000,000 (in aggregate) to pay or otherwise satisfy cure costs in connection with the assumption and/or assignment of executory contracts or unexpired leases in connection with the FAP Sale Transaction.

(c) Professional Fees Account. The Loan Parties shall, on a weekly basis or as reasonably practical (but not more than weekly), transfer Cash proceeds from the Tranche A Term Loans or Cash on hand into a segregated account not subject to the control of Administrative Agent, the Lenders or the Prepetition Agent (the “Professional Fees Account”), in an amount equal to the good faith estimates of Professional Persons engaged by the Debtors for the amount of unpaid fees and expenses incurred during the preceding week by such Professional Person. Upon the delivery of the Carve-Out Trigger Notice, the Loan Parties shall be required to deposit, in the Professional Fees Account, Cash on hand (other than the Net Cash Proceeds) in an amount equal to the Carve-Out. The Professional Fees Account, and all funds held in the Professional Fees Account, shall be held in trust exclusively for the benefit of the Professional Persons engaged by the Debtors, and shall be available only to satisfy obligations benefitting from the Carve-Out, and Administrative Agent and the Lenders (i) shall not sweep or foreclose on any such available Cash of the Debtors until the Professional Fees Account is fully funded and (ii) shall have a security interest upon any residual interest in the Professional Fees Account available following satisfaction in Cash in full of all obligations benefitting from the Carve-Out, and the priority of such lien on the residual interest shall be consistent with the Liens on the Collateral securing the Obligations.

(d) Cash of Non-Loan Parties. On the first Business Day after the Effective Date, the Loan Parties shall cause the Non-Loan Parties to transfer $3,000,000 (in the aggregate for all Non-Loan Parties) to a Deposit Account or Securities Account of a Loan Party. In addition, within two (2) Business Days following the delivery of any Non-Loan Party Performance Report (or, if such Non-Loan Party Performance Report is not delivered in accordance with Section 5.1(d)(vi), the date such Non-Loan Party Performance Report is required to have been delivered in accordance with Section 5.1(d)(vi)), the Loan Parties shall cause the Non-Loan Parties to transfer, to a Deposit Account or Securities Account of a Loan Party that is subject to a Control Agreement, Cash and Cash Equivalents owned, or otherwise held, by the Non-Loan Parties from an amount in excess of the amount needed (as mutually agreed upon by Borrower and Administrative Agent in good faith) by the Non-Loan Parties to fulfill ordinary course operating requirements (giving due consideration to the Milestones) until the Stated Maturity Date. For the avoidance of doubt, this Section 5.8(d) shall not limit the requirements set forth in Section 2.10 or Section 5.1(b).

Section 5.9 Conduct of Program; Commercially Reasonable Efforts.

(a) Payment of Program Expenses. Borrower shall pay on a timely basis all Program Expenses in accordance with the Approved Budget.

(b) Commercially Reasonable Efforts. Borrower and each of the Loan Parties shall use Commercially Reasonable Efforts to Develop, manufacture and, upon Regulatory Approval, Commercialize each of the Products.

Section 5.10 Maintenance, Defense and Enforcement of Product Intellectual Property Rights.

(a) Borrower and its Subsidiaries (alone and not through Pfizer, Inc. or any other licensor) shall take all reasonable steps to maintain, defend and enforce the Specified Product IP Rights, which, in the case of Product Intellectual Property Rights owned by Pfizer, shall include steps to be taken by Borrower and its Subsidiaries as necessary such that Pfizer does not become entitled to exercise its rights pursuant to Section 7.3(a) or Section 8(c) of the Pfizer Agreement to maintain or defend, or control the enforcement (including settlement) of, any such Product Intellectual Property Rights owned by Pfizer, without Administrative Agent’s prior written consent. In addition to the foregoing, and for the avoidance of doubt, Borrower and its Subsidiaries (alone and not through Pfizer, Inc. or any other licensor) shall take all reasonable action to maintain, defend, and enforce (i) the Orange Book Patents relating to Rubraca Product and (ii) European Patent No. EP 2 534 153 (including the appeal of the opposition proceedings relating thereto).

(b) Without limiting the preceding clause (a), with respect to the Products, Borrower and each of its Subsidiaries will (i) maintain in full force and effect all material Regulatory Approvals, contract rights, or other rights necessary for the operations of its business, (ii) notify Administrative Agent, promptly after learning thereof, of any material product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by Borrower or any of its Subsidiaries or its respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product, or any basis for undertaking or issuing any such action or item, (iii) maintain in full force and effect, and not abandon or permit to lapse (without the prior written consent of the Required Lenders), and pay all costs and expenses relating to, all Product Intellectual Property Rights owned or purported to be owned or controlled by Borrower or any of its Subsidiaries and all material agreements necessary or customary for the operation of the business of Borrower or any of the Subsidiaries, (iv) notify Administrative Agent, within five (5) Business Days after learning thereof, of any infringement or other violation by any Person of its Intellectual Property Rights and aggressively pursue any such infringement or other violation except in any specific circumstances where both (x) Borrower or any of its Subsidiaries is able to demonstrate that it is not commercially reasonable to do so and (y) where not doing so does not materially adversely affect any Product, (v) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new material Intellectual Property Rights developed or controlled by Borrower or any of its Subsidiaries necessary or customary for the operation of the business of Borrower or any of the Subsidiaries and (vi) notify Administrative Agent, promptly after learning thereof, of any material claim in writing by any Person that the conduct of Borrower’s or any of its Subsidiaries’ business (including the development, manufacture, use, sale or other Commercialization of any Product) infringes any Intellectual Property Rights of Borrower or any of its Subsidiaries and, if requested by Administrative Agent, use commercially reasonable efforts to resolve such claim.

Section 5.11 People with Significant Control Regime. Borrower and any Subsidiary will:

(a) within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the United Kingdom Companies Act 2006 from any company incorporated in the United Kingdom whose Capital Stock is the subject of the Collateral; and

(b) promptly provide Administrative Agent with a copy of that notice.

Section 5.12 Pensions. Borrower and its Subsidiaries shall ensure that all pension schemes maintained or operated by, or for the benefit of, Borrower or any of its Subsidiaries and/or any of its or its Subsidiaries employees are maintained, operated and funded in accordance with all applicable laws in each case where failure to do so would have a Material Adverse Effect.

Section 5.13 Payment of Taxes and Claims. Each Loan Party will, and will cause each of Borrower’s Subsidiaries to, except as excused or prohibited from being filed or paid as a result of the Bankruptcy Code or the Bankruptcy Court, (a) file all Tax returns required to be filed by Borrower or any of its Subsidiaries and (b) pay (i) all Taxes exceeding $100,000 imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon and (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor. No Loan Party will, nor will it permit any of Borrower’s Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or its Subsidiaries).

Section 5.14 Material Contracts. Each Loan Party shall observe and perform all of the covenants, terms, conditions and agreements contained in the Material Contracts to be observed or performed by it thereunder if failure to so is likely to have a Material Adverse Effect. No Loan Party shall release the liability of any party under any Material Contract if such release is likely to have a Material Adverse Effect or could materially and adversely impede the timely completion of any Milestone.

Section 5.15 Milestones. Borrower and its Subsidiaries shall achieve and satisfy each of the Milestones in accordance with the deadlines specified in the applicable definitions, which deadlines in all cases may be extended in writing by Administrative Agent (acting at the direction of the Required Lenders), in its sole and absolute discretion, by delivery of written notice from Administrative Agent (or its counsel) to Borrower (or its counsel) and the Lenders.

Section 5.16 Other Bankruptcy Matters.

(a) Borrower and its Subsidiaries shall comply in all respects with all of the requirements and obligations set forth in the DIP Orders and in all material respects with any other orders entered in the Case to the extent relevant to the interests of the Lenders, in each case after the entry thereof and after giving effect to any grace period applicable thereto.

(b) [Reserved.]

(c) Except as otherwise is permitted by the DIP Orders, Borrower shall provide prior written notice as soon as reasonably practicable to Administrative Agent and the Lenders (and their counsel) and receive prior written consent from Administrative Agent and the Lenders (and their counsel), and such consent shall not be unreasonably withheld, prior to any assumption or rejection of any Loan Party’s or any Subsidiary’s contracts or non-residential real property leases (other than the Specified Real Estate Leases) pursuant to section 365 of the Bankruptcy Code, and no such contract or lease shall be assumed or rejected if such assumption or rejection adversely impacts the Collateral, any Liens thereon or any Superpriority Claims payable therefrom (including, without limitation, any sale or other disposition of Collateral or the priority of any such Liens or Superpriority Claims).

Section 5.17 Chief Restructuring Officer. If a CRO Trigger Event occurs, within one (1) week after the receipt of written notice from Administrative Agent (which may be given or withheld in Administrative Agent’s sole discretion), the Loan Parties shall retain and maintain a chief restructuring officer that is satisfactory to, and on terms satisfactory to, Administrative Agent (the “CRO”) (it being understood and agreed that a CRO retained from AlixPartners LLP, the Debtors’ financial advisor, is satisfactory to Administrative Agent). The Loan Parties (on behalf of themselves and their Subsidiaries) hereby (i) authorize Administrative Agent (or their respective agents or advisors) to communicate directly with the CRO regarding any and all matters related to the Loan Parties and their Subsidiaries, including, without limitation, all financial reports and projections developed, reviewed or verified by the CRO and all additional information, reports and statements reasonably requested by Administrative Agent and (ii) authorize and direct the CRO to provide Administrative Agent (or their respective agents or advisors) with copies of reports and other information or materials prepared or reviewed by such CRO as Administrative Agent may reasonably request.

Section 5.18 Administrative Agent’s Advisors. Administrative Agent, on behalf of itself and the Lenders, shall be entitled to retain (either directly or through counsel) any Agent’s Advisors to provide advice, analysis and reporting for the benefit of Administrative Agent and the Lenders. The Loan Parties shall pay all fees and expenses of each Agent’s Advisor in accordance with, and to the extent set forth in, Section 10.2 and all such fees and expenses shall constitute Obligations and be secured by the Collateral. The Loan Parties, their Subsidiaries and their advisors (including, if applicable, the CRO and the Loan Parties’ Professional Persons) shall grant access to, and cooperate in all respects with, Administrative Agent, the Lenders, the Agent’s Advisors, and any other representatives of the foregoing and (to the extent otherwise required under this Agreement or the other Loan Documents) provide all information that such parties may request in a timely manner.

Section 5.19 [Reserved].

Section 5.20 Rubraca Alternative Transaction. Borrower shall, and shall cause each of the Loan Parties and their Subsidiaries to, comply with, and satisfy all of the requirements set forth in, any Rubraca Direction unless (i) the Loan Parties and their Subsidiaries, collectively, do not have Cash (after giving effect to any Available Additional Financing) in an amount sufficient (as reasonably determined by Borrower, Administrative Agent and the Prepetition Agent acting in good faith and giving due consideration to, among other things, the conditions precedent to any commitment to fund any Available Additional Financing) to, without duplication, (x) comply with such Rubraca Direction, (y) operate their respective businesses until the earlier of the Stated Maturity Date and a wind-down of the estates and (z) wind-down the estates or (ii) compliance with such Rubraca Direction would cause the Board of Directors or any Authorized Officer of any Loan Party to violate their fiduciary duties.

Section 5.21 Post-Closing Matters. Borrower shall, and shall cause each of the Loan Parties and their Subsidiaries to, satisfy the requirements set forth on Schedule 5.21 on or before the date specified for such requirement (or such later date as is consented to in writing by Administrative Agent in its sole discretion).

Section 5.22 Use of Proceeds. Borrower shall, and shall cause its Subsidiaries, to use the proceeds of:

(a) the Tranche A Term Loans solely (i) to pay the fees and expenses of administering the Case, (ii) for working capital needs and general corporate purposes of Borrower, (iii) to pay Adequate Protection Payments, solely to the extent of any diminution of value in the Prepetition Financing Agreement Collateral as of the Petition Date and in accordance with the applicable provisions of the Bankruptcy Code and interest in respect of the Loans and (iv) to pay professional fees and expenses payable under the Loan Documents, in each case, in accordance with the Approved Budget and the Approved Cash Flow Forecast, subject to any applicable Permitted Variance; and

(b) the Tranche B Term Loans to refinance the applicable amount of Prepetition Obligations (on a dollar for dollar basis) in accordance with Section 2.1(b).

Section 5.23 Wind-Down.

(a) The Loan Parties shall be entitled to retain $12,500,000 (not out of proceeds from any Sale Transaction or any other Asset Sale, but from proceeds of Tranche A Term Loans and/or other Cash on hand in accordance with the Approved Budget and the Approved Cash Flow Forecast) to fund a wind-down of the estates pursuant to Approved Wind-Down Procedures following closing of the Sale Transactions.

(b) On or before January 26, 2023, the Loan Parties shall deliver to Administrative Agent (for distribution to the Lenders) a reasonable wind-down budget, that was prepared in good faith, for the Rubraca Product that details the costs necessary to wind-down the Rubraca Product depending on the date (prior to the Stated Maturity Date) such wind-down occurs, which wind-down budget shall, for the avoidance of doubt, give due consideration to the projected Cash of Borrower and its Subsidiaries.

(c) The Loan Parties shall not begin a wind-down of the estates (which for the avoidance of doubt, must be pursuant to Approved Wind-Down Procedures) prior to the closing of the Sale Transactions without the prior written consent of the Required Lenders; provided, that, notwithstanding the foregoing, to the extent that the Loan Parites deliver advance written notice (if required) and provide an opportunity for the Prepetition Agent, the Prepetition

Lenders, Administrative Agent and the Lenders to credit bid, in each case, in accordance with Section 5.23(d) and (other than in the case of clause (i) below) deliver a wind-down budget for the Rubraca Product in accordance with Section 5.23(b), the Loan Parties shall be permitted to wind-down the Rubraca Product pursuant to Approved Wind-Down Procedures:

(i) at any time if a failure to wind-down the Rubraca Product would cause the Board of Directors or any Authorized Officer of any applicable Loan Party to violate their fiduciary duties;

(ii) at any time on or after February 16, 2023 if the Lenders and Borrower fail to agree on or prior to February 15, 2023, after a good faith negotiation, on a reasonable wind-down budget for the Rubraca Product that details the costs necessary to wind-down the Rubraca Product depending on the date (prior to the Stated Maturity Date) such wind-down occurs and gives due consideration to the projected Cash of Borrower and its Subsidiaries at various times prior to the Stated Maturity Date (any such agreed wind-down budget, the “Agreed Rubraca Wind-Down Budget”);

(iii) at any time on or after February 16, 2023 if (A) the Loan Parties and their Subsidiaries, collectively, have insufficient Cash (without giving effect to any Available Additional Financing) to finance the Agreed Rubraca Wind-Down Budget and (B) no Lender (or Affiliate thereof) provides Available Additional Financing (or commits to do so in accordance with the definition thereof) in an amount sufficient to finance the Agreed Rubraca Wind-Down Budget (as determined by Borrower in good faith and giving due consideration to (w) the conditions precedent to any commitment to fund any Available Additional Financing, (x) the projected Cash of Borrower and its Subsidiaries, (y) any deposit received from the applicable purchaser in connection with the Rubraca Approved LOI (or other definitive documentation governing such purchase) and (z) any break fee or other similar rights of Borrower or Subsidiary thereof should the purchaser in respect of the applicable Rubraca Approved LOI fail to purchase the Rubraca Product in accordance with the definitive documentation in respect thereof) (it being understood and agreed that Lenders and their respective Affiliates may or may not provide any such Available Additional Financing (or commitment therefor) in their sole discretion);

(iv) at any time on or after February 16, 2023 if the Loan Parties fail to receive a Rubraca Approved LOI in accordance with the Rubraca Milestones unless the Loan Parties have received a Rubraca Direction prior to the commencement of such wind-down of the Rubraca Product and have not yet fully complied with, and satisfied all of the requirements set forth in, such Rubraca Direction if and to the extent required to be complied with and satisfied in accordance with Section 5.20;

(v) at any time on or after February 16, 2023 if the Loan Parties receive (and accept) a Rubraca Approved LOI in accordance with the Rubraca Milestones and the applicable purchaser fails to consummate the sale contemplated by the applicable Rubraca Approved LOI in accordance with the definitive documentation in respect thereof (other than as a result of an intentional breach of, or intentional misrepresentation under, the applicable definitive documents by Borrower or any of its Subsidiaries); or

(vi) at any time if Borrower and the Required Lenders agree in writing to permit the wind-down of the Rubraca Product.

(d) Without limitation of the requirements set forth in Section 5.23(c), Borrower shall provide Administrative Agent and the Prepetition Agent written notice of any wind-down of the estates or the Rubraca Product (w) in the case of clause (i) of Section 5.23(c), no less than five Business Days prior to commencing such wind-down (provided that Borrower shall endeavor to provide up to 10 Business Days prior written notice of such wind-down if reasonably practicable in Borrower’s good faith judgment), (x) in the case of clause (iv) of Section 5.23(c), no less than five Business Days prior to commencing such wind-down (provided that, if such wind-down commences at any time after compliance with a Rubraca Direction in accordance with Section 5.20, Borrower shall endeavor to provide up to 15 Business Days prior written notice of such wind-down if reasonably practicable in Borrower’s good faith judgment), (y) in the case of clause (v) of Section 5.23(c), no less than five Business Days prior to commencing such wind-down (provided that Borrower shall endeavor to provide up to 15 Business Days prior written notice of such wind-down if reasonably practicable in Borrower’s good faith judgment), or (z) in the case of clause (vi) of Section 5.23(c), as Borrower and the Required Lenders may agree in writing (it being understood and agreed that, without limiting Section 5.25, the Prepetition Agent, the Prepetition Lenders, Administrative Agent and the Lenders shall be permitted to credit bid for all or any portion of the Rubraca Assets during the period commencing when any of the foregoing notices are given (or, in the case of any wind-down specified in Section 5.23(c) that does not require advance notice, commencing on the Effective Date) and ending on the date such winddown commences in accordance with Section 5.25).

Section 5.24 Lucitanib Product. The Loan Parties shall, and shall cause their Subsidiaries to, use commercially reasonable efforts to sell the Lucitanib Product prior to the Maturity Date pursuant to a sale agreement and applicable order(s) of the Bankruptcy Court that are each in form and substance (including as to amount and type of consideration) satisfactory to the Required Lenders.

Section 5.25 Prepetition Obligations Credit Bid. Without limitation of any prior notice requirements set forth in Section 5.23(d), Borrower shall cause the Rubraca Bidding Procedures (and any other procedures governing the sale and marketing process for a sale of any Rubraca Asset) to include an express permission allowing the Prepetition Agent to credit bid for any of the Prepetition Collateral at any auction that is held in connection with the Rubraca Assets, and the Secured Parties shall be deemed Qualified Bidders (as defined in the Bidding Procedures) without regard to the date thereof.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with the Lenders and Administrative Agent that, from the Effective Date until the Termination Date, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI.

Section 6.1 Subsidiaries. Borrower and its Subsidiaries shall comply with the following requirements with respect to each Subsidiary:

(a) All of the Capital Stock of Clovis UK shall be directly owned by Borrower. All of the Capital Stock of each other Subsidiary of Borrower shall be owned, directly or indirectly, by Clovis UK. No Investments shall be made by Borrower or any Subsidiary in any Subsidiary other than in the form of a capital contribution (or other equity investment), in the form of payments in respect of management agreements or in the form of Indebtedness which is evidenced by a note governed by New York law, which shall constitute Collateral pledged to secure the Obligations.

(b) The activities of the Subsidiaries of Borrower (other than Clovis UK and Clovis Ireland) shall be limited to their serving as local sales and distribution offices, and they may enter into Contractual Obligations solely consistent with those activities, including office and equipment leases, employee arrangements, consulting and services agreements, medical liaisons activities and agreements, commercial advisory boards and similar agreements and agreements for the sale of any Product to local distributors.

(c) Clovis Ireland shall be limited in its activities to the Development and Commercialization of the Rubraca Product, including performing research and development related to the Rubraca Product, entering into Licensee and Joint Venture agreements with third parties related to the Rubraca Product (which Licensee and Joint Venture agreements shall constitute Collateral), contracting with third parties for the manufacture, assembly and labeling of the Rubraca Product and on-selling the Rubraca Product to third-party distributors or to other Product Subsidiaries for further sale to third-party distributors.

(d) Borrower shall not assign any Specified Product IP Rights to any Subsidiary of Borrower, and no Subsidiary of Borrower (other than Clovis UK or Clovis Ireland), shall own any Specified Product IP Rights, other than, in each case, Regulatory Approvals reasonably required in connection with the Commercialization of any Product being conducted by such Subsidiary.

(e) At the request of Administrative Agent and to the extent permissible under any applicable Requirements of Law, Borrower shall cause each Subsidiary of Borrower to execute a letter agreement in a form satisfactory to Administrative Agent whereby such Subsidiary agrees to assign all local marketing authorizations and any arrangements with Licensees or other contractual arrangements related to Commercialization of any Product to Administrative Agent or its designee upon the occurrence and during the continuance of an Event of Default, subject to the satisfaction of any liabilities of such Subsidiary which, in the case of a Loan Party, are senior to or pari passu in priority with the Obligations in accordance with the DIP Orders.

Section 6.2 Indebtedness. Without limiting the covenants in Section 6.1, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, in each case, except Permitted Indebtedness.

Section 6.3 Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien (other than Permitted Liens) on or with respect to any property or assets of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or proceeds thereof or income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, assets, proceeds, income or profits under the UCC of any State or under any similar recording or notice statute, in each case, except Permitted Liens.

Section 6.4 Restricted Junior Payments. Except as authorized under an Acceptable Plan, or other orders of the Bankruptcy Court acceptable to the Required Lenders, no Loan Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment.

Section 6.5 Restrictions on Subsidiary Distributions. Except for restrictions and encumbrances under or created by this Agreement, the DIP Orders and/or any other Loan Documents, no Loan Party shall, nor shall it permit any of Borrower’s Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind, in each case, except for Permitted Liens, on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower. No Loan Party shall, nor shall it permit its Subsidiaries to, enter into any Contractual Obligations which would prohibit a Subsidiary of Borrower from being a Loan Party.

Section 6.6 Material Product Agreements. Borrower and its Subsidiaries shall not materially breach any Material Product Agreement or otherwise default under any Material Product Agreement in such a manner as could give rise to a termination right of any party to such Material Product Agreement, in each case, after the Petition Date, except, (i) with respect to any Material Product Agreement that is not a Primary In-License Agreement, to the extent such action would not reasonably be expected to result in a Material Impact or (ii) to the extent such breach is consented to in writing by Administrative Agent, in connection with the timely achievement of any Milestone. Without Administrative Agent’s prior written consent:

(a) None of Borrower or any of its Subsidiaries shall (i) enter into any new Material Contract, or (ii) agree to any set-off, counter-claim or other deduction under or with respect to any Material Product Agreement other than any such set-off, counter-claim or other deduction that is explicitly required by the terms of such Material Product Agreement as in effect on the date hereof, except for any such set-off, counter-claim or other deduction with respect to any Material Product Agreement that is not a Primary In-License Agreement, to the extent such action would not reasonably be expected to result in a Material Impact; and

(b) Borrower and its Subsidiaries shall not amend or permit the amendment of any provision of any Material Product Agreement or waive any of their respective rights under any such Material Product Agreement, except, with respect to any Material Product Agreement that is not a Primary In-License Agreement, to the extent of any amendment which would not reasonably be expected to result in a Material Impact.

Section 6.7 Investments. Without limiting the covenants in Section 6.1, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except Permitted Investments. Notwithstanding anything herein to the contrary, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, form, or otherwise cause to come into existence, any new Subsidiary after the Petition Date, or acquire (or otherwise own) any equity interests in any Person (other than equity interests owned on the Petition Date (at the time of filing).

Section 6.8 Fundamental Changes; Disposition of Assets; Acquisitions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law, or convey, sell, lease or sub lease (as lessor or sublessor), license, exchange, transfer or otherwise dispose of, or otherwise enter into or consummate any Asset Sale, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever (including, without limitation, any Product (including, without limitation, any intellectual property rights related thereto) any Capital Stock and any Product Agreement (including, without limitation, any of Borrower’s rights thereunder)), whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business and consistent with past practices) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) the Asset Sales set forth in the Milestones, so long as (i) made in accordance with the terms, conditions and deadlines set forth on Annexes A-1 through A-2, (ii) [Reserved] and (iii) to the extent such Loan Party or Subsidiary thereof receives any non-Cash consideration in respect of such Asset Sale (and without limiting any provision hereof prohibiting an Asset Sale for which the consideration thereof is not 100% Cash), Administrative Agent receives a first priority Lien (subject to any Liens in favor of the Prepetition Agent to the extent the applicable asset sold constitutes Prepetition Collateral) over such non-Cash consideration to secure the Obligations;

(b) Permitted Investments;

(c) sales of inventory in Cash on market terms in the ordinary course of business of Borrower and its Subsidiaries that are consistent with past practice;

(d) licenses or sublicenses of Intellectual Property Rights in the ordinary course of business to a Loan Party to the extent not expressly prohibited under this Agreement;

(e) Asset Sales in Cash of property that is obsolete or no longer used or useful in the business of such Loan Party or Subsidiary (other than any Intellectual Property Rights, any Material Product Agreement, any Product, the Lucitinab Product, the Advenchen Agreement, the Advenchen SPA or any license);

(f) Asset Sales of the Lucitanib Product consummated in accordance with Section 5.24, so long as to the extent such Loan Party or Subsidiary thereof receives any non-Cash consideration in respect of such Asset Sale (and without limiting any the discretion of the Lenders to require such Asset Sale be for 100% Cash consideration) Administrative Agent receives a first priority Lien over such non-Cash consideration to secure the Obligations;

(g) to the extent constituting an Asset Sale, Asset Sales consummated in connection with a wind-down of the estates (or a wind-down of the Rubraca Product) in accordance with this Agreement pursuant to Approved Wind-Down Procedures; and

(h) any other Asset Sale consented to by the Required Lenders in writing;

provided, that the proceeds of any Asset Sale (other than proceeds from (x) Asset Sales consummated pursuant to the foregoing clauses (b), (c) and (d) and (y) in an aggregate amount since the Petition Date not to exceed $50,000 from Asset Sales consummated pursuant to the foregoing clause (e)) shall be required to immediately prepay Loans (and/or Prepetition Obligations, as applicable), in accordance with Section 2.10(a).

Section 6.9 Subsidiary Equity Issuances. No Subsidiary of Borrower shall, nor shall Borrower permit any of its Subsidiaries, issue any Capital Stock.

Section 6.10 No Changes. Without limiting any other covenant in this Article VI, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly (i) change its legal name, (ii) change its identity or corporate structure; (iii) change its Federal Taxpayer Identification Number; or (iv) cause (or otherwise permit to exist) any entity (other than the Product Subsidiaries on the Petition Date) to become a Product Subsidiary.

Section 6.11 [Reserved].

Section 6.12 Sale and Lease Backs. Without limiting any other covenant in this Article VI, no Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party or Subsidiary thereof (a) has sold or transferred or is to sell or to transfer to any other Person or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party or Subsidiary thereof to any Person in connection with such lease.

Section 6.13 Transactions with Shareholders and Affiliates. No Loan Party shall, nor shall it permit any of Borrower’s Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower or of any such holder; provided, that the Loan Parties and Borrower’s Subsidiaries may enter into or permit to exist any such transaction if both Administrative Agent has consented thereto (in its sole discretion) in writing prior to the consummation thereof and the terms of such transaction are not less favorable to Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, further, that the foregoing restrictions shall not apply to any of the following:

(a) any transaction among the Loan Parties expressly permitted hereunder;

(b) reasonable and customary fees paid to members of the Board of Directors (or similar governing body) of Borrower and its Subsidiaries to the extent consistent with past practice and in an amount not to exceed $54,000 in any month; and

(c) compensation arrangements for officers of Borrower and its Subsidiaries entered into in the ordinary course of business to the extent consistent with past practice in an amount not to exceed $272,140 in any month.

Section 6.14 Conduct of Business. From and after the Petition Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Loan Party on the Petition Date (or any other business reasonably related thereto) or, with the written consent of Administrative Agent, such other business necessary to give effect to the consummation of the Sale Transactions in accordance with the Milestones.

Section 6.15 Changes to Certain Agreements and Organizational Documents. No Loan Party shall (i) amend or permit any amendments to any Loan Party’s Organizational Documents, including, without limitation, any amendment, modification or change to any of Loan Party’s Organizational Documents to effect a division or plan of division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law); or (ii) amend or permit any amendments by any Loan Parties to, or terminate or waive any provision of, any Material Contract if such amendment, termination, or waiver would be materially adverse to Administrative Agent or the Lenders (it being understood that any amendment to any Material Contract to permit set-off or other deduction of amounts payable thereunder (other than any set-off or other deduction in the ordinary course of business that does not increase the obligations of a Loan Party) shall be deemed to be materially adverse to Administrative Agent and the Lenders).

Section 6.16 Accounting Methods. The Loan Parties will not and will not permit any of their Subsidiaries to modify or change its fiscal year or its method of accounting.

Section 6.17 Deposit Accounts and Securities Accounts. Borrower shall not, nor shall it permit any of its Subsidiaries to, establish or maintain a Deposit Account or a Securities Account, in each case, in which Collateral or the proceeds of Collateral are deposited, that is not subject to a valid, perfected, first priority (or, to the extent such Collateral constitutes Permitted Junior Collateral, second priority behind the applicable Permitted Priority Secured Parties) Lien in favor of Administrative Agent, for the benefit of Secured Parties, as security for the Obligations and a Control Agreement. Subject to Section 5.21, no Loan Party shall have any Deposit Account or Securities Account that is not subject to a valid, perfected, first priority (or, to the extent such Deposit Account or Securities Account constitutes Permitted Junior Collateral, second priority behind the applicable Permitted Priority Secured Parties) Lien in favor of Administrative Agent, for the benefit of Secured Parties, as security for the Obligations and a Control Agreement. No Loan Party shall close any Deposit Account or Securities Account subject to a Control Agreement or other security arrangement as agreed to by Administrative Agent unless such funds on deposit are prior to such closure transferred to another Deposit Account or Securities Account subject to a Control Agreement or other security arrangement as agreed to by Administrative Agent.

Section 6.18 Prepayments of Certain Indebtedness. Without limiting the covenants in Section 6.5, no Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (a) the Obligations, (b) the Prepetition Obligations if the Prepetition Collateral has been sold or otherwise disposed of in accordance with Section 6.9, and (c) the postpetition Indebtedness specifically described on Schedule 6.18.

Section 6.19 Anti-Terrorism Laws. No Loan Party or Subsidiary shall (including through any officer, director, or managing employee acting on their behalf), whether directly or indirectly (including through any third party intermediary):

(a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, to the extent doing so would be prohibited by Anti-Terrorism Laws or would otherwise cause any Person to be in breach of Anti-Terrorism Laws;

(b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the OFAC Sanctions Programs; or

(c) engage in or conspire to engage in any transaction that violates, evades, or avoids, or has the purpose of violating, attempting to violate, evading, or avoiding, any of the prohibitions set forth in the OFAC Sanctions Programs, the USA Patriot Act or any other Anti-Terrorism Law.

Borrower shall deliver to the Lenders any reasonable and customary certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrower’s compliance with this Section 6.19.

Section 6.20 Consent of Lenders Required. Without limiting any other covenant in this Article VI, from the Petition Date until the Termination Date, Borrower shall not, nor shall it permit any of its Subsidiaries, without the prior written consent of the Required Lenders, which consent may be granted or withheld in the Required Lenders’ sole discretion, take any of the following actions:

(a) sell, assign, license, sublicense, pledge, encumber, grant a security interest in or otherwise transfer any Collateral related to any Product (other than the sale or other disposition of inventory in the ordinary course of business consistent with past practice) or any of its royalties on, or proceeds from, sales of any Product to any Person other than (i) the grant of Development rights solely for the conduct of investigator-initiated studies, combination trials or other studies that include any Product or (ii) transfers of Collateral that constitute Permitted Intercompany Investments.

(b) permit any third party to exclusively direct substantially all of the Development of any Product;

(c) in-license, develop, acquire or otherwise obtain rights to any Competing

Product;

(d) enter into any agreement or other arrangement with any third party providing for upfront milestone payments, royalties or similar development, commercialization or intellectual property-related payments to third parties applicable (or that, with further development and commercialization, may become applicable) to any Product (other than as a result of consummation of the FAP Approved Stalking Horse APA so long as consummated in accordance with the Milestones); or

(e) permit any of its Subsidiaries that is not a Loan Party to register, or file an application to register, any Product Intellectual Property Rights (or take, or permit any of its Subsidiaries to take, any act or omission that would permit any other Affiliate to generate, register, or file an application to register, any Intellectual Property Rights relating to any Product).

Section 6.21 Grant of Rights; Conflicts. Borrower shall not grant any right to any Affiliate or third party which would conflict with the rights granted to Administrative Agent or Lenders hereunder or enter into any agreement that would prevent or materially impede Borrower’s performance in any material respect of its obligations under this Agreement.

Section 6.22 Anti-Corruption Laws. No Loan Party or Subsidiary shall (including through any officer, director, or managing employee acting on their behalf) make any payment, directly or indirectly (including through any third party intermediary), to any Foreign Official in material violation of the FCPA, the UKBA, or of other applicable anti-corruption laws. Borrower shall deliver to the Lenders any reasonable and customary certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrower’s compliance with this Section 6.22.

Section 6.23 DIP Budget. Neither Borrower nor any of its Subsidiaries, shall accrue any expenses or make any disbursement other than those which are described in the Approved Budget and the Approved Cash Flow Forecast. In addition, neither Borrower nor any of its Subsidiaries shall make any disbursements other than in accordance with the Approved Budget and the Approved Cash Flow Forecast, subject to any applicable Permitted Variance.

Section 6.24 Case Matters. No Loan Party shall, nor shall it permit any of its Subsidiaries to:

(a) Assert, file or seek, or consent to the filing or the assertion of or joinder in, or use any portion of the proceeds of the Loans, Obligations, the Collateral, the Carve-Out or cash collateral to compensate services rendered or expenses incurred in connection with, any claim, counterclaim, action, proceeding, order, application, pleading, motion, objection, any other papers or documents, defense (including offsets and counterclaims of any nature or kind), or other contested matter (including any of the foregoing the purpose of which is to seek or the result of which would be to obtain any order, judgment, determination, declaration, or similar relief):

(i) avoiding, re-characterizing, recovering, reducing, subordinating (except pursuant to the DIP Orders), disallowing, or otherwise challenging (under sections 105, 506(c), 542, 543, 544, 545, 547, 548, 549, 550, 551, 552(b), or 553 of the Bankruptcy Code or applicable non-bankruptcy law), in each case, in whole or in part, the Obligations, the Liens granted under any Loan Document, the Prepetition Obligations, the Prepetition Loan Documents or the Prepetition Liens; or reversing, modifying, amending, staying or vacating the DIP Orders, without the prior written consent of Administrative Agent;

(ii) granting priority for any administrative expense, secured claim or unsecured claim against Borrower or any of the Guarantors (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expenses of the kind specified in, or arising or ordered under, sections 105, 326, 327, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546, 726, 1113 and 1114 of the Bankruptcy Code) equal or superior to the priority of Administrative Agent and the Lenders in respect of the Obligations, except as provided under the Carve-Out or to the extent expressly permitted under the DIP Orders;

(iii) granting or imposing, under section 364(c) or 364(d) of the Bankruptcy Code or otherwise, any additional financing under such sections or any Lien equal or superior to the priority of the Liens securing the Obligations except to the extent expressly permitted under the DIP Orders;

(iv) permitting the use of cash collateral as defined in section 363 of the Bankruptcy Code, except as expressly permitted by the (x) DIP Orders, (y) the Approved Budget and the Approved Cash Flow Forecast or (z) this Agreement;

(v) modifying, altering, or impairing in any manner any of the Liens securing the Obligations or the Prepetition Liens, or any of Administrative Agent’s, the Lenders’ or the Prepetition Secured Parties’ rights or remedies under the DIP Orders, this Agreement, any of the other Loan Documents, any of the Prepetition Loan Documents or any documents related thereto (including the right to demand payment of all Obligations and Adequate Protection Obligations, as applicable, and to enforce its Liens and security interests in the Collateral and the Prepetition Collateral, as applicable), whether by Chapter 11 Plan, order of confirmation, or any financings of, extensions of credit to, or incurring of debt by any Loan Party or otherwise, whether pursuant to section 364 of the Bankruptcy Code or otherwise;

(b) Without the prior written consent of the Required Lenders, seek or consent to any order (i) dismissing the Case under sections 105, 305 or 1112 of the Bankruptcy Code or otherwise; (ii) converting the Case to a case under chapter 7 of the Bankruptcy Code; (iii) appointing a chapter 11 trustee in the Case; (iv) appointing an examiner with enlarged powers beyond those set forth in sections 1104(d) and 1106(a)(3) and (4) of the Bankruptcy Code in the Case; or (v) granting a change of venue with respect to the Case or any related adversary proceeding.

(c) Make any payments or transfer any property on account of claims asserted by any vendors of any Loan Party for reclamation in accordance with Section 2-702 of any applicable UCC and section 546(c) of the Bankruptcy Code, unless otherwise ordered by the Bankruptcy Court upon prior notice to Administrative Agent or unless otherwise consented to by the Required Lenders.

(d) Return any inventory or other property to any vendor pursuant to section 546(g) of the Bankruptcy Code, unless otherwise ordered by the Bankruptcy Court in accordance with section 546(g) of the Bankruptcy Code upon prior notice to Administrative Agent or unless otherwise consented to by the Required Lenders.

(e) Propose to the Bankruptcy Court, or otherwise, a sale of all or substantially all of the Collateral, without the prior written consent of the Required Lenders, it being understood and agreed that the Required Lenders consent to the FAP Sale Transaction pursuant to the FAP Approved Stalking Horse APA.

(f) (i) Make payments under any management incentive plan or on account of claims or expenses arising under section 503(c) of the Bankruptcy Code, except, in each case, in amounts and on terms and conditions that (A) are approved by order of the Bankruptcy Court after notice and hearing, (B) are expressly permitted by the terms of the Loan Documents and within the limits, including any allowed variance, of the Approved Budget and the Approved Cash Flow Forecast, and (C) as approved in writing by Administrative Agent, and, or (ii)(A) enter into or make or implement any amendment, waiver, supplement, or other modification to any employment agreement or employee compensation plan or (B) pay or cause to be paid any amount contemplated by such agreements or plans before the date on which such amount becomes due and payable pursuant to the terms of such agreements or plans, as applicable, in each case, unless in the ordinary course of business or as expressly permitted by the terms of the Approved Budget and the Approved Cash Flow Forecast.

Section 6.25 Prohibited Uses. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use (or allow the use of) the proceeds of any Loans:

(a) in any manner that causes or might cause any Borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act; or

(b) (i) to permit Borrower, any other Loan Party, any other Subsidiary thereof or any other party-in interest or their representatives to challenge, litigate or otherwise contest or institute any proceeding to determine (x) the validity, perfection or priority of security interests in favor of any of Administrative Agent (or the Lenders) or the Prepetition Agent (or the Prepetition Lenders), or (y) the enforceability, priority or amount of the obligations of Borrower or any Guarantor under any Loan Document (including the Obligations) or the Prepetition Loan Documents (including the Prepetition Obligations), including, without limitation, the Discharge Amount (as defined in the Prepetition Financing Agreement), (ii) to seek to subordinate or recharacterize the Prepetition Obligations, (iii) to investigate, commence, prosecute or defend any claim, motion, proceeding or cause of action against any of Administrative Agent, the Lenders, the Prepetition Agent, the Prepetition Lenders or the Prepetition Secured Parties, each in such capacity, and their respective agents, attorneys, advisors or representatives, including, without limitation, any lender liability claims, subordination claims or any action under chapter 5 of the Bankruptcy Code, (iv) to fund acquisitions, capital expenditures, capital leases, or any other expenditure other than, solely in the case of capital expenditures, as set forth in the Approved Budget and the Approved Cash Flow Forecast and not otherwise in violation of any Loan Document or (v) to prevent, hinder or delay Administrative Agent’s, the Lenders’, the Prepetition Agent’s, the Prepetition Lenders’ or the Prepetition Secured Parties’ enforcement or realization upon the Collateral or the Prepetition Collateral, as applicable, once an Event of Default (as defined below) has occurred and is continuing; provided, however, that notwithstanding the forgoing, up to $50,000 of the proceeds of the Tranche A Term Loans may be used by the Committee (if in existence), solely to investigate, within the applicable challenge period, the claims, causes of action, adversary proceedings, or other litigation against the Prepetition Agent or the Prepetition Lenders solely concerning the legality, validity, priority, perfection, enforceability or extent of the claims, liens, or interests (including the prepetition liens of the Prepetition Obligations) held by or on behalf of each of the Prepetition Agent and/or the Prepetition Lenders related to the Prepetition Obligations. Nothing contained in this paragraph shall prohibit the Loan Parties or their Subsidiaries from responding or objecting to or complying with discovery requests of the Committee, in whatever form, made in connection with such investigation or the payment from the Collateral of professional fees related thereto or from contesting or challenging whether an Event of Default hereunder has in fact occurred.

ARTICLE VII

GUARANTY

Section 7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the Automatic Stay) (collectively, the “Guaranteed Obligations”); provided that no Obligation shall be a Guaranteed Obligation if it would result in a breach of Section 82 or Section 239 of the Companies Act 2014 of Ireland by Clovis Ireland.

Section 7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under section 548 of Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 7.2, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

Section 7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the Automatic Stay), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the

Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from

Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.7 Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by such Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.9 Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or agents acting or purporting to act on behalf of any of them.

Section 7.10 Financial Condition of Company. Any Loan may be made to Company or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

Section 7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company (other than the Case) or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company (including the Case) or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

(d) This Guaranty does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 of England and Wales, section 82 of the Companies Act 2014 of Ireland or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1 Events of Default. If any one or more of the following conditions or events shall occur (excluding, in each case, any Permitted Contractual Breach or Permitted Rubraca Breach), such condition or event shall constitute an Event of Default hereunder:

(a) Failure to Make Payments When Due. Failure by Company to pay (i) the principal of, or premium (if any), on any Term Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Term Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) within three (3) Business Days when due any interest on any Term Loan or any fee or any other amount due under any Loan Document (other than payments of principal and premium described in the foregoing clauses (i) or (ii)); or

(b) Default in Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of post-petition Indebtedness (other than Indebtedness referred to in Section 8.1(a)) or prepetition Material Indebtedness that is not stayed by the Automatic Stay in the Case, in each case, beyond the grace or cure period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (A) one or more items of post-petition Indebtedness or prepetition Material Indebtedness, in each case, referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of post-petition Indebtedness or such prepetition Material Indebtedness, in each case, referred to in clause (i) above, in each case beyond the grace or cure period, if any, provided therefor, or any Change of Control or other liquidity event, if the effect of such breach, default, Change of Control or other liquidity event, is to cause, or to permit the holder or holders of that post-petition Indebtedness or that prepetition Material Indebtedness that is not stayed by the Automatic Stay in the Case (or a trustee on behalf of such holder or holders), in each case, to cause, that post-petition Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause Borrower or any of Borrower’s Subsidiaries to make any offer to prepay, redeem, repurchase or defease such post-petition Indebtedness or such prepetition Material Indebtedness, in each case, prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in (i) Section 2.2, Section 5.1 (other than Section 5.1(e)(ii)), Section 5.2(a) (with respect to the existence of any Loan Party), Section 5.2(b), Section 5.6, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.12, Section 5.15, Section 5.16, Section 5.17, Section 5.18, Section 5.19, Section 5.20, Section 5.21, Section 5.22, Section 5.23, Section 5.24, Section 5.25 or Article VI or (ii) Section 5.3 and, solely in the case of this clause (ii), such failure shall continue unremedied for ten (10) Business Days following notice or knowledge of an Authorized Officer of Borrower of such failure; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of Borrower’s Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of such Loan Party becoming actually aware of such default, and (ii) receipt by Company of written notice from Administrative Agent of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any Subsidiary of Borrower in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, liquidation, examinership (in respect of Clovis Ireland) or similar law in any jurisdiction (including any schemes of arrangement or restructuring plans) now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or non-U.S. law; or (ii) an involuntary case shall be commenced against Borrower or any Subsidiary of Borrower under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, liquidation, examinership (in respect of Clovis Ireland) or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, liquidator, examiner (in respect of Clovis Ireland) custodian or other officer having similar powers over Borrower or any Subsidiary of Borrower or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, liquidator, examiner (in respect of Clovis Ireland) or other custodian of Borrower or any Subsidiary of Borrower for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any Subsidiary of Borrower, and any such event described in this clause (ii) shall continue for ten (10) consecutive days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Borrower or any Subsidiary of Borrower shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, liquidation or examinership (in respect of Clovis Ireland), insolvency or similar law now or hereafter in effect in any jurisdiction (including any schemes of arrangements or restructuring plans), or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, liquidator or examiner (in respect of Clovis Ireland) or other custodian for all or a substantial part of its property; or Borrower or any Subsidiary of Borrower shall make any assignment for the benefit of creditors; or (ii) any Borrower or any Subsidiary of Borrower shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Borrower or any Subsidiary of Borrower shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f), in each case, other than the Case; or

(h) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $2,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

(i) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving the aggregate at any time an amount in excess of $1,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any Subsidiary of Borrower or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) consecutive days (or in any event later than five (5) consecutive days prior to the date of any proposed sale thereunder); or

(j) English Loan Party Insolvency;

(i) An English Loan Party:

(A) is unable or admits inability to pay its debts as they fall due;

(B) is deemed to, or is declared to, be unable to pay its debts under any applicable law (in each case, other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets except where the same would result in or require the taking of any corporate action, legal proceedings, insolvency filings, cessation of trading and/or any other procedure or steps referred to in paragraph (j) below);

(C) suspends or threatens to suspend making payments on any of its debts; or

(D) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Lenders or Administrative Agent each in its capacity as such) with a view to rescheduling any of its indebtedness;

(ii) The value of the assets of an English Loan Party is less than its liabilities (taking into account contingent and prospective liabilities); or

(iii) A moratorium is declared in respect of any indebtedness of an English Loan Party. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium; or

(k) English Loan Party Insolvency Proceedings;

(i) Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(A) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of an English Loan Party;

(B) a composition, compromise, assignment or arrangement with any creditor (excluding any Lenders or Administrative Agent in its capacity as such) of an English Loan Party;

(C) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an English Loan Party or any of its assets; or

(D) enforcement of any Liens over any assets of an English Loan Party, or any analogous procedure or step is taken in any jurisdiction;

(ii) Paragraph (i) above shall not apply to:

(A) any proceedings which are frivolous or vexatious and which, if capable of remedy, are discharged, stayed or dismissed within sixty (60) days of commencement (or such other period as agreed between Company and Administrative Agent); or

(B) (in the case of an application to appoint an administrator or commence proceedings) any proceedings which Administrative Agent is satisfied will be withdrawn before it is heard or will be unsuccessful; or

(C) any step or procedure contemplated in relation to a merger that is permitted under this Agreement; or

(D) the Case; or

(l) English Loan Party Creditors’ Process. Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction (but, for the avoidance of doubt, excluding the Case) affects any asset or assets of an English Loan Party and is not discharged within five (5) days (or in any event later than three (3) days prior to the date of any proposed sale thereunder); or

(m) Dissolution. Any order, judgment or decree shall be entered against any Loan Party or any Subsidiary of Borrower decreeing the dissolution or split up of such Loan Party or such Subsidiary and such order shall remain undischarged or unstayed for a period in excess of five (5) days; or

(n) Change of Control. A Change of Control shall occur; or

(o) Guaranties, Collateral Documents and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Administrative Agent or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(p) Proceedings. The indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party or any of its Subsidiaries pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person; or

(q) Cessation of Business. (i) Any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business related to the ATHENA Trial, any Product and the Commercialization of any Product for more than fifteen (15) days; or (ii) any other cessation of a substantial part of the business of Company and its Subsidiaries, taken as a whole, related to the ATHENA Trial, any Product and the Commercialization of any Product for a period which materially and adversely affects Company and its Subsidiaries, taken as a whole (other than as a result of consummation of the Asset Sales set forth in the Milestones, so long as consummated in accordance with the terms, conditions and deadlines set forth on Annexes A-1 through A-2); or

(r) Material Product Agreements. (i) Breach or default by any Loan Party with respect to any Material Product Agreement beyond the grace period, if any, provided therein, if the effect of such breach or default is to cause, or to permit any other party to such Material Product Agreement, to cause, the termination of such Material Product Agreement or otherwise revoke, pursuant to the terms of such Material Product Agreement, material rights granted under such Material Product Agreement; or (ii) the termination of any Material Product Agreement by Company or any Person party thereto (or a Material Product Agreement otherwise terminates); provided that the foregoing clause (i) and (ii) shall not apply to such actions or occurrences with respect to (1) any Material Product Agreement that is not a Primary In-License Agreement, either (x) to the extent such action or occurrence would not reasonably be expected to result in a Material Impact or (y) as to any such breach or default which has the effect of causing, or permitting, a revocation of material rights under such Material Product Agreement rather than a termination thereof, to the extent such revocation would not reasonably be expected to result in at least $1,000,000 of economic loss or harm to Company or its Subsidiaries or (2) the rejection or assumption of any Material Product Agreements (other than a Primary In-License Agreement) of the Loan Parties pursuant to section 365 of the Bankruptcy Code; provided that such rejection or assumption is effectuated in accordance with Section 5.16(c).

(s) Pensions. The Pensions Regulator issues a Financial Support Direction or Contribution Notice to Company or any of its Subsidiaries unless the aggregate liability of Borrower and its Subsidiaries under all Financial Support Directions and Contribution Notices then outstanding could not reasonably be expected to have a Material Adverse Effect.

(t) Liens. Any Lien granted to Administrative Agent, for the benefit of the Secured Parties, with respect to any of the Collateral intended to be secured thereby (i) ceases to be, or is not at any time, valid, perfected and prior to all other Liens (other than Liens granted in favor of the Permitted Priority Secured Parties in the Permitted Junior Collateral) or (ii) is terminated, revoked, or declared void (unless released or terminated pursuant to the terms of this Agreement); or

(u) Chapter 11 Case of the Debtors. Any of the following shall have occurred in the Case:

(i) the failure of any Debtor to timely comply with any of the Milestones; or

(ii) the bringing of a motion or application by Borrower in the Case, or the entry of any order by the Bankruptcy Court in the Case: (A) to obtain additional post-petition financing under section 364(c) or (d) of the Bankruptcy Code that does not provide for the indefeasible repayment of all Obligations under this Agreement and Prepetition Obligations under the Prepetition Financing Agreement in full in Cash immediately upon the consummation of such financing without the prior written consent of the Required Lenders; (B) to grant any Lien, other than Liens expressly permitted under this Agreement or the DIP Orders upon or affecting any Collateral; or (C) except as provided in this Agreement or the DIP Orders, to use cash collateral of Administrative Agent and the Lenders under section 363(c) of the Bankruptcy Code without the prior written consent of Administrative Agent (at the direction of the Required Lenders) and the Required Lenders; or

(iii) the filing of any Chapter 11 Plan, or any amendment, modification or supplement to such Chapter 11 Plan, by any Debtor, other than an Acceptable Plan; or

(iv) the termination or expiration of Borrower’s exclusive right to file and solicit acceptances of a Chapter 11 Plan; or

(v) the entry of an order confirming a Chapter 11 Plan other than an Acceptable Plan; or

(vi) the entry of an order in the Case amending, supplementing, staying, vacating or otherwise modifying any Loan Document in a manner adverse to the interests of the Lenders without the prior written consent of the Lenders; or

(vii) the payment of, or application by Borrower for authority to pay, any prepetition claim without the prior written consent of the Lenders other than in respect of the Prepetition Obligations in accordance with the DIP Orders; or

(viii) the entry of an order by the Bankruptcy Court appointing, or the filing of a motion or application by Borrower for an order seeking the appointment of, in either case, without the prior consent of the Required Lenders, an interim or permanent trustee in the Case or the appointment of a receiver or an examiner under section 1104 of the Bankruptcy Code in the Case, with expanded powers (beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) to operate or manage the financial affairs, the business, or reorganization of Borrower or with the power to conduct an investigation of (or compel discovery); or

(ix) the sale without the prior written consent of the Required Lenders, of any of the Loan Parties’ (or their respective Subsidiaries’) assets either through a sale under section 363 of the Bankruptcy Code, through a Chapter 11 Plan confirmed by the Bankruptcy Court in the Case, or otherwise, except to the extent that such sale (i) indefeasibly results in the indefeasible payment in full in Cash of the Obligations and the Prepetition Obligations or (y) is a Sale Transaction consummated in accordance with the Milestones and otherwise in accordance with this Agreement; or

(x) the dismissal of the Case, or if Borrower files a motion or other pleading seeking the dismissal of the Case, in each case, without the prior written consent of the Lenders; or

(xi) the conversion of the Case from one under chapter 11 of the Bankruptcy Code to one under chapter 7 of the Bankruptcy Code, or if Borrower files a motion or other pleading seeking the conversion of the Case under section 1112 of the Bankruptcy Code or otherwise; or

(xii) Borrower files, without the prior written consent of the Lenders, a motion or application seeking, or the entry of an order by the Bankruptcy Court, as applicable, granting relief from or modifying the Automatic Stay (x) to allow any creditor to execute upon or enforce a Lien on any Collateral not in accordance with the terms hereof, or (y) with respect to any Lien of or the granting of any Lien on any Collateral to any state or local environmental or regulatory agency or authority having priority over the Liens in favor of Administrative Agent and the Prepetition Agent; or

(xiii) Borrower files a motion or application seeking, or the entry of an order in the Case challenging, subordinating, disgorging, avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement, the other Loan Documents or the Prepetition Loan Documents; or

(xiv) the failure of Borrower to perform any of its obligations under the DIP Orders or any violation of any of the terms of the DIP Orders, subject to any applicable grace or cure periods set forth therein; or

(xv) the challenge by Borrower to the validity, extent, perfection or priority of any liens granted under or obligations arising under the Loan Documents or the Prepetition Loan Documents; or

(xvi) the remittance, use or application of proceeds of the Loans, cash collateral or other Cash or funds of Borrower or any of its Subsidiaries other than in accordance with this Agreement and the DIP Orders; or

(xvii) Borrower files a motion or application seeking, or the entry of an order in the Case granting any other superpriority administrative claim or Lien equal or superior to that granted to Administrative Agent, on behalf of itself and the Lenders, without the prior written consent of the Required Lenders (other than the Lien of the Prepetition Agent on the Prepetition Collateral); or

(xviii) the filing of a motion or application by Borrower requesting, or the entry of any order granting, any super-priority claim which is senior or pari passu with Administrative Agent’s or the Lenders’ claims under the Loan Documents or with the claims of the Prepetition Secured Parties under the Prepetition Loan Documents, as applicable, not in accordance with the terms hereof; or

(xix) (a) Borrower files a motion or application seeking the entry of an order precluding Administrative Agent or the Prepetition Agent (or their respective designees) from having the right to or being permitted to “credit bid” any amount of the Obligations or Prepetition Obligations, respectively with respect to the assets of Borrower or (b) the Bankruptcy Court enters an order prohibiting, restricting, precluding, or otherwise impairing the unqualified right of Administrative Agent or the Prepetition Agent (or their respective designees) from having the right to or being permitted to “credit bit” any amount of the Obligations or Prepetition Obligations, respectively, with respect to the assets of any Loan Party, but excluding, in each case, any action by Borrower or the Bankruptcy Court seeking to enjoin Administrative Agent or the Prepetition Agent (or their respective designees) from “credit bidding” with respect to the FAP Assets, which are being sold pursuant to the FAP Approved Stalking Horse APA, for so long as the FAP Approved Stalking Horse APA has not been terminated and is in full force and effect; or

(xx) any attempt by Borrower to reduce (other than a reduction in accordance with the terms of this Agreement), avoid, set off or subordinate the Obligations or the Liens securing such Obligations to any other debt (other than, in the case of Liens securing the Permitted Junior Collateral, subordinate the Liens (but not the Obligations) in favor of Administrative Agent to the Liens securing the in favor of the Permitted Priority Secured Parties in accordance with the DIP Orders); or

(xxi) the modification, reversal, vacation or stay of the effectiveness of the DIP Orders or any provision thereof without the prior written consent of Administrative Agent and the Required Lenders; or

(xxii) the payment of or granting adequate protection (except for the Adequate Protection Claims) with respect to any Prepetition Obligations (other than with respect to payment permitted under the DIP Orders) without the prior written consent of the Lenders; or

(xxiii) the payment of any damages claim or an administrative expense claim other than as permitted by the DIP Orders; or

(xxiv) any Loan Party commences, or supports any Person, in any litigation challenging or seeking to challenge the Liens securing the Obligations against Administrative Agent or the Lenders, except as may be permitted under the DIP Orders; or

(xxv) if the confirmation order with respect to any Chapter 11 Plan is entered in form and substance which is not acceptable to the Lenders in respect of the treatment of the claims of Administrative Agent and the Lenders; or

(xxvi) unless consented to by the Required Lenders, Borrower shall make any payment or grant any form of adequate protection with respect to Indebtedness other than the Prepetition Obligations in existence prior to the Petition Date; or

(xxvii) an application for any of the orders described in this Section 8.1(u) including, clauses (iv), (v),(vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xvii), (xviii) and (xix) shall be made by a Person other than Administrative Agent or the Lenders and such application is not contested by Borrower in good faith and the relief requested is granted in an order that is not stayed pending appeal; or

(xxviii) the cessation of Liens or Superpriority Claims granted with respect to the DIP Orders or any other Loan Document to be valid, perfected and enforceable in all respects; or

(xxix) the Bankruptcy Court shall cease to have exclusive jurisdiction with respect to all matters relating to the exercise of rights and remedies under the Loan Documents, the DIP Orders, the Liens granted under the Collateral Documents and the Collateral;

(xxx) [reserved]; or

(xxxi) the occurrence of a FAP APA Termination Event.

(v) Budget Event. There shall occur any Budget Event.

(w) Program Termination. Any of the following occurs with respect to the ATHENA Trial:

(i) the IDMC requires or recommends termination of the ATHENA Trial;

(ii) Company takes any affirmative steps to terminate the ATHENA Trial; or

(iii) the ATHENA Trial terminates for any reason without the prior written consent of Administrative Agent.

Section 8.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent shall at the request of the Required Lenders, deliver a written notice to Borrower (a “Termination Declaration”), that, pursuant to the DIP Orders, the Automatic Stay shall be deemed vacated and modified to the extent necessary to permit Administrative Agent and the Lenders to:

(a) declare the Commitment of each Lender to be terminated all or any portion of the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, all fees (including the Exit Fees) and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; declare that the application of the Carve-Out has occurred; and/or immediately terminate, reduce or restrict the Loan Parties’ use of any cash collateral; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party; provided, that upon the occurrence of any event specified in Section 8.1(i) or Section 8.1(k) above, the aforesaid payment shall automatically become due and payable without further act of Administrative Agent of any Lender, except as otherwise provied by the DIP Orders; and/or

(b) exercise on behalf of themselves and the Lenders all rights and remedies available to them and the Lenders at law and equity, whether under this Agreement, the Loan Documents, the DIP Orders, the Bankruptcy Code, applicable non-bankruptcy law, or otherwise.

Following the delivery of a Termination Declaration and upon further order of the Bankruptcy Court, Administrative Agent may, at the direction of the Required Lenders (i) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the DIP Orders, the Loan Documents or applicable law; (ii) freeze monies or balances in the Loan Parties’ Deposit Accounts and Securities Accounts and sweep all funds contained in the Controlled Accounts for application in accordance with Section 2.12(f); (iii) immediately set-off any and all amounts in accounts maintained by the Loan Parties with Administrative Agent or the Lenders against the Obligations, or otherwise enforce any and all rights against the Collateral in the possession of Administrative Agent or any of the Lenders, including, without limitation, disposition of the Collateral solely for application towards the Obligations; (iv) obtain an order from the Bankruptcy Court approving bid procedures for a sale of substantially all of the Loan Parties’ assets pursuant to section 363 of the Bankruptcy Code; (v) in connection with an Event of Default that is continuing in respect of a breach of Section 6.21, at the written direction of the Required Lenders, immediately commence the sale of all or substantially all of the Collateral pursuant to section 363 of the Bankruptcy Code and the Loan Parties and their advisors will cooperate therewith, including by delivering an updated Proposed Budget that contemplates the liquidation of all of the Loan Parties’ assets in form and substance acceptable to the Required Lenders; and (vi) take any other actions or exercise any other rights or remedies permitted under the DIP Orders, the Loan Documents or applicable law or equity.

The Loan Parties may seek an emergency hearing during the five (5) days following the date a Termination Declaration is delivered (such five (5) day period, the “Remedies Notice Period”) for the sole purpose of determining whether an Event of Default has in fact occurred or is continuing, and Borrower hereby waives its right to and shall not be entitled to seek relief, including, without limitation, under section 105 of the Bankruptcy Code, to the extent that such relief would in any way impair or restrict the rights and remedies of the Secured Parties or, if applicable, the Prepetition Secured Parties, as set forth in the DIP Orders.

Any premium (and any component thereof) shall so be payable in the event that the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by other means) following an Event of Default.

Section 8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE IX

ADMINISTRATIVE AGENT

Section 9.1 Appointment of Administrative Agent.

(a) TOP IV Talents is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes TOP IV Talents, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by Administrative Agent of the rights and remedies specifically authorized to be exercised by Administrative Agent by the terms of this Agreement or any other Loan Parties.

(b) Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.

Section 9.2 Powers and Duties. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 9.3 General Immunity.

(a) No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans or the component amounts thereof.

(b) Exculpatory Provisions. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or the Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.4 Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Term Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Borrowings hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) [Reserved].

(c) Each Lender (i) represents and warrants that as of the Effective Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party and (ii) covenants and agrees that from and after the Effective Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Loan Party other than the Obligations or Capital Stock described in clause (i) above without the prior written consent of Administrative Agent.

Section 9.6 Right to Indemnity. EACH LENDER, RATABLY ACCORDING TO THEIR RESPECTIVE TOTAL CREDIT EXPOSURE IN EFFECT ON THE DATE ON WHICH INDEMNIFICATION IS SOUGHT UNDER THIS SECTION 9.6 OR, IF INDEMNIFICATION IS SOUGHT AFTER THE DATE UPON WHICH THE COMMITMENTS SHALL HAVE TERMINATED AND THE LOANS SHALL HAVE BEEN PAID IN FULL, RATABLY IN ACCORDANCE WITH SUCH TOTAL CREDIT EXPOSURE IMMEDIATELY PRIOR TO SUCH DATE), SEVERALLY AGREES TO INDEMNIFY ADMINISTRATIVE AGENT, ITS AFFILIATES AND ITS RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, MEMBERS, INVESTORS, ADVISORS, PARTNERS, EMPLOYEES AND AGENTS OF ADMINISTRATIVE AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY LOAN PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S RATABLE SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.

Section 9.7 Successor Administrative Agent.

(a) Administrative Agent may resign at any time by giving thirty (30) days’ (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to Lenders and Company. Upon any such notice of resignation, Required Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Administrative Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders appoint a successor Administrative Agent from among the Lenders. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities or Capital Stock and other items of Collateral held under the Collateral Documents, if any, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, if any, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b) Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent, as applicable, hereunder to an Affiliate of TOP IV Talents without the prior written consent of, or prior written notice to, Company or the Lenders; provided that Company and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Loan Documents.

(c) Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3, Section 9.6 and of this Section 9.7 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.8 Collateral Documents and Guaranty.

(a) Administrative Agent under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents, if any. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have consented, or (ii) release any Guarantor from the Guaranty to the extent the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented. For the avoidance of doubt, the assignment and sale of the 3BP Agreement in accordance with this Agreement and the other Loan Documents pursuant to the FAP Approved Stalking Horse APA or FAP Approved Alternative APA, and any and all other assets transferred pursuant to the FAP Approved Stalking Horse APA or FAP Approved Alternative APA in accordance with this Agreement and the other Loan Documents shall be free and clear of all Liens, including all claims and encumbrances, created under this Agreement and the other Loan Documents (including the DIP Orders), which Liens shall be automatically released in connection with the consummation and closing of the FAP Sale Transaction that is in accordance with the FAP Milestones and otherwise in accordance with this Agreement.

(b) Right to Realize on Collateral and Enforce Guaranty; Credit Bid. The Secured Parties hereby irrevocably authorize Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of Collateral in lieu of debt conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in this Agreement), (iv) Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid. Notwithstanding the foregoing or anything to the contrary in this Agreement or the other Loan Documents, neither the Secured Parties nor the Prepetition Secured Parties (or their respective agents designees) shall have the right to credit bid with respect to the FAP Assets, which are being sold pursuant to the FAP Approved Stalking Horse APA, for so long as the FAP Approved Stalking Horse APA has not been terminated and is in full force and effect. For the avoidance of doubt, subject to the limitations in the immediately preceding sentence, in connection with any sale process authorized by the Bankruptcy Court, the Secured Parties may credit bid for any of the Collateral up to the full amount of the outstanding Obligations (other than any contingent obligations for which no claim has been asserted), as applicable, including any accrued and unpaid interest, expenses, fees, and other DIP Obligations pursuant to section 363(k) of the Bankruptcy Code. Without limitation of any prior notice requirements set forth in Section 5.23(d), Borrower shall cause the Rubraca Bidding Procedures and the FAP Bidding Procedures, as applicable, to include an express permission allowing the credit bidding set forth in the foregoing sentence at any auction that is held in connection with the Rubraca Assets or FAP Assets, and the Secured Parties shall be deemed Qualified Bidders (as defined in the Bidding Procedures).

Section 9.9 Agency for Perfection. Administrative Agent and each Lender hereby appoints each other Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefore shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions. In addition, Administrative Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 9.10 Reports and Other Information; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Administrative Agent furnish such Lender or Administrative Agent, promptly after it becomes available, a copy of each field audit or examination report with respect to Borrower or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Administrative Agent, and Administrative Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and its Subsidiaries and will rely significantly upon Borrower’ and its Subsidiaries’ books and records, as well as on representations of such Person’s personnel,

(d) expressly agrees and acknowledges that the Reports and all other information provided by or on behalf of Company and its Subsidiaries pursuant to this Agreement, including with respect to the ATHENA Trial and any Product, may contain material non-public information,

(e) agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 10.17, and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Company, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Company, and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender or Administrative Agent.

In addition to the foregoing: (x) any Lender may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Administrative Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Administrative Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Lender’s notice to Administrative Agent, whereupon Administrative Agent promptly shall request of Company the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Company or such Subsidiary,

Administrative Agent promptly shall provide a copy of same to such Lender, and (z) any time that Administrative Agent renders to Company a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender.

Section 9.11 Acceptable Intercreditor Agreement. Each Lender hereby grants to Administrative Agent all requisite authority to enter into or otherwise become bound by any intercreditor and/or similar agreements with respect to Prepetition Collateral of any Loan Party securing the Prepetition Obligations to reflect the second priority nature of the Liens securing the Obligations (as compared to the first priority nature of the Liens securing the Prepetition Obligations) as described herein (such intercreditor(s) and/or similar agreements, an “Acceptable Intercreditor Agreement”), and no further consent or approval on the part of any Lender is or will be required in connection with the performance by Administrative Agent of any such Acceptable Intercreditor Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices.

(a) Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Loan Party, Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served or sent by United States certified mail, return receipt, or courier service and shall be deemed to have been given when delivered in person or by certified mail or courier service and signed for against receipt thereof; provided, no notice to Administrative Agent shall be effective until received by Administrative Agent.

(b) Electronic Communications.

(i) Administrative Agent and Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it and agreed to in writing within a reasonable time prior to such delivery of such notice and other communications; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent shall notify Company if certain notices or other communication should not be delivered by electronic communication and they require an alternative method of communication.

(ii) Subject to the foregoing clause (i), (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications to Lenders posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Section 10.2 Expenses. Company agrees to pay promptly: (a) all actual, documented and reasonable out-of-pocket accrued and unpaid fees, costs, disbursements, and expenses of Administrative Agent and the Lenders, including the reasonable and documented fees and expenses of any Agent’s Advisors incurred in connection with the (x) negotiation, preparation, execution and administration of, or otherwise in connection with, the Loan Documents and, any consents, amendments, waivers or other modifications thereto and (y) the Case; (b) all actual, documented and reasonable costs and expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees and title insurance premiums; (c) all actual, documented and reasonable costs and expenses in connection with the custody or preservation of any of the Collateral; and (d) all actual costs and expenses, including reasonable and documented attorneys’ fees and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or otherwise in enforcing their rights hereunder or under any other Loan Document.

Section 10.3 Indemnity.

(a) IN ADDITION TO THE PAYMENT OF EXPENSES PURSUANT TO SECTION 10.2, WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSUMMATED, EACH LOAN PARTY AGREES TO DEFEND (SUBJECT TO INDEMNITEES’ SELECTION OF COUNSEL), INDEMNIFY, PAY AND HOLD HARMLESS, ADMINISTRATIVE AGENT AND LENDER, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, MEMBERS, INVESTORS, ADVISORS, PARTNERS, EMPLOYEES AND AGENTS OF ADMINISTRATIVE AGENT AND EACH LENDER (EACH, AN “INDEMNITEE”), FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; PROVIDED, NO LOAN PARTY SHALL HAVE ANY OBLIGATION TO ANY INDEMNITEE HEREUNDER WITH RESPECT TO (I) ANY INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL ORDER SUBJECT TO NO FURTHER APPEAL, OF THAT INDEMNITEE OR ANY OF ITS AFFILIATES OR (II) ANY SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE EFFECTIVE DATE). TO THE EXTENT THAT THE UNDERTAKINGS TO DEFEND, INDEMNIFY, PAY AND HOLD HARMLESS SET FORTH IN THIS SECTION 10.3 MAY BE UNENFORCEABLE IN WHOLE OR IN PART BECAUSE THEY ARE VIOLATIVE OF ANY LAW OR PUBLIC POLICY, THE APPLICABLE LOAN PARTY SHALL CONTRIBUTE THE MAXIMUM PORTION THAT IT IS PERMITTED TO PAY AND SATISFY UNDER APPLICABLE LAW TO THE PAYMENT AND SATISFACTION OF ALL INDEMNIFIED LIABILITIES INCURRED BY INDEMNITEES OR ANY OF THEM.

(b) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against Lenders, Administrative Agent and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.4 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender, and their respective Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party (in whatever currency) against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, the participations under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

Section 10.5 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to Section 10.5(b) and 10.5(b)(i), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of Borrower, Administrative Agent and the Required Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.6) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(b)(i);

(vii) amend the definition of “Required Lenders”, “Exit Fee Pro Rata Share” or any reference to pro rata basis, ratable share or any similar construct;

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents;

(ix) subordinate any of the Obligations or any Lien created by this Agreement or any other Loan Document; or

(x) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall amend, modify, terminate or waive any provision of Article IX as the same applies to Administrative agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, in each case without the consent of Administrative Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

(e) Prepetition Obligations Assignments, Technical Amendments, etc. Notwithstanding anything herein to the contrary, Administrative Agent may (without the consent of Borrower or any Lender), by written notice to Borrower and the Lenders, amend, modify and/or supplement this Agreement or any other Loan Document in connection with a Prepetition Obligations Assignment to reflect any mechanical or technical changes which are necessary or convenient to (i) cause such assignee to become an Initial Lender and a Lender hereunder and (ii) reflect the applicable amount of Additional Prepetition Rolled Indebtedness owing to such assignee in accordance with the agreement between such Initial Lender assignor and such assignee. In addition, notwithstanding anything herein to the contrary, Administrative Agent may, by written notice to Borrower and the Lenders, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, ommision, mistake, defect or inconsistent, or to reflect any assignment (made in accordance with this Agreement) by any Lender of any Obligations.

Section 10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lenders. No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to Company and Administrative Agent in accordance with Section 10.1 of this Agreement; and

(ii) to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent; provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Administrative Agent).

(d) Mechanics. The assigning Lender and the permitted assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms or certificates with respect to United States federal income Tax withholding matters pursuant to Section 2.15(d) as if such assignee were a Lender.

(e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms or certificates required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give written notice thereof to Company promptly (and in any event, within thirty (30) days upon Administrative Agent’s receipt and acceptance thereof; provided, such assignment shall be effective upon receipt and acceptance by Administrative Agent notwithstanding whether Administrative Agent delivers notice thereof to Company) and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Effective Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws; (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party; and (v) the representations and warranties set forth in Section 9.5 of this Agreement are true and correct with respect to such Lender as of the Effective Date and the Effective Date (as defined in the applicable Assignment Agreement).

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the later (i) of the “Effective Date” specified in the applicable Assignment Agreement or (ii) the date such assignment is recorded in the Register: (A) the permitted assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been properly assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (C) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (D) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested in writing by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations.

(i) Each Lender shall have the right at any time, without the consent of, or notice to Borrower, to sell one or more participations to any Person (other than a Person that is not an Eligible Assignee) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Term Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.14, 2.15 and Section 2.19(c) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(c); provided that a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless, at the time such participant is claiming such benefits, such participant agrees, for the benefit of Company, to comply with the requirements of, and be subject to the burdens of, Section 2.15 and Section 2.16 as though it were a Lender (including, but not limited to, compliance with the requirements described in Section 2.15(d) and Section 2.15(e)), and provided further that no participant is entitled to receive any greater payment under Section 2.15 than the applicable Lender that had sold the participation to such participant would have been entitled to receive except to the extent such entitlement to receive a greater payment results from a change in any law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority having appropriate jurisdiction, in each case that becomes effective after the participant acquired the applicable. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agree to be subject to Section 2.13 as though it were a Lender.

(ii) In the event that any Lender sells participations in its Commitments, Loans or in any other Obligation hereunder in accordance with and subject to the terms and conditions of the foregoing clause (i), such Lender shall, acting solely for this purpose as a non-fiduciary agent of Company, maintain a register on which it enters the name of all participants in the Commitments, Loans or Obligations held by it and the principal amount (and stated interest thereon) of the portion of such Commitments, Loans or Obligations which are the subject of the participation (the “Participant Register”). A Commitment, Loan or Obligation hereunder may be participate in whole or in part only by registration of such participation on the Participant Register (and each Note shall expressly so provide). The Participant Register shall be available for inspection by Company at any reasonable time and from time to time upon reasonable prior notice.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender or Administrative Agent may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender or Administrative Agent or any of its Affiliates to any Person providing any loan or other extension of credit or financial arrangement to or for the account of such Lender or Administrative Agent or any of its Affiliates and any agent, trustee or representative of such Person (without the consent of, or notice to, or any other action by, any other party hereto), including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender or Administrative Agent, as between Company and such Lender or Administrative Agent, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, in no event shall such Person, agent, trustee or representative of such Person or the applicable Federal Reserve Bank be considered to be a “Lender” or “Administrative Agent” or be entitled to require the assigning Lender or Administrative Agent to take or omit to take any action hereunder.

Section 10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Borrowing. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.14, 2.15, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Section 2.13, 9.3(b) and 9.6 shall survive the payment of the Term Loans and the termination hereof.

Section 10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10 Marshalling; Payments Set Aside. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11 Severability. In case any provision in or obligation hereunder or any Note or other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.8, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Loan Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14 APPLICABLE LAW. EXCEPT TO THE EXTENT GOVERNED BY THE BANKRUPTCY CODE, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 10.15 CONSENT TO JURISDICTION.

(a) SUBJECT TO CLAUSE (C) OF THIS SECTION 10.15, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK PROVIDED, THAT ANY PROCEEDING AGAINST ANY DEBTOR SHALL BE BROUGHT FIRST TO THE BANKRUPTCY COURT. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NON-EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (IV) AGREES THAT ADMINSTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IF REQUIRED BY LAW.

(b) EACH PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY SUCH PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

(c) FOR THE AVOIDANCE OF DOUBT, ADMINISTRATIVE AGENT, ANY LENDER AND ANY OTHER SECURED PARTY MAY BRING ANY CLAIM AGAINST THE GUARANTORS ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY APPLICABLE IRISH OR ENGLISH COURTS AND SHALL NOT BE LIMITED IN DOING SO BY THE FOREGOING CLAUSE (A).

Section 10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE

SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17 Confidentiality. Administrative Agent and Lender shall hold all non-public information (whether delivered prior to or after the Effective Date) regarding Company and its Subsidiaries and their businesses identified as such by Company (or in the case of information which has not been identified by Company as confidential, is similar to other information which has been idenfied as confidential and which is readily identifiable as confidential) and obtained by such Lender from Company or its Subsidiaries pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, Administrative Agent or Lender may make (i) disclosures of such information to Affiliates of Administrative Agent or Lender and to their agents, advisors, directors and shareholders (and to other persons authorized by a Lender or Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by any such Lender of any Loans or any participations therein, (iii) disclosure to any rating agency when required by it, (iv) disclosure to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) disclosures of such information to any actual or potential investors and partners of Administrative Agent, any Lender or their Affiliates, provided that prior to any disclosure, such investor or partner is informed of the confidential nature of the information, (vi) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder and (vii) disclosure required or requested in connection with any public filings, whether pursuant to any securities laws or regulations or rules promulgated therefor (including the Investment Company Act of 1940 or otherwise) or representative thereof or by the National Association of Insurance Commissioners (and any successor thereto) or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, Administrative Agent and Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information and shall cooperate with any efforts of Company to seek confidential treatment of such information. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” and “tax structure” mean any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates or the parties to a transaction. Notwithstanding the foregoing, on or after the Interim DIP Order Entry Date, Administrative Agent and any Lender may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Loan Parties) (collectively, “Trade Announcements”). No Loan Party shall permit any of its Affiliates to, issue any Trade Announcement, press release or other public disclosure using the name, logo or otherwise referring to Administrative Agent, any Lender or any of its Affiliates without the consent of Administrative Agent or such Lender, except to the extent required to do so under applicable Requirements of Law and then, if practicable, only after consulting with Administrative Agent or such Lender. The obligations of confidentiality set forth in this Section 10.17 shall survive until the date that is 2 years following the termination of this Agreement; provided, that notwithstanding the foregoing, such obligations of confidentiality shall survive until the date that is 10 years following the Interim DIP Order Entry Date in respect of (a) intellectual property and formulation technology information with respect to the Products and (b) information with respect to new drug applications for any product. Any information that remains subject to the confidentiality obligations of this Section 10.17 that is held by Administrative Agent or any Lender as of the date of the expiration of the applicable periods set forth in the preceding sentence shall thereafter be promptly destroyed by Administrative Agent or such Lender; provided, that any such information that is required to be held by Administrative Agent or such Lender following the expiration of the applicable period set forth in the preceding sentence shall continue to be subject to the confidentiality obligations set forth in this Section 10.17.

Section 10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 10.20 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written notification of such execution and authorization of delivery thereof.

Section 10.21 PATRIOT Act Notice. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act.

Section 10.22 Incorporation of DIP Orders by Reference. Each of the Loan Parties, Administrative Agent and the Lenders agrees that any reference contained herein to (a) the Interim DIP Order shall include all terms, conditions, and provisions of such Interim DIP Order and that the Interim DIP Order is incorporated herein for all purposes, and (b) the Final DIP Order shall include all terms, conditions, and provisions of the Final DIP Order and that the Final DIP Order is incorporated herein for all purposes. To the extent there is any inconsistency between the terms of this Agreement and the terms of the DIP Orders, the terms of the DIP Orders shall govern; provided, that, in the case of any inconsistency between the terms of this Agreement and the terms of the Interim DIP Order in respect of the occurrence of a Budget Event or the reporting set forth in Section 5.1(d), the terms of this Agreement shall govern.

Section 10.23 Commitment Letter. The parties hereto acknowledge and agree that (i) the obligations and commitments of the Lenders and Administrative Agent under the Commitment Letter terminated on the Initial Draw Credit Date in accordance with Section 15 of the Commitment Letter, (ii) the Commitment Letter constitutes a Loan Document that came into effect on December 16, 2022 and Borrower was (and remains) obligated to comply (subject, in the case of the Commitment Letter, with the following clause (iii)) with the terms of the Interim DIP Order and the Commitment Letter beginning on December 16, 2022 notwithstanding the terminations set forth in Section 15 of the Commitment Letter and (iii) in the event of any conflict between this Agreement and the Commitment Letter (or any duplicative term set forth in both), this Agreement shall control and govern.

Section 10.24 Professional Fees. The parties hereto acknowledge and agree that nothing in this Agreement or any other Loan Document or in any Approved Budget or any Approved Cash Flow Forecast shall cause a waiver of, or otherwise prejudice, the right(s) of Administrative Agent and the Lenders to object to the employment of any Professional Person or the payment or incurrence of Professional Fees to the extent set forth in the Bankruptcy Code.

Section 10.25 FAP Approved Stalking Horse APA Acknowledgements. The Administrative Agent and each Lender party hereto hereby acknowledges and agrees that:

(a) the Collateral does not include any rights or interests in the FAP Deposit of any Person that is not a Loan Party;

(b) notwithstanding anything to the contrary contained herein or in any other Loan Documents, this Agreement and the other Loan Documents shall not prohibit (x) the payment by the FAP Approved Stalking Horse Purchaser of Additional Cure Costs (as defined in the FAP Approved Stalking Horse APA) in accordance with Section 2.03(f) of the FAP Approved Stalking Horse APA or (y) the payment by the Borrower on behalf of the FAP Approved Stalking Horse Purchaser of any Additional Cure Costs (as defined in the FAP Approved Stalking Horse APA) that the FAP Approved Stalking Horse Purchaser elects to fund through an adjustment to the Upfront Payment (as defined in the FAP Approved Stalking Horse APA) in accordance with Section 2.03(f) of the FAP Approved Stalking Horse APA (which increased Upfront Payment, for the avoidance of doubt, shall not constitute Net Proceeds from the Asset Sale contemplated by the FAP Approved Stalking Horse APA);

(c) nothing in this Agreement or any other Loan Document shall limit, modify, alter, enjoin or otherwise preclude the FAP Approved Stalking Horse Purchaser’s rights, demands, defenses and claims against the Borrower and its Subsidiaries under and in accordance with the FAP Approved Stalking Horse APA, including, rights to setoff against any FAP Milestone Payment as set forth and in accordance with Section 2.07(c) of the FAP Approved Stalking Horse APA, subject, in each case, to the rights of the Borrower to contest, object to, or otherwise dispute such setoff or other action under the FAP Approved Stalking Horse APA;

(d) notwithstanding anything to the contrary contained herein, this Agreement shall not prohibit the timely payment by the Borrower of the FAP Break-Up Fee or the FAP Expense Reimbursement in accordance with the FAP Approved Stalking Horse APA from proceeds of the sale of the FAP Product to a Person other than the FAP Approved Stalking Horse Purchaser (or Affiliate thereof) pursuant to a FAP Sale Transaction; and

(e) notwithstanding anything to the contrary contained in this Agreement or any other Loan Documents, neither the Administrative Agent nor the Lenders shall foreclose on, or otherwise exercise any Default related rights or remedies with respect to, the Segregated Cure Costs on deposit in an escrow account in accordance with Section 5.8(b)(iii) until a final resolution or determination of the relevant disputed cure costs is made and such resolved or determined amount is paid (or there otherwise no longer are any outstanding cure costs in respect of the FAP Sale Transaction); provided, that if the Loan Parties do not timely make such payment in accordance with Section 5.8(b)(iii) after such resolution or determination, the Administrative Agent and the Lenders shall be permitted to foreclose on (and exercise other Default related rights and remedies with respect to) the Segregated Cure Costs so long as the Administrative Agent or Lenders, as applicable, promptly make such payment out of the proceeds thereof.

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ANNEX A-1

RUBRACA MILESTONES

1. On or before the day that is forty (40) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order, in form and substance acceptable to Borrower, Administrative Agent, and the Required Lenders, approving procedures governing the sale and marketing process for a sale of all or substantially all of the Rubraca Assets, which procedures shall be in form and substance acceptable to the Required Lenders (the “Rubraca Bidding Procedures”).

2. On or before the day that is fifty (50) calendar days after the Petition Date, the Debtors shall deliver to Administrative Agent all initial proposals received from potential buyers of all or substantially all of the Rubraca Assets, which initial proposals shall include at least one proposal that is reasonably satisfactory to the Lenders (each such satisfactory proposal, a “Rubraca Approved LOI”).

3. On or before the day that is sixty (60) calendar days after the Petition Date, the Debtors shall deliver to Administrative Agent at least one draft asset purchase agreement in respect of a Rubraca Approved LOI that is in form and substance reasonably satisfactory to the Lenders.

4. On or before the day that is one hundred (100) calendar days after the Petition Date, the Debtors shall deliver to Administrative Agent (i) a final agreed form asset purchase agreement (and other related definitive documentation) in respect of a Rubraca Approved LOI that is in form and substance acceptable to Borrower, Administrative Agent, and the Required Lenders (any such asset purchase agreement, a “Rubraca Approved Stalking Horse APA”) and (ii) written confirmation from the applicable buyer under the Rubraca Approved Stalking Horse APA (the “Rubraca Stalking Horse Bidder”) that it has completed and is satisfied with its diligence in respect of the Rubraca Assets. For the avoidance of doubt, by one hundred and five (105) days after the Petition Date, the Debtors shall cause (and file a motion in form and substance acceptable to Borrower, Administrative Agent, and the Required Lenders) any Rubraca Approved Stalking Horse APA to replace any previously filed stalking horse bid with respect to the Rubraca Assets and publically file (and share with other potential buyers) the same with the Bankruptcy Court as a stalking horse asset purchase agreement.

5. To the extent that the Debtors receive qualified bids other than the Rubraca Approved Stalking Horse APA with respect to the Rubraca Assets in accordance with the Rubraca Bidding Procedures (that is in form and substance acceptable to Administrative Agent and the Required Lenders) by the day that is one hundred (100) calendar days after the Petition Date, the Debtors shall have conducted an auction with respect to the Rubraca Assets (the “Rubraca Auction”) in accordance with the Rubraca Bidding

Procedures by no later than the day that is one hundred and ten (110) calendar days after the Petition Date for the Rubraca Assets. For the avoidance of doubt, the Debtors shall be required to promptly distribute to Administrative Agent fully executed copies of all qualified bids received in connection with, or anticipation of, the Rubraca Auction.

6. On or before the day that is one hundred and twenty (120) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order (the “Rubraca Sale Order”), in form and substance acceptable to Borrower, Administrative Agent, and the Required Lenders, approving the sale (the “Rubraca Sale Transaction”) of all or substantially all of the Rubraca Assets pursuant to the Rubraca Approved Stalking Horse APA or to the party determined to have made the highest or otherwise best bid in the Rubraca Auction (which shall also include a “successful back-up bidder”) (or if no auction is held, the Rubraca Stalking Horse Bidder) (such bidder, the “Rubraca Successful Bidder”), which shall be in form and substance reasonably satisfactory to the Lenders.

ANNEX A-1

7. On or before the day that is one hundred and twenty-five (125) calendar days after the Petition Date, the Debtors shall have consummated the Rubraca Sale Transaction to the Rubraca Successful Bidder in accordance with the Rubraca Sale Order; provided, that, Administrative Agent may (but is not required to), in its sole discretion by written notice to the Debtors and the Lenders, extend the deadline by which the Rubraca Sale Transaction to the Rubraca Successful Bidder in accordance with the Rubraca Sale Order shall be required to have occurred from the day that is one hundred and twenty-five (125) calendar days after the Petition Date to the day that is one hundred and fifty-five (155) calendar days after the Petition Date if Administrative Agent believes in good faith that such additional time is necessary to obtain any regulatory approval that is required to consummate such Rubraca Sale Transaction.

For the avoidance of doubt, each of the foregoing numbered paragraphs on this Annex A-1 is a “Rubraca Milestone”, and collectively are the “Rubraca Milestones”.

ANNEX A-1

ANNEX A-2

FAP MILESTONES

1. On or before the day that is forty (40) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order, in form and substance acceptable to Borrower, Administrative Agent, and the Required Lenders, approving (i) procedures governing the sale and marketing process for all or substantially all of the FAP Assets, which procedures shall be in form and substance acceptable to the

Required Lenders (the “FAP Bidding Procedures”) and (ii) the FAP Approved Stalking Horse APA as the stalking horse bid for the FAP Assets.

2. On or before the day that is ninety (90) calendar days after the Petition Date, to the extent that the Debtors receive qualified bids other than the FAP Approved Stalking Horse APA with respect to the FAP Assets in accordance with the FAP Bidding Procedures, the Debtors shall have conducted an auction with respect to the FAP Assets (the “FAP Auction”) in accordance with the FAP Bidding Procedures.

3. On or before the day that is one hundred and five (105) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order, in form and substance acceptable to Borrower, Administrative Agent, and the Required Lenders, approving the sale (the “FAP Sale Transaction”) of all or substantially all of the FAP Assets pursuant to the FAP Approved Stalking Horse APA or an alternative asset purchase agreement with respect to all or substantially all of the FAP Assets that is in form and substance acceptable to Administrative Agent and the Required Lenders (the “FAP Approved Alternative APA”).

4. On or before the day that is one hundred and seventy (170) calendar days after the Petition Date, the Debtors shall have consummated the FAP Sale Transaction.

For the avoidance of doubt, each of the foregoing numbered paragraphs on this Annex A-2 is a “FAP Milestone”, and collectively are the “FAP Milestones”.

ANNEX A-2

ANNEX A-3

CHAPTER 11 CASE MILESTONES

1. On or before the day that is forty (40) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order (which, for the avoidance of doubt, must be in form and substance acceptable to Borrower, Administrative Agent and the Required Lenders).

2. On or before the day that is ninety (90) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order, in form and substance acceptable to Borrower, Administrative Agent, and the Required Lenders, approving a disclosure statement and procedures with respect to solicitation of an Acceptable Plan, which disclosure statement, solicitation procedures, and Acceptable Plan shall be in form and substance acceptable to Borrower, Administrative Agent and the Required Lenders.

3. On or before the day that is one hundred and twenty (120) calendar days after the Petition Date, the Bankruptcy Court shall have entered an order, in form and substance acceptable to Borrower, Administrative Agent, and the Required Lenders, confirming the Acceptable Plan.

4. On or before the day that is one hundred and seventy (170) calendar days after the Petition Date, the effective date of the Acceptable Plan shall have occurred.

For the avoidance of doubt, each of the foregoing numbered paragraphs on this Annex A-3 is a “Chapter 11 Case Milestone”, and collectively are the “Chapter 11 Case Milestones”.

ANNEX A-3